UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ASSISTED LIVING CONCEPTS, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Assisted Living Concepts, Inc. Class A common stock, par value $0.01 per share (“Class A common stock”).

Assisted Living Concepts, Inc. Class B common stock, par value $0.01 per share (“Class B common stock”).

(2)	Aggregate number of securities to which transaction applies:

(a)(i) 20,073,025 shares of Class A common stock and (ii) 517,366 shares of Class A common stock underlying tandem stock options/stock appreciation rights of the Company.

(b) 2,897,516 shares of Class B common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value of the transaction was determined based upon the sum of: (A) (i) 20,073,025 shares of Class A common stock multiplied by $12.00 per share (the “Class A per share merger consideration”), (ii) 130,666 shares of Class A common stock underlying the Company tandem stock options/stock appreciation rights with an exercise price of $12.00 or less multiplied by the excess of the Class A per share merger consideration over the weighted average exercise price of the tandem stock option/stock appreciation rights of $7.93, and (iii) 2,897,516 shares of Class B common stock multiplied by $12.90 per share.

The filing fee equals the product of 0.0001364 multiplied by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction:

$278,786,067.02

(5)	Total fee paid:

$38,026.42

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

ASSISTED LIVING CONCEPTS, INC.

W140 N8981 Lilly Road

Menomonee Falls, Wisconsin 53051

(262) 257-8888

[            ], 2013

To the Stockholders of Assisted Living Concepts, Inc.:

You are cordially invited to attend a special meeting of stockholders of Assisted Living Concepts, Inc., a Nevada corporation (the “Company,” “we,” “us” or “our”), to be held at 10:00 a.m., local time, on [            ], 2013, at [            ].

On February 25, 2013, we entered into an Agreement and Plan of Merger (the “merger agreement”) with Aid Holdings, LLC, a Delaware limited liability company (“Parent”), and Aid Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are affiliates of TPG Capital, L.P. At the special meeting, we will ask you to approve the merger agreement.

If the merger is completed, each share of Class A common stock of the Company (“Class A common stock”) issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of the Company or Parent) will be converted automatically into the right to receive $12.00 in cash, without interest (the “Class A per share merger consideration”). Each share of Class B common stock of the Company (“Class B common stock”) issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of the Company or Parent or stockholders who have properly exercised and perfected dissenters’ rights under Nevada law) will be converted automatically into the right to receive $12.90 in cash, without interest (as required under the Company’s Amended and Restated Articles of Incorporation based on the Class A per share merger consideration).

A Special Committee of the board of directors of the Company, consisting entirely of independent directors, carefully reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders and adopted and approved the merger agreement, the merger and the other transactions contemplated thereby. The Special Committee also unanimously recommended that the board of directors approve the merger and that, at a special meeting of the stockholders of the Company, (a) the holders of Company common stock, voting as a single class, vote in favor of approval of the merger agreement and (b) the holders of Class A common stock (other than (i) holders of shares of Class B common stock, (ii) holders of shares of Class A common stock to which shares of Class A common stock were transferred by any holder of shares of Class B common stock after the date of the merger agreement, (iii) Parent or Merger Sub, (iv) any officers or directors of the Company or (v) any affiliates or associates of any of the foregoing (the “excluded Class A holders”)), voting as a single, separate class, vote in favor of approval of the merger agreement. The board of directors, after careful consideration and acting after having received the unanimous recommendation of the Special Committee, unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders and adopted and approved the merger agreement, the merger and the other transactions contemplated thereby. The board of directors also unanimously directed that the merger agreement be submitted to the stockholders of the Company for approval and recommended that, at a special meeting of the stockholders of the Company, (a) the holders of Company common stock, voting as a single class, vote in favor of approval of the merger agreement and (b) the holders of Class A common stock (other than the excluded Class A holders), voting as a single, separate class, vote in favor of approval of the merger agreement.

At the special meeting, the stockholders of the Company will be asked to vote on a proposal to approve the merger agreement and a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, as specified and disclosed in the accompanying proxy statement, which we refer to as the “non-binding compensation proposal.”

The Special Committee unanimously recommends that the stockholders of the Company vote “FOR” approval of the merger agreement. The board of directors (after having received the unanimous recommendation of the Special Committee) also unanimously recommends that the stockholders of the Company vote “FOR” approval of the merger agreement. In addition, the board of directors of the Company unanimously recommends that the stockholders of the Company vote “FOR” the non-binding compensation proposal.

The merger cannot be completed without (i) the approval by the holders of a majority of the voting power of outstanding shares of Class A common stock and Class B common stock, voting together as a single class (with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes) and (ii) the approval by the holders of a majority of the voting power of outstanding shares of Class A common stock, excluding shares owned, directly or indirectly, by excluded Class A holders, voting as a single separate class. More information about the merger is contained in the accompanying proxy statement and a copy of the merger agreement is attached thereto as Annex A.

We encourage you to read the accompanying proxy statement in its entirety because it explains the merger, the documents related to the merger and other related matters.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote against the proposal to approve the merger agreement. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

We appreciate your continued support of the Company.

Sincerely,

Melvin A. Rhinelander
Co-Vice Chair of the Board of Directors and Chairman of the Special Committee

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [            ], 2013 and is first being mailed to stockholders on or about [            ], 2013.

ASSISTED LIVING CONCEPTS, INC.

W140 N8981 Lilly Road

Menomonee Falls, Wisconsin 53051

(262) 257-8888

ASSISTED LIVING CONCEPTS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [            ], 2013

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Assisted Living Concepts, Inc. (the “Company,” “we,” “us” or “our”) will be held at 10:00 a.m., local time, on [            ], 2013 at [            ], for the following purposes:

1.	To approve the Agreement and Plan of Merger, dated February 25, 2013 (the “merger agreement”), by and among the Company, Aid Holdings, LLC, a Delaware limited liability company (“Parent”), and Aid Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Parent (Parent and Merger Sub are affiliates of TPG Capital, L.P.); and

2.	To consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, as specified and disclosed in the accompanying proxy statement, which we refer to as the “non-binding compensation proposal.”

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached thereto as Annex A.

A Special Committee of the board of directors of the Company, consisting entirely of independent directors, carefully reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders and adopted and approved the merger agreement, the merger and the other transactions contemplated thereby. The Special Committee also unanimously recommended that the board of directors approve the merger and that, at a special meeting of the stockholders of the Company, (a) the holders of Company common stock, voting as a single class, vote in favor of approval of the merger agreement and (b) the holders of Class A common stock of the Company (“Class A common stock”) (other than (i) holders of shares of Class B common stock of the Company (“Class B common stock”), (ii) holders of shares of Class A common stock to which shares of Class A common stock were transferred by any holder of shares of Class B common stock after the date of the merger agreement, (iii) Parent or Merger Sub, (iv) any officers or directors of the Company or (v) any affiliates or associates of any of the foregoing (the “excluded Class A holders”), voting as a single, separate class, vote in favor of approval of the merger agreement. The board of directors, after careful consideration and acting after having received the unanimous recommendation of the Special Committee, unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders and adopted and approved the merger agreement, the merger and the other transactions contemplated thereby. The board of directors also unanimously directed that the merger agreement be submitted to the stockholders of the Company for approval and recommended that, at a special meeting of the stockholders of the Company, (a) the holders of Company common stock, voting as a single class, vote in favor of approval of the merger agreement and (b) the holders of Class A common stock (other than the excluded Class A holders), voting as a single, separate class, vote in favor of approval of the merger agreement.

The Special Committee unanimously recommends that the stockholders of the Company vote “FOR” approval of the merger agreement. The board of directors (after having received the unanimous recommendation of the Special Committee) also unanimously recommends that the stockholders of the

Company vote “FOR” approval of the merger agreement. In addition, the board of directors of the Company unanimously recommends that the stockholders of the Company vote “FOR” the non-binding compensation proposal.

Only stockholders of record at the close of business on [                ], 2013 are entitled to notice of and to vote at the special meeting and at any and all adjournments or postponements thereof.

The approval of the merger agreement requires (i) the approval by the holders of a majority of the voting power of shares of Class A common stock and Class B common stock outstanding at the close of business on the record date, voting together as a single class (with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes) and (ii) the approval by the holders of a majority of the voting power of shares of Class A common stock outstanding at the close of business on the record date, excluding shares owned, directly or indirectly, by excluded Class A holders, voting as a single separate class. The approval of the non-binding compensation proposal requires the affirmative vote of the holders of a majority of the total number of votes cast with respect to the non-binding compensation proposal in respect of shares of Class A common stock and Class B common stock, voting together as a single class (with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes). Please be advised that the non-binding compensation proposal is advisory only and will not be binding on the Company or the board of directors of the Company.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote against the proposal to approve the merger agreement. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

Holders of Class B common stock who do not vote in favor of approval of the merger agreement will have dissenters’ rights in accordance with Nevada law and receive the fair value of their shares of Class B common stock as determined under Nevada law if the merger closes but only if they properly exercise their dissenters’ rights by complying with the required procedures under Nevada law, which are summarized in the accompanying proxy statement.

If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must bring to the special meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the special meeting.

By Order of the Board of Directors,

Mary T. Zak-Kowalczyk
Secretary

[                ], 2013

Important Notice of Internet Availability

This proxy statement for the special meeting to be held on [                ], 2013 is available free of charge under the heading “Periodic Reports and Proxy Statements” in the “Investor Relations” section at www.alcco.com.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OF COMPANY COMMON STOCK BY TELEPHONE, OVER THE INTERNET, OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to approve the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to approve the merger agreement and the non-binding compensation proposal.

If you have any questions, require assistance with voting your proxy card,

or need additional copies of proxy material, please call Georgeson at the phone number listed below.

480 Washington Blvd, 26th Floor

Jersey City, NJ 07310

(800) 509-0984 (Toll Free)

Banks and Brokerage Firms please call:

(800) 223-2064

-i-

(continued)

-ii-

ASSISTED LIVING CONCEPTS, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [                ], 2013

PROXY STATEMENT

This proxy statement contains information related to a special meeting of stockholders of Assisted Living Concepts, Inc. (“ALC,” the “Company,” “we,” “us” or “our”) which will be held at 10:00 a.m., local time, on [            ], 2013, at [            ] and any adjournments or postponements thereof. We are furnishing this proxy statement to stockholders of the Company as part of the solicitation of proxies by a Special Committee of the board of directors of the Company (referred to herein as the “Special Committee”) and the board of directors of the Company (referred to herein as the “Board”) for use at the special meeting. This proxy statement is dated [            ], 2013 and is first being mailed to stockholders on or about [             ], 2013.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page 85. In this proxy statement, the terms “we,” “us,” “our,” “ALC” and the “Company” refer to Assisted Living Concepts, Inc. and its subsidiaries. We refer to TPG Capital, L.P. as “TPG” and to TPG Partners VI, L.P. as “TPG VI.” We refer to Aid Holdings, LLC as “Parent” and to Aid Merger Sub, LLC as “Merger Sub.” When we refer to the “merger agreement,” we mean the Agreement and Plan of Merger, dated as of February 25, 2013, among the Company, Parent and Merger Sub.

The Parties (page 15)

Assisted Living Concepts, Inc., incorporated in 1994, is a Nevada corporation that operates senior living residences that provide seniors with a supportive, home-like setting with care and services including 24-hour assistance with activities of daily living, medication management, life enrichment, health and wellness, and other services either directly from ALC employees or indirectly through wholly-owned health care service subsidiaries. The Company operates entirely in the United States.

Both Parent and Merger Sub were formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Both Parent and Merger Sub are affiliates of TPG VI.

Overview of the Transaction (page 22)

The Company, Parent and Merger Sub entered into the merger agreement on February 25, 2013. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. Subject to the terms and conditions in the merger agreement, the following will occur in connection with the merger:

•	each share of Class A common stock of the Company (“Class A common stock”) issued and outstanding immediately prior to the effective time of the merger (which we refer to as the “effective time”) (other than shares held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of the Company or Parent) will be converted automatically into the right to receive the Class A per share merger consideration, as described below;

•

each share of Class B common stock of the Company (“Class B common stock” and, together with Class A common stock, “Company common stock”) issued and outstanding immediately prior to the effective time (other than shares held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of the Company or Parent or stockholders who have properly exercised and perfected dissenters’ rights under Nevada law) will be converted automatically into the right to receive the Class B per share merger consideration, as described below;

•

all shares of Class A common stock so converted will, at the effective time, be canceled, and each holder of any such shares of Class A common stock (whether certificated or uncertificated) shall cease to have any rights with respect thereto, except the right to receive the Class A per share merger consideration upon surrender of such shares and all shares of Class B common stock so converted will, at the effective time, be canceled, and each holder of any such shares of Class B common stock (whether certificated or uncertificated) will cease to have any rights with respect thereto, except the right to receive the Class B per share merger consideration upon surrender of such shares; and

•

each tandem stock option/stock appreciation right with respect to shares of Class A common stock (a “Tandem Option/SAR”) that is outstanding immediately prior to the effective time (whether or not then exercisable or vested) will be canceled at the effective time and converted into the right to receive the Tandem Option/SAR consideration, as described below.

Following and as a result of the merger:

•	Company stockholders will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•

shares of Class A common stock will no longer be listed on The New York Stock Exchange (“NYSE”), and price quotations with respect to shares of Class A common stock in the public market will no longer be available; and

•	the registration of shares of Class A common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

The Special Meeting (page 15)

The special meeting will be held on [                ], 2013 at [                ]. At the special meeting, you will be asked to, among other things, approve the merger agreement. Please see the section of this proxy statement captioned “Questions and Answers About the Special Meeting and the Merger” for additional information on the special meeting, including how to vote your shares of Company common stock.

Record Date; Stockholders Entitled to Vote; Vote Required to Approve the Merger Agreement (page 16)

You may vote at the special meeting if you owned any shares of Company common stock at the close of business on [            ], 2013, the record date for the special meeting (the “record date”). On that date, there were [                ] shares of Class A common stock outstanding and entitled to vote at the special meeting and [                ] shares of Class B common stock outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Class A common stock that you owned on that date and ten votes for each share of Class B common stock that you owned on that date. Approval of the merger agreement requires (a) the approval by the holders of a majority of the voting power of shares of Class A common stock and Class B common stock outstanding at the close of business on the record date, voting together as a single class (with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes) (the “requisite approval”) and (b) the approval by the holders of a majority of the voting power of shares of Class A common stock outstanding at the close of business on the record date, excluding shares owned, directly or indirectly, by (i) holders of shares of Class B common stock, (ii) holders of shares of Class A common stock to which shares of Class A common stock were transferred by any holder of shares of Class B common stock after the date of the merger agreement, (iii) Parent or Merger Sub, (iv) any officers or directors of Company or (v) any affiliates or associates of any of the foregoing (the “excluded Class A holders”), voting as a single separate class (the “unaffiliated approval” and, together with the requisite approval, the “Company stockholder approvals”). See “The Special Meeting” beginning on page 15 for additional information.

Treatment of Common Stock (page 60)

If the merger is completed pursuant to the merger agreement, each share of Class A common stock issued and outstanding immediately prior to the effective time (other than shares held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of the Company or Parent) will be converted automatically into the right to receive $12.00 in cash, without interest. We refer to this amount as the “Class A per share merger consideration.” Each share of Class B common stock issued and outstanding immediately prior to the effective time (other than shares held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of the Company or Parent or stockholders who have properly exercised and perfected dissenters’ rights under Nevada law) will be converted automatically into the right to receive $12.90 in cash, without interest (as required under the Company’s Amended and Restated Articles of Incorporation based on the Class A per share merger consideration). We refer to this amount as the “Class B per share merger consideration.” We refer to the Class A per share merger consideration or the Class B per share merger consideration, as applicable, as the “applicable per share merger consideration.” Company common stock held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of the Company or Parent will be canceled without payment of the applicable per share merger consideration. Holders of Class B common stock have dissenters’ rights in accordance with Nevada law and will receive the fair value of their shares of Class B common stock as determined under Nevada law if the merger closes but only if they properly exercise their dissenters’ rights by complying with the required procedures under Nevada law.

A paying agent will send written instructions for surrendering your shares of Company common stock and obtaining the applicable per share merger consideration after we have completed the merger. Do not return your stock certificates with your proxy card and do not forward your stock certificates to the paying agent prior to receipt of the written instructions. See “The Merger Agreement—Treatment of Common Stock and Equity Awards—Exchange and Payment Procedures” beginning on page 60 for additional information.

Treatment of Equity Awards (page 60)

Each Tandem Option/SAR that is outstanding immediately prior to the effective time (whether or not then exercisable or vested) will be canceled at the effective time and converted into the right to receive cash in an amount equal to (i) the excess, if any, of the Class A per share merger consideration over the exercise price per share of the Class A common stock subject to the Tandem Option/SAR, multiplied by (ii) the number of shares of Class A common stock subject to the Tandem Option/SAR immediately prior to the effective time (such consideration, the “Tandem Option/SAR consideration”). The Tandem Option/SAR consideration will be paid no later than 4 days after the effective time.

See “The Merger Agreement—Treatment of Common Stock and Equity Awards” beginning on page 60 for additional information.

Recommendation of the Special Committee and Board; Reasons for Recommending the Approval of the Merger Agreement (page 35)

The Special Committee, consisting entirely of independent directors, carefully reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders and adopted and approved the merger agreement, the merger and the other transactions contemplated thereby. The Special Committee after careful consideration, unanimously recommends that our stockholders vote “FOR” the proposal to approve the merger agreement.

The Board determined that the merger is fair to, and in the best interests of, the Company and its stockholders. The Board (after careful consideration and receipt of the unanimous recommendation of the Special Committee) also unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve the merger agreement. In addition, the Board unanimously recommends that the stockholders of the Company vote “FOR” the non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, as specified and disclosed in this proxy statement, which we refer to as the “non-binding compensation proposal.”

For a detailed description of the determinations and recommendations of the Special Committee and the Board, see “The Merger—Recommendation of the Special Committee and Board; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 35.

Opinion of Citigroup Global Markets Inc., Financial Advisor to the Special Committee (page 39)

Citigroup Global Markets Inc., which we refer to as “Citi,” was retained to act as financial advisor to the Special Committee in connection with the Special Committee’s exploration of strategic alternatives for the Company. In connection with this engagement, the Special Committee requested Citi to render an opinion to the Special Committee as to the fairness, from a financial point of view, of the Class A per share merger consideration to the holders of shares of Class A common stock (other than excluded Class A holders). On February 25, 2013, Citi rendered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated February 25, 2013, to the effect that, as of that date and based on and subject to the factors, assumptions and limitations described in its opinion, the Class A per share merger consideration was fair, from a financial point of view, to the holders of shares of Class A common stock (other than excluded Class A holders). The full text of Citi’s written opinion, which is attached to this proxy statement as Annex D, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken. The summary of Citi’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion. Citi’s opinion was provided for the information of the Special Committee in connection with its evaluation of the merger from a financial point of view. Citi’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the merger. Citi also expressed no view as to, and Citi’s opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the Class A per share merger consideration. Citi’s opinion does not address the underlying business decision of the Company to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. See “The Merger—Opinion of Citigroup Global Markets Inc., Financial Advisor to the Special Committee” beginning on page 39.

Financing of the Merger (page 49)

Parent estimates that the total amount of funds required to complete the merger and related transactions, including payment of fees and expenses in connection with the merger, to be approximately $485 million. This amount is expected to be provided through an equity contribution from TPG VI totaling approximately $485 million (a portion of such equity contribution is expected to be funded through third party debt financing; however, TPG VI’s obligation to fund such equity contribution is not conditioned on the availability of such debt financing). See “The Merger —Financing of the Merger” beginning on page 49 for additional information.

Limited Guarantee (page 50)

TPG VI has agreed to guarantee certain obligations of Parent under the merger agreement including, under certain circumstances, to pay a reverse termination fee, reimburse certain expenses and make certain indemnification payments. See “The Merger —Limited Guarantee” beginning on page 50 for additional information.

Voting Agreement (page 18)

In connection with the execution of the merger agreement, Thornridge Holdings Limited (“Thornridge”) entered into a voting agreement (the “voting agreement”) with Parent and Merger Sub, pursuant to which Thornridge has agreed to, among other things, vote all of its shares of Company common stock in favor of the transactions contemplated under the merger agreement and vote against any alternative acquisition proposals. The voting agreement terminates upon the termination of the merger agreement. Pursuant to the voting agreement, Thornridge also has waived its dissenters’ rights under the Nevada Revised Statutes (the “NRS”) in connection with the merger. See “The Special Meeting—Voting Agreement” beginning on page 18.

Interests of the Company’s Directors and Executive Officers in the Merger (page 50)

In considering the recommendations of the Special Committee and the Board that the stockholders vote to approve the merger proposal, you should be aware that certain of the Company’s directors and executive officers have financial interests in the merger that are different from, or are in addition to, the interests of the Company’s stockholders generally. The members of the Special Committee and the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the Company’s stockholders that they approve the merger proposal.

The interests of the Company’s non-employee directors include, among other things, the right to accelerated vesting of any unvested Tandem Options/SARs and the right to receive the Tandem Option/SAR consideration with respect to the director’s Tandem Options/SARs.

The interests of the Company’s executive officers include the rights to:

•	accelerated vesting of any unvested Tandem Options/SARs and receipt of the Tandem Option/SAR consideration with respect to the executive officers’ Tandem Options/SARs; and

•	certain contractual severance payments in the event of a qualifying termination of employment following the merger.

The Board and executive officers also have the right to indemnification and insurance coverage that will survive the completion of the merger. Please see the section titled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 50 for additional information about these interests.

Conditions to the Merger (page 71)

The respective obligations of each of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, please see “The Merger Agreement—Conditions to the Merger” beginning on page 71.

Regulatory Matters (page 55)

Based on prior informal interpretations of the staff of the Premerger Notification Office of the Federal Trade Commission, there is no filing pursuant to, waiting period under or other approval required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) applicable to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement.

The obligations of Parent and Merger Sub to consummate the merger are subject to the receipt by Parent of certain state licenses and permits to operate the Company’s facilities. See “The Merger —Regulatory Matters” beginning on page 55.

Acquisition Proposals (page 66)

Until the effective time or the termination of the merger agreement, the Company and its representatives may not, directly or indirectly:

•

solicit, request, initiate, encourage (including by way of furnishing or disclosing nonpublic information) or knowingly take any other action to facilitate or initiate the making of any acquisition proposal (as described below in “The Merger Agreement—Acquisition Proposals; Change in Recommendation” beginning on page 66) or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal;

•

continue or otherwise participate in discussions or negotiations with, or furnish or disclose any nonpublic information to, any person in connection with any acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal;

•

approve, endorse, recommend, execute, enter into or agree to enter into any letter of intent, agreement in principle or agreement contemplating or otherwise relating to any acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal;

•

grant any waiver, amendment or release under any confidentiality agreement (other than certain waivers, amendments or releases of standstill or similar provisions therein) or any “fair price,” “moratorium,” “control share acquisition” or other similar law.

However, if at any time before the Company stockholder approvals are obtained, the Company receives an unsolicited, bona fide written acquisition proposal, the Company and its representatives may participate in discussions or negotiations with, and furnish or disclose nonpublic information to, the person making such acquisition proposal pursuant to a confidentiality agreement if:

•

the Special Committee determines in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as described below in “The Merger Agreement—Acquisition Proposals; Change in Recommendation” beginning on page 66); and

•

the Special Committee determines in good faith, based on the information then available and after consultation with its outside legal counsel, that failing to take such action would be inconsistent with the directors’ fiduciary duties.

The Company must advise Parent of any acquisition proposal, the identity of the person making such acquisition proposal and the material terms and conditions of such acquisition proposal (and, if applicable, provide Parent with copies of any material written requests, proposals or offers with respect to such acquisition proposal) and keep Parent reasonably apprised on a prompt basis of any related material developments, amendments, discussions and negotiations.

Termination (page 73)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after the Company stockholder approvals are obtained, under certain circumstances, including by mutual written agreement of Parent and the Company or by either Parent or the Company if specified conditions have not been met. Please see “The Merger Agreement—Termination” beginning on page 73 for additional information.

Termination Fees and Reimbursement of Expenses (page 74)

The merger agreement contains certain termination rights for the Company and Parent. Upon termination of the merger agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $7,250,000. In addition, under specified circumstances, the Company has agreed to reimburse Parent for up to $2,750,000 of reasonable documented out-of-pocket expenses incurred by Parent and its affiliates in connection with the merger agreement and the transactions contemplated thereby. The merger agreement also provides that Parent will be required to pay the Company a reverse termination fee of $40,000,000 under specified circumstances. Payment of the reverse termination fee is guaranteed by TPG VI pursuant to the terms of a limited guarantee. For more information, see “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 74.

Remedies (page 76)

If the Company terminates the merger agreement under certain circumstances, the Company’s receipt of the reverse termination fee (including interest thereon as provided in the merger agreement) from Parent (or TPG VI pursuant to the limited guarantee) and certain reimbursement and indemnification payments from Parent (or TPG VI pursuant to the limited guarantee) will be the sole and exclusive remedy of the Company against Parent, Merger Sub or TPG VI or any of their respective former, current or future equityholders, controlling persons, directors, officers, employees, agents, attorneys, representatives, affiliates, members, managers, general or limited partners, stockholders or assignees for any loss suffered as a result of any breach of the merger agreement, the failure of the merger to be consummated or otherwise related to the merger agreement. Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the reverse termination fee, including interest thereon as provided in the merger agreement, and certain reimbursement and indemnification payments from Parent.

If the merger agreement is terminated under certain circumstances, Parent’s receipt of the termination fee and/or expense reimbursement, as applicable (including interest thereon as provided in the merger agreement), if accepted by Parent, shall be the sole and exclusive remedy of Parent, Merger Sub, TPG VI and their respective affiliates against the Company or any of its former, current or future equity holders, controlling persons, directors, officers, employees, agents, attorneys, representatives, affiliates, members, managers, general or limited partners, stockholders or assignees for any loss suffered as a result of any breach of the merger agreement, the failure of the merger to be consummated or otherwise related to the merger agreement, except that the Company’s liability for fraud, willful misconduct, willful and material breach or failure to perform any covenants in the merger agreement is not limited.

In addition to the rights to monetary damages described above, the parties are entitled to an injunction or injunctions, or any other appropriate form of equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the merger agreement at law or in equity. However, the right of the Company to obtain an injunction, or other appropriate form of equitable relief to cause, or to cause Parent and Merger Sub to cause, the equity financing to be funded will be subject to the requirements that (i) all conditions to Parent’s and Merger Sub’s obligations to effect the merger have been satisfied and remain satisfied, (ii) Parent and Merger Sub have failed to consummate the merger and (iii) the Company has confirmed that (a) all conditions to the Company’s obligation to effect the merger have been satisfied or waived and (b) if specific performance is granted and the equity financing is funded, then the merger will occur.

While the Company may pursue both a grant of specific performance and the payment of the reverse termination fee, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance and monetary damages, including all or any portion of the reverse termination fee.

Dissenters’ Rights (page 83)

If the merger is consummated, persons who are holders of Class B common stock will have certain dissenters’ rights under Nevada law under which such holders may dissent and receive the fair value of their shares of Class B common stock as determined under Nevada law in lieu of the Class B per share merger consideration. Any shares of Class B common stock held by a person who does not vote in favor of approval of the merger agreement and properly exercises and perfects dissenters’ rights under Nevada law will not be converted into the right to receive the Class B per share merger consideration. The fair value per share of Class B common stock could be more or less than, or the same as, the Class B per share merger consideration.

You should read “Dissenters’ Rights” beginning on page 83 for a more complete discussion of the dissenters’ rights in relation to the merger as well as Annex E, which contains a full text of the applicable Nevada statute.

Litigation Relating to the Merger (page 58)

Since the announcement of the merger, the Company and its directors have been named as defendants in five purported class action complaints brought by an alleged Company stockholder.

On February 28, 2013, an amended complaint was filed in a pre-existing shareholder derivative action in the Eighth Judicial District Court of the State of Nevada in and for Clark County, captioned Guy Somers, Derivatively on Behalf of Assisted Living Concepts, Inc., and on Behalf of all Others Similarly Situated, v. Laurie A. Bebo, et al., Case No. A-12-674054-C (the “Somers Complaint”), adding purported class action claims for breach of fiduciary duties in connection with the merger against certain of the Company’s directors and aiding and abetting breaches of fiduciary duty claims against TPG, Parent and Merger Sub.

On March 4, 5, and 6, 2013, three additional complaints were filed in the Eighth Judicial District Court of the State of Nevada in and for Clark County, captioned Scott Simpson, on behalf of himself and all others similarly situated v. Assisted Living Concepts, Inc., et al., Case No. A-13-677683-C (the “Simpson Complaint”), David Raul as Custodian for Malka Raul Utma NY, on behalf of itself and on behalf of all others similarly situated v. Assisted Living Concepts, et al., Case No. A-13-677797-C (the “Raul Complaint”), and Elizabeth Black, Individually and on behalf of all others similarly situated v. Assisted Living Concepts, et al., Case No. A-13-677838-C (the “Black Complaint”), respectively. The Simpson Complaint, Raul Complaint and Black Complaint, each of which purportedly was brought on behalf of a class of Company stockholders, assert claims that the Company’s directors breached their fiduciary duties to Company stockholders in connection with the merger. These complaints further claim that TPG, Parent and Merger Sub aided and abetted those alleged breaches of fiduciary duties.

Also on March 6, 2013, an additional complaint was filed in the Eighth Judicial District Court of the State of Nevada in and for Clark County, captioned The Joel Rosenfeld IRA, on Behalf of Itself and All Others Similarly Situated v. Assisted Living Concepts, Inc., et al., Case No. A-13-677902-C (the “Rosenfeld IRA Complaint”). The Rosenfeld IRA Complaint purportedly was brought on behalf of a class of Company stockholders against the Company and certain of the Company’s directors and asserts that the Company’s directors breached their fiduciary duties in connection with the merger.

The plaintiffs in all five actions seek equitable relief, including an injunction preventing the consummation of the merger, rescission in the event the merger is consummated and an award of attorneys’ and other fees and costs. We believe that the claims are without merit. See “The Merger—Litigation Relating to the Merger” beginning on page 58.

Material U.S. Federal Income Tax Consequences (page 55)

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined below in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences”) who receives cash for shares of Company common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the U.S. Holder’s adjusted U.S. federal income tax basis in the shares of Company common stock. You should read “The Merger —Material U.S. Federal Income Tax Consequences” beginning on page 55 for more information regarding the U.S. federal income tax consequences of the merger to stockholders. Because individual circumstances may differ, we urge stockholders to consult their tax advisors for a complete analysis of the effect of the merger on their U.S. federal, state, local and/or non-U.S. taxes.

Where You Can Find More Information (page 85)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” beginning on page 85.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	Why am I receiving this proxy statement?

A:	On February 25, 2013, we entered into the merger agreement providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are affiliates of TPG. You are receiving this proxy statement in connection with the solicitation of proxies by the Special Committee and Board in favor of the approval of the merger agreement.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	Approval of the merger agreement; and

•	The non-binding compensation proposal.

Q:	As a Class A stockholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $12.00 in cash, without interest thereon and less any required withholding taxes, for each share of Class A common stock that you own immediately prior to the effective time as described in the merger agreement.

The exchange of shares of Class A common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 55 for a more detailed description of the U.S. federal tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and/or non-U.S. taxes.

Q:	As a Class B stockholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $12.90 in cash, without interest thereon and less any required withholding taxes, for each share of Class B common stock that you own immediately prior to the effective time as described in the merger agreement.

The exchange of shares of Class B common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 55 for a more detailed description of the U.S. federal tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Q:	What will happen to outstanding Company equity compensation awards in the merger?

A:	For information regarding the treatment of the Company’s equity compensation awards, please see the section titled “The Merger Agreement—Treatment of Common Stock and Equity Awards” beginning on page 60.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will be held at 10:00 a.m., local time, on [ ], 2013, at [ ].

Q:	What vote of our stockholders is required to approve the merger agreement?

A:

For us to complete the merger, (i) the holders of a majority of the voting power of shares of Class A common stock and Class B common stock outstanding at the close of business on the record date, voting together as a single class (with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes) and (ii) the holders of a majority of the voting power of shares of Class A common stock outstanding at the close of business on the record date, excluding shares owned, directly or indirectly, by excluded Class A holders, voting as a single separate class, must each vote “FOR” the proposal to approve the merger agreement.

At the close of business on [ ], 2013, the record date, [ ] shares of Class A common stock and [ ] shares of Class B common stock were outstanding and entitled to vote at the special meeting.

Q:	Who can attend and vote at the special meeting?

A:	All stockholders of record as of the close of business on [ ], 2013, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must bring to the special meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the special meeting. Seating will be limited at the special meeting. Admission to the special meeting will be on a first-come, first-served basis.

Q:	How does the Special Committee and Board recommend that I vote?

A:	The Special Committee unanimously recommends that our stockholders vote “FOR” the proposal to approve the merger agreement. The Board (after having received the unanimous recommendation of the Special Committee) also unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve the merger agreement. In addition, the Board unanimously recommends that the stockholders of the Company vote “FOR” the non-binding compensation proposal.

You should read “The Merger—Recommendation of the Special Committee and Board; Reasons for Recommending the Approval of the Merger Agreement” beginning on page 35 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendations of the Special Committee and the Board, you should be aware that certain of the Company’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger,” beginning on page 50.

Q:	How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:	Our directors and current executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Company common stock in favor of the approval of the merger agreement. As of [ ], 2013, the record date for the special meeting, our directors and current executive officers owned, in the aggregate, [ ] shares of Class A common stock and [ ] shares of Class B common stock, which together represents approximately [ ]% of the total voting power of the Company common stock, voting together as a single class. As our directors and officers are excluded Class A holders, their shares will not be included for purposes of the unaffiliated approval.

As of the close of business on the record date, Thornridge owned [345,316] shares of Class A common stock and [2,722,000] shares of Class B common stock, which together represents approximately [56]% of the total voting power of the Company common stock, voting together as a single class. The Chairman of the Board, Mr. David J. Hennigar, is chairman, chief executive officer and a director of Thornridge. Mr. Hennigar disclaims beneficial ownership of the shares held by Thornridge. In connection with the execution of the merger agreement, Thornridge entered into the voting agreement with Parent and Merger Sub, pursuant to which Thornridge has agreed to, among other things, vote all of its shares of Company common stock in favor of the transactions contemplated under the merger agreement and vote against any alternative acquisition proposals. The voting agreement terminates upon the termination of the merger agreement. Pursuant to the voting agreement, Thornridge also has waived its dissenters’ rights under the

NRS in connection with the merger. As a result of Thornridge’s shares and the voting agreement, so long as the voting agreement remains effective and each of the Special Committee and the Board does not change its recommendation with respect to the merger, the requisite approval is effectively assured. As Thornridge is an excluded Class A holder, Thornridge’s shares will not be included for purposes of the unaffiliated approval.

Q:	Do any of the Company’s executive officers or directors have any interests in the merger that are different from, or are in addition to, my interests as a stockholder?

A:	In considering the recommendations of the Special Committee and the Board, you should be aware that certain of the Company’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The members of the Special Committee and the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the Company’s stockholders that they approve the proposal to approve the merger agreement.

The interests of the Company’s non-employee directors include, among other things, the right to accelerated vesting of any unvested Tandem Options/SARs and the right to receive the Tandem Option/SAR consideration with respect to the directors’ Tandem Options/SARs.

The interests of the Company’s executive officers include the rights to:

•	accelerated vesting of any unvested Tandem Options/SARs and receipt of the Tandem Option/SAR consideration with respect to the executive officers’ Tandem Options/SARs; and

•	certain contractual severance payments in the event of a qualifying termination of employment following the merger.

The Board and executive officers also have the right to indemnification and insurance coverage that will survive the completion of the merger. Please see the section titled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 50 for additional information about these interests.

Q:	Am I entitled to exercise dissenters’ rights instead of receiving the per share merger consideration for my shares of Company common stock?

A:	Holders of Class A common stock are not entitled to exercise dissenters’ rights.

Holders of Class B common stock who do not vote in favor of approval of the merger agreement will have the right to seek dissenters’ rights and receive the fair value of their shares of Class B common stock (which may be more than, the same as or less than the Class B per share merger consideration applicable to those shares) in lieu of receiving the Class B per share merger consideration if the merger closes, but only if they properly exercise and perfect their dissenters’ rights by complying with the required procedures under Nevada law. See “Dissenters’ Rights” beginning on page 83. For the full text of the NRS Sections 92A.300 to 92A.500, please see Annex E hereto.

Q:	How do I cast my vote if I am a holder of record?

A:	If you were a holder of record on [ ], 2013, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement and “FOR” the non-binding compensation proposal.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:	If you hold your shares in “street name,” which means your shares of Company common stock are held of record on [ ], 2013 by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your shares of Company common stock with instructions on how to vote your shares of Company common stock in accordance with the voting directions provided by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares, your shares of Company common stock will not be voted, which will have the same effect as voting “AGAINST” the proposal to approve the merger agreement. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, it will have the same effect as a vote against the approval of the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s Corporate Secretary prior to the vote at the special meeting. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	If I am a holder of certificated shares of Company common stock, should I send in my share certificates now?

A:	No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for surrendering their shares of Company common stock for the applicable per share merger consideration. These instructions will tell you how and where to surrender your shares of Company common stock for your cash consideration. You will receive your cash payment after the paying agent receives the documents requested in the instructions, including any stock certificates. Please do not send stock certificates with your proxy.

Q:	What happens if the merger is not completed?

A:

If the Company stockholder approvals are not obtained, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Company common stock pursuant to the merger agreement. Instead, we will remain as a public company and our Class A common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. Under specified circumstances, we may be required to pay Parent a termination fee of $7,250,000 and/or reimburse Parent for up to $2,750,000 of its out-of-pocket expenses or Parent may be required to pay us a reverse termination fee of $40,000,000. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses.”

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger as quickly as possible. We currently expect the transaction to close in the summer of 2013; however, we cannot predict the exact timing of the merger. In order to complete the merger, we must obtain the Company stockholder approvals and the other closing conditions under the merger agreement must be satisfied or waived.

Q:	What is householding and how does it affect me?

A:	The Securities and Exchange Commission (“SEC”) permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We will promptly deliver a separate copy of the proxy materials to each stockholder who has been “householded” if he or she requests the Company to do so. If you desire to receive separate copies of any of our future proxy materials, or if you are receiving multiple copies of such proxy materials and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us by telephone at (262) 257-8888 or by mail at W140 N8981 Lilly Road, Menomonee Falls, Wisconsin 53051. Our proxy materials are also available on the internet free of charge under the heading “Periodic Reports and Proxy Statements” in the “Investor Relations” section at www.alcco.com.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Georgeson toll free at (800) 509-0984 (banks and brokers may call at (800) 223-2064).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements about the expected timing, completion and effects of the merger, and all other statements made in this proxy statement that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “continuing,” “believe,” or “project,” or the negative of those words or other comparable words. Any forward-looking statements included in this proxy statement are made as of the date hereof only, based on information available to ALC as of the date hereof, and, subject to any applicable law to the contrary, ALC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are not a guarantee of future performance and are subject to a number of risks, assumptions and uncertainties that could cause ALC’s actual results to differ from those projected in such forward-looking statements. Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transactions contemplated by the merger agreement; the ability to obtain regulatory approvals of the transactions contemplated by the merger agreement on the proposed terms and schedule; the failure of ALC’s stockholders to approve the transactions contemplated by the merger agreement; ALC’s ability to maintain relationships with customers, employees or suppliers following the announcement of the merger agreement; the ability of the parties to satisfy the conditions to closing of the transactions contemplated by the merger agreement; the risk that the transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; and the risks that are described from time to time in ALC’s reports filed with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 12, 2012, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and in other of ALC’s filings with the SEC; and general industry and economic conditions.

THE PARTIES

Assisted Living Concepts, Inc.

Assisted Living Concepts, Inc., which we refer to as the “Company,” incorporated in 1994, is a Nevada company that operates senior living residences that provide seniors with a supportive, home-like setting with care and services including 24-hour assistance with activities of daily living, medication management, life enrichment, health and wellness, and other services either directly from ALC employees or indirectly through wholly-owned health care service subsidiaries. The Company operates entirely in the United States. The principal executive offices of the Company are located at W140 N8981 Lilly Road, Menomonee Falls, WI 53051 and its telephone number is (262) 257-8888.

Aid Holdings, LLC

Aid Holdings, LLC, which we refer to as “Parent,” was caused to be formed by TPG VI solely for the purpose of owning the Company after the merger, arranging the related financing transactions and engaging in other activities in connection with the merger and the other transactions contemplated by the merger agreement. Parent is an affiliate of TPG VI and TPG. Parent has not engaged in any business except for activities incidental to its formation and in connection with the merger and the other transactions contemplated by the merger agreement. The principal executive offices of Parent are located at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, and its telephone number is (817) 871-4000.

TPG is a leading global private investment firm founded in 1992 with more than $54.5 billion of assets under management as of September 30, 2012 and offices in San Francisco, Fort Worth, Austin, Beijing, Chongqing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, São Paulo, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings.

Aid Merger Sub, LLC

Aid Merger Sub, LLC, which we refer to as “Merger Sub,” was formed by Parent solely for the purpose of completing the merger. Merger Sub is wholly-owned by Parent and has not engaged in any business except for activities incidental to its formation and in connection with the merger and the other transactions contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist. The principal executive offices of Merger Sub are located at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, and its telephone number is (817) 871-4000.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Special Committee and the Board for use at the special meeting.

Date, Time and Place

We will hold the special meeting at [            ], local time, on [            ], 2013, at [            ]. Seating will be limited. Admission to the special meeting will be on a first-come, first-served basis. If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must bring to the special meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the special meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	To approve the merger agreement (see “The Merger Agreement” beginning on page 59); and

•

To consider and vote on the non-binding compensation proposal (please see the section titled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Advisory Vote on Merger-Related Compensation Arrangements” beginning on page 53).

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of the Special Committee and the Board

The Special Committee, consisting entirely of independent directors, carefully reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders and adopted and approved the merger agreement, the merger and the other transactions contemplated thereby. The Special Committee also unanimously recommended that the Board approve the merger and that, at a special meeting of the stockholders of the Company, (a) the holders of Company common stock, voting as a single class, vote in favor of approval of the merger agreement and (b) the holders of Class A common stock (other than shares of Class A common stock owned, directly or indirectly, by excluded Class A holders), voting as a single, separate class, vote in favor of approval of the merger agreement. The Board, after careful consideration and acting after having received the unanimous recommendation of the Special Committee, unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders and adopted and approved the merger agreement, the merger and the other transactions contemplated thereby. The Board also unanimously directed that the merger agreement be submitted to the stockholders of the Company for approval and recommended that, at a special meeting of the stockholders of the Company, (a) the holders of Company common stock, voting as a single class, vote in favor of approval of the merger agreement and (b) the holders of Class A common stock (other than shares of Class A common stock owned, directly or indirectly, by excluded Class A holders), voting as a single, separate class, vote in favor of approval of the merger agreement.

The Special Committee unanimously recommends that the stockholders of the Company vote “FOR” approval of the merger agreement. The Board (after having received the unanimous recommendation of the Special Committee) also unanimously recommends that the stockholders of the Company vote “FOR” approval of the merger agreement. In addition, the Board unanimously recommends that the stockholders of the Company vote “FOR” the non-binding compensation proposal.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of Company common stock at the close of business on [            ], 2013, the record date, are entitled to notice of and to vote at the special meeting. On the record date, [            ] shares of Class A common stock were issued and outstanding and held by [            ] holders of record and [            ] shares of Class B common stock were issued and outstanding and held by [            ] holders of record.

Each share of Class A common stock entitles the holder thereof to one vote and each share of Class B common stock entitles the holder thereof to ten votes.

A complete list of stockholders entitled to vote at the meeting will be open to examination by any stockholder at the time and place where the special meeting is to be held.

Pursuant to the Amended and Restated Bylaws of the Company, to constitute a quorum for the transaction of business at the special meeting, including the requisite approval and the non-binding compensation proposal, the holders of a majority of the voting power of shares of Class A common stock and Class B common stock outstanding and entitled to vote at the special meeting must be present in person or represented by proxy. As a result of Thornridge’s shares and the voting agreement, so long as the voting agreement remains effective and each of the Special Committee and the Board does not change its recommendation with respect to the merger, a quorum for the transaction of business at the special meeting, including the requisite approval and the non-binding compensation proposal, is effectively assured.

In addition to the general quorum requirement above, for the unaffiliated approval, the holders of a majority of the voting power of shares of Class A common stock outstanding and entitled to vote at the special meeting (other than shares of Class A common stock owned, directly or indirectly, by excluded Class A holders) must be present in person or represented by proxy.

In the event that either of the required quorums is not present, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, the Chairman of the special meeting, who is expected to be the Chairman of the Special Committee, has the authority pursuant to the Company’s Amended and Restated Bylaws to adjourn the special meeting to solicit additional proxies in favor of the approval of the merger agreement.

Abstentions (including shares of Company common stock for which proxies have been received but for which the holders have abstained from voting) and “broker non-votes” (shares of common stock for which proxies have been returned by a broker, dealer, commercial bank, trust company or other nominee indicating that the broker, dealer, commercial bank, trust company or other nominee has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares with respect to one or more proposals) will be treated as present for purposes of determining the presence of a quorum.

Vote Required

Approval of the Merger Agreement

The approval of the merger agreement requires (i) the approval by the holders of a majority of the voting power of shares of Class A common stock and Class B common stock outstanding at the close of business on the record date, voting together as a single class (with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes) and (ii) the approval by the holders of a majority of the voting power of shares of Class A common stock outstanding at the close of business on the record date, excluding shares owned, directly or indirectly, by excluded Class A holders, voting as a single separate class.

Failure to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Approval of the Non-Binding Compensation Proposal

The approval of the non-binding compensation proposal requires the affirmative vote of the holders of a majority of the total number of votes cast with respect to the non-binding compensation proposal in respect of shares of the Class A common stock and Class B common stock, voting together as a single class (with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes).

Assuming a quorum is present, failure to vote, abstentions and broker non-votes will have no effect on the non-binding compensation proposal.

Stock Ownership and Interests of Certain Persons

Our directors and current executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Company common stock in favor of the approval of the merger agreement. As of [            ], 2013, the record date for the special meeting, our directors and current executive officers owned, in the aggregate, [            ] shares of Class A common stock and [            ] shares of Class B common stock, which together represents approximately [    ]% of the total voting power of the Company common stock, voting together as a single class. As our directors and officers are excluded Class A holders, their shares will not be included for purposes of the unaffiliated approval.

As of the close of business on the record date, Thornridge owned [345,316] shares of Class A common stock and [2,722,000] shares of Class B common stock, which together represents approximately [56]% of the total voting power of the Company common stock, voting together as a single class. The Chairman of the Board, Mr. David J. Hennigar, is chairman, chief executive officer and a director of Thornridge. Mr. Hennigar disclaims beneficial ownership of the shares held by Thornridge.

In considering the recommendations of the Special Committee and the Board, you should be aware that certain of the Company’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The members of the Special Committee and the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the Company’s stockholders that they approve the proposal to approve the merger agreement.

The interests of the Company’s non-employee directors include, among other things, the right to accelerated vesting of any unvested Tandem Options/SARs and the right to receive the Tandem Option/SAR consideration with respect to the directors’ Tandem Options/SARs.

The interests of the Company’s executive officers include the rights to:

•	accelerated vesting of any unvested Tandem Options/SARs and receipt of the Tandem Option/SAR consideration with respect to the executive officers’ Tandem Options/SARs; and

•	certain contractual severance payments in the event of a qualifying termination of employment following the merger.

The Board and executive officers also have the right to indemnification and insurance coverage that will survive the completion of the merger. Please see the section titled “The Merger Agreement—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 50 for additional information about these interests.

Voting Agreement

In connection with the execution of the merger agreement, Thornridge entered into the voting agreement with Parent and Merger Sub, pursuant to which Thornridge has agreed to, among other things, vote all of its shares of Company common stock in favor of the transactions contemplated under the merger agreement and vote against any alternative acquisition proposals. The voting agreement terminates upon the termination of the merger agreement. Pursuant to the voting agreement, Thornridge also has waived its dissenters’ rights under the NRS in connection with the merger. As a result of Thornridge’s shares and the voting agreement, so long as the voting agreement remains effective and each of the Special Committee and the Board does not change its recommendation with respect to the merger, the requisite approval and the approval of the non-binding compensation proposal are effectively assured. As Thornridge is an excluded Class A holder, Thornridge’s shares will not be included for purposes of the unaffiliated approval.

Voting Procedures

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

Failure to vote, abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement. Assuming a quorum is present, failure to vote, abstentions and broker non-votes will have no effect on the non-binding compensation proposal. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to approve the merger agreement and the non-binding compensation proposal.

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:

480 Washington Blvd, 26th Floor

Jersey City, NJ 07310

(800) 509-0984 (Toll Free)

Banks and Brokerage Firms please call:

(800) 223-2064

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares of Company common stock are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of Company common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the special meeting.

If you vote your shares of Company common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Company common stock will be voted “FOR” the approval of the merger agreement and the non-binding compensation proposal. You should return a proxy by mail, by telephone or via the Internet even if you plan to attend the special meeting in person.

Electronic Voting

Our holders of record and many stockholders who hold their shares of Company common stock through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for voting by telephone and Internet depending on whether your shares of Company common stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. If you hold your shares of Company common stock through a broker, dealer, commercial bank, trust company or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which options are available.

Please read and follow the instructions on your proxy card or voting instruction card carefully.

Other Business

We do not expect that any matter will be brought before the special meeting other than (a) the proposal to approve the merger agreement and (b) the non-binding compensation proposal. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Rights of Stockholders Who Object to the Merger

Holders of Class B common stock are entitled to dissenters’ rights under Nevada law in connection with the merger. This means that holders of Class B common stock are entitled to receive the fair value of their shares of Class B common stock (which may be more than, the same as or less than the Class B per share merger consideration applicable to those shares) in lieu of receiving the Class B per share merger consideration if the merger closes, but only if they properly exercise and perfect their dissenters’ rights by complying with the required procedures under Nevada law.

To exercise their dissenters’ rights, holders of Class B common stock must submit a written notice of their intent to demand payment for their shares of Class B common stock to us before the vote is taken on the merger agreement and must NOT vote in favor of the approval of the merger agreement. Your failure to follow exactly the procedures specified under Nevada law will result in the loss of your dissenters’ rights. See “Dissenters’ Rights” beginning on page 83 and the text of NRS Sections 92A.300 to 92A.500, which is reproduced in its entirety as Annex E to this proxy statement.

Solicitation of Proxies

This proxy solicitation will be paid for by the Company. The Company has retained Georgeson, a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and provide related advice and informational support, for a service fee of $10,000 and the reimbursement of customary disbursements. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company will also request brokers, dealers, commercial banks, trust companies and other nominees to forward proxy solicitation material to the beneficial owners of shares of Company common stock that the brokers, dealers, commercial banks, trust companies and other nominees hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

480 Washington Blvd, 26th Floor

Jersey City, NJ 07310

(800) 509-0984 (Toll Free)

Banks and Brokerage Firms please call:

(800) 223-2064

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

Overview of the Transaction

The Company, Parent and Merger Sub entered into the merger agreement on February 25, 2013. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are affiliates of TPG. The following will occur in connection with the merger:

•

each share of Class A common stock issued and outstanding immediately prior to the effective time (other than shares held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of the Company or Parent) will be converted automatically into the right to receive $12.00 in cash, without interest; and

•

each share of Class B common stock issued and outstanding immediately prior to the effective time (other than shares held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of the Company or Parent or stockholders who have properly exercised and perfected dissenters’ rights under Nevada law) will be converted automatically into the right to receive $12.90 in cash, without interest (as required under the Company’s Amended and Restated Articles of Incorporation based on the Class A per share merger consideration);

•

all shares of Company common stock so converted will, at the effective time, be canceled, and each holder of any such shares of Company common stock (whether certificated or uncertificated) shall cease to have any rights with respect thereto, except the right to receive the applicable per share merger consideration upon surrender of such shares; and

•

each Tandem Option/SAR that is outstanding immediately prior to the effective time (whether or not then exercisable or vested) will be canceled at the effective time and converted into the right to receive the Tandem Option/SAR consideration, as described below.

Following and as a result of the merger:

•	Company stockholders will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•	shares of Class A common stock will no longer be listed on the NYSE, and price quotations with respect to shares of Class A common stock in the public market will no longer be available; and

•	the registration of shares of Class A common stock under the Exchange Act will be terminated.

Officers and Directors of the Surviving Corporation; Articles of Incorporation and Bylaws of the Surviving Corporation

The officers of the Company immediately prior to the effective time shall at the effective time be the officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The board of directors of the surviving corporation effective as of, and immediately following, the effective time shall consist of such persons designated in writing by Parent prior to the effective time to be the board of directors of the surviving corporation, to serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

At the effective time, the Amended and Restated Articles of Incorporation of the Company shall be amended and restated as set forth in Annex B to this proxy statement and, as so amended and restated, shall be the articles of incorporation of the surviving corporation, until thereafter amended in accordance with the provisions thereof and applicable law. At the effective time, the Amended and Restated Bylaws of the Company shall be amended and restated as set forth in Annex C to this proxy statement and, as so amended and restated, shall be the bylaws of the surviving corporation, until thereafter amended in accordance with the provisions thereof, the provisions of the articles of incorporation of the surviving corporation and applicable law.

Background of the Merger

The Board continually reviews and assesses the Company’s long-term strategic plan. As part of this ongoing process, the Board also periodically reviews the Company’s corporate alternatives with a view to enhancing shareholder value.

In December 2010, the Board contacted Citi and asked Citi to provide its views with respect to the Company. In response, Citi delivered to the Board a presentation with respect to the Company based on publicly available information.

In February 2011, the Board contacted Citi and asked Citi to identify parties, including strategic and financial acquirors, that might be interested in a potential transaction with the Company pursuant to which the entire Company or its real estate assets would be sold (a “potential transaction”) in order to help the Board determine whether a potential transaction could deliver significant value to the Company’s stockholders. In determining the list of potential interested parties, consideration was given to which potential acquirors likely would have the financial ability to consummate a potential transaction and which potential acquirors likely would assign the highest value to the Company. In particular, Citi worked with the Board to identify U.S. healthcare real estate investment trusts (“REITs”) and other financial and strategic acquirors that were active in operating or investing in real estate. The Board and Citi discussed the process for generating meaningful preliminary indications of interest from such parties with respect to a potential transaction while protecting the confidentiality of the process. Accordingly, the Board determined that approaching a limited number of the most likely potential acquirors was the optimal way to proceed. The Board then directed Citi to initiate a dialogue with selected U.S. healthcare REITs about their interest in assisted living facilities in general and in a potential transaction specifically.

In July 2011, the Board instructed Citi to initiate an outreach on a confidential basis to a group of six healthcare REITs about a potential transaction. Subsequently, Citi requested that each of the six REITs execute confidentiality agreements in order to facilitate the disclosure of confidential Company information. Three of the REITs contacted by Citi (Party A, Party B and Party C) executed confidentiality agreements with the Company.

In early September 2011, the Board directed Citi to provide Party A, Party B and Party C with a confidential information package and a letter inviting them to submit written proposals to acquire the Company by September 29, 2011. The submission deadline was later extended to October 3, 2011.

On October 3, 2011, Party C submitted a written indication expressing interest in a potential transaction and proposed a valuation range of $17.00 to $20.00 per share of Class A common stock, which was subject to reaching an agreement with an operating partner, among other conditions. Party C was the only REIT to submit an indication of interest by the October 3, 2011 deadline.

On November 3, 2011, a meeting of the Board was held at the offices of the Company, which was attended by all members of the Board. The Board determined that it was in the best interests of the Company and its stockholders to form the Special Committee to consider a potential transaction and the Company’s alternatives thereto in light of the fact that certain of the directors and officers of the Company or its affiliates may be deemed to have interests in a potential transaction that are different from, or in addition to, the interests of the Company’s stockholders generally. The Board appointed Mr. Mel Rhinelander, Ms. Malen S. Ng, Dr. Charles H. Roadman II and Mr. Michael J. Spector as members of the Special Committee, and to the fullest extent permitted by law, delegated to the Special Committee the power and authority of the Board as to the exploration of strategic alternatives for the Company.

On November 9, 2011, a meeting of the Special Committee was held at the offices of Foley & Lardner LLP (“Foley”), which was attended by all members of the Special Committee. Representatives of Foley also were present. The members of the Special Committee first discussed the purpose, mandate and broad range of responsibilities delegated to the Special Committee by the Board. The Special Committee then designated Mr. Rhinelander as Chairman of the Special Committee, instructing Mr. Rhinelander to provide day-to-day oversight over the process of exploring strategic alternatives in order to facilitate a timely response to developments as they arise, but with major decisions being subject to the action of the Special Committee. A representative of Foley reviewed the fiduciary duties of the Special Committee under applicable law. The members of the Special Committee discussed that the Special Committee would be independent and fully empowered to control the process of exploring strategic alternatives, including having the power to say “no” to proposed transactions and offers. After considering the qualifications, expertise and reputation of Foley and Citi in mergers and acquisitions and special committee assignments, the Special Committee determined to engage Foley and Citi as independent legal counsel and independent financial advisor, respectively, for the Special Committee. The Special Committee reviewed a presentation prepared by Citi regarding the selection of participants in a potential sale process. After discussion, the Special Committee instructed Citi to solicit offers to acquire the Company from potential buyers including healthcare REITs, private equity firms and assisted living facility operators.

Between November 11, 2011 and January 23, 2012, 10 potential buyers (forming seven bidding groups) executed confidentiality agreements with the Company (Party C, Party D/Party E, Party F, Party G/Party H, Party I, Party J and TPG/Party K). After signing confidentiality agreements, the potential buyers were provided with a confidential information package and a letter inviting them to submit written proposals to acquire the Company by January 23, 2012. Party D is an operator of assisted living facilities and Party H and Party I are operators of senior living facilities. Party C and Party G are healthcare REITs. Party E, Party F, Party J, Party K and TPG are private investment firms.

By January 23, 2012, the Company had received four written proposals indicating an interest in a potential transaction. Party C offered $18.00 to $19.00 per share of Class A common stock in cash, Party D/Party E offered $19.00 per share of Class A common stock in cash, Party F offered $18.50 to $19.50 per share of Class A common stock in cash and Party G/Party H offered $21.00 per share of Class A common stock ($16.00 in cash and $5.00 in convertible preferred equity). Party I, Party J, Party K and TPG did not submit proposals to acquire the Company.

On January 26, 2012, a meeting of the Special Committee was held at the offices of Foley. Mr. Rhinelander, Dr. Roadman and Mr. Spector attended the entire meeting and Ms. Ng attended for a portion of the meeting. Representatives of Foley and Citi also were present. During the meeting, Citi made a presentation to the Special Committee that included, among other things, an update on the process, profiles of the potential buyers and an analysis and comparison of the offers made by the potential buyers. Citi also discussed with the members of the Special Committee strategic alternatives other than the sale of the Company. Representatives of Foley then reviewed the fiduciary duties of the Special Committee under applicable law. After discussion, the Special Committee instructed Citi to proceed with the next round of offers.

By February 23, 2012, each of the four potential buyers that had submitted written proposals had been provided with access to an electronic data room, as well as the opportunity to meet the Company’s senior management and visit certain facilities of the Company.

Party K (originally a bidding partner with TPG) subsequently contacted Citi and expressed interest in continuing in the process. After discussion with Mr. Rhinelander, representatives of Citi suggested that Party K consider partnering with Party J (who had also expressed an interest in finding a bidding partner) to make a joint offer to acquire the Company. Instead, Party K asked for permission to partner with Party L. Subsequently, Mr. Rhinelander approved the Party K/Party L partnership and invited Party K/Party L to participate in the process.

Mr. Rhinelander advised Citi that he had instructed Sagent Advisors, LLC, a boutique investment banking firm, to conduct an outreach to six additional financial sponsors in order to gauge their interest in a potential transaction. Party M, Party N, Party O and Party P executed confidentiality agreements with the Company and received confidential information about the Company, while Party Q and Party R did not sign confidentiality agreements. After reviewing the confidential information, Party M, Party N and Party O indicated interest in moving forward. In response, Mr. Rhinelander directed Citi to request that such potential buyers submit a written indication of interest in a potential transaction.

On or around March 1, 2012, The SeniorCare Investor, an industry newsletter, published an article citing rumors that the Company was evaluating a potential sale of the Company.

On March 6, 2012, Party K/Party L submitted a written proposal to acquire the Company for $20.00 to $21.00 per share of Class A common stock in cash.

On March 7, 2012, a meeting of the Special Committee was held at the Radisson Hotel in Menomonee Falls, Wisconsin, which was attended by all members of the Special Committee. Foley also was present. The Special Committee discussed developments in the process, including Party K/Party L’s offer of March 6, 2012. The Special Committee then discussed Party C’s interest in continuing to participate in the sale process with Party S as a bidding partner. The Special Committee discussed its concerns with Party S’s potential participation in the sale process, noting that Party S is a competitor of the Company. A representative of Foley then reviewed the fiduciary duties of the Special Committee under applicable law. After discussion, the Special Committee determined to allow Party C to partner with Party S, but to closely monitor Party S’s participation in the process.

On March 8, 2012, Party F informed Citi that it would not continue in the process.

On March 12, 2012, Party O submitted a written proposal to acquire the Company for $20.00 per share of Class A common stock in cash. After consultation with Mr. Rhinelander, Citi invited Party O to join the ongoing process. Party M and Party N never submitted proposals to acquire the Company.

On March 16, 2012, Party J informed Citi that it wanted to rejoin the process.

On March 19, 2012, Party D/Party E informed Citi that it would not continue in the process.

Also on March 19, 2012, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. Representatives of Foley and Citi also were present. A representative of Citi provided an update on the process, stating that four bidders remained involved: Party C/Party S, Party G/Party H, Party K/Party L and Party O. A representative of Foley reviewed the fiduciary duties of the Special Committee under applicable law. The members of the Special Committee discussed the amount of time the Company’s management was spending on providing diligence information to bidders and whether focusing on the bidders with the highest offers would allow the process to be accelerated and permit the Company’s management to concentrate on operations. After such discussion, the Special Committee instructed Citi to obtain final round bids from the three bidders with outstanding offers equal to or greater than $20.00 per share of Class A common stock: Party G/Party H, Party K/Party L and Party O.

On March 23, 2012, Citi sent letters to Party G/Party H, Party K/Party L and Party O, instructing the potential buyers to submit final round bids (including a mark-up of the Company’s draft merger agreement) by April 18, 2012.

Also on March 23, 2012, Party J submitted a written proposal to acquire the Company for $20.50 per share of Class A common stock in cash.

On March 27, 2012, Party G/Party H informed Citi that it would not continue in the process.

On March 30, 2012, a telephonic meeting of the Special Committee was held, which was attended by Mr. Rhinelander, Dr. Roadman and Mr. Spector. A representative of Foley also was present. The Special Committee discussed the status of the process, noting that Party K/Party L and Party O remained as potential buyers. The members of the Special Committee also discussed Party J’s offer of March 23, 2012 and expressed concern that Party J would not be able to submit a final round offer by the April 18, 2012 deadline set for Party K/Party L and Party O and discussed the potential impact of extending the process to accommodate Party J. After discussion, the Special Committee determined that Party J would only be allowed to participate in the process at that time if its participation would not jeopardize the timeline for the process, including the receipt of final round offers from Party K/Party L and Party O.

Between March 30, 2012 and April 18, 2012, Party T and Party U contacted Citi and expressed interest in a potential transaction. Consistent with the Special Committee’s treatment of Party J, Mr. Rhinelander determined that Party T and Party U would only be allowed to participate in the process at that time if their participation would not jeopardize the timeline for the process, including the receipt of final round offers from Party K/Party L and Party O. Ultimately, Party J, Party T and Party U were not invited to join the process at that time because it was concluded that their participation would have jeopardized the process by causing a substantial delay.

On or around April 1, 2012, The SeniorCare Investor published another article citing rumors that the Company was evaluating a potential sale of the Company.

On April 10, 2012, a meeting of the Board was held at the Gateway Hotel in Toronto, which was attended by all members of the Board except Ms. Ng. During the meeting, Mr. Rhinelander provided the Board with an update on the process, including that final round bids were expected on April 18, 2012.

On April 18, 2012, Party K/Party L submitted a written proposal to acquire the Company for $19.00 to $20.00 per share of Class A common stock in cash. Party K/Party L’s proposal included definitive transaction documentation, including a mark-up of the draft merger agreement and a debt commitment letter. However, Party K/Party L’s proposal was conditioned on the Company reaching an agreement with Party K/Party L with respect to the resolution of an issue regarding facilities leased by the Company from Ventas, Inc. (“Ventas”). Party K/Party L stated that its reduced offer reflected its view of the Ventas issue and additional staffing needed at the Company’s owned facilities due to the number of open positions and targeted service requirements. Party O did not submit a proposal to acquire the Company (or an offer price) but submitted a mark-up of the draft merger agreement and verbally indicated that it held discussions with financing sources.

Also on April 18, 2012, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. A representative of Foley also was present. Mr. Alan Bell, a member of the Board, also attended at the Special Committee’s request due to his knowledge of the Ventas issue. The Special Committee discussed the developments in the sale process and the Ventas issue, considering how various options of the Company in respect of Ventas would affect bidders’ offers and their related valuations of the Company.

On April 19, 2012, Party O informed Citi that it would not continue in the process.

On April 24, 2012, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. Representatives of Foley and Citi also were present. Mr. Rhinelander provided the other members of the Special Committee with an update regarding conversations between the Company and Ventas. A representative of Citi then made a presentation to the Special Committee that included, among other things, an analysis of Party K/Party L’s offer of April 18, 2012 and a comparison of such offer with the previous offers made by Party K/Party L and other bidders. A representative of Foley reviewed the definitive transaction documentation submitted by Party K/Party L. After discussion of the Ventas issue and the Party K/Party L offer, the members of the Special Committee determined that, in light of the current status of the Ventas issue, they would not reach a definitive decision regarding the Party K/Party L offer at that time.

On April 26, 2012, Ventas instituted a lawsuit against the Company that sought a declaratory judgment that the Company had breached its obligations under the leases with Ventas and forfeited its right to possession of the facilities leased thereunder. On May 3, 2012, the Board determined to investigate possible irregularities in connection with the Company’s leases with Ventas.

On May 21, 2012, Party K/Party L submitted a revised proposal to acquire the Company for $17.00 to $18.00 per share of Class A common stock in cash, a $2.00 per share reduction from its prior proposal. Party K/Party L indicated that the reduction resulted from an assumption of higher costs associated with resolution of the Ventas issue.

On May 29, 2012, the Board terminated Ms. Laurie Bebo’s employment as the President and Chief Executive Officer of the Company for cause and appointed Dr. Roadman as Interim President and Chief Executive Officer of the Company. As a result, Dr. Roadman resigned from his position on the Special Committee and the Audit Committee of the Board.

On June 15, 2012, the Company reached an agreement with Ventas to acquire 12 facilities leased from Ventas for $97,000,000. As part of the agreement, the Company also agreed to pay Ventas a $3,000,000 litigation settlement fee and reimburse Ventas for the expenses incurred by Ventas in connection with the litigation.

On June 29, 2012, Ms. Bebo initiated an arbitration proceeding against the Company disputing the existence of cause for her termination and alleging that she is entitled to more than $2.4 million in severance pay and other termination benefits because her termination was without cause. Also, on June 29, 2012, Ms. Bebo filed a lawsuit against the Company, seeking an order requiring the Company to produce certain company records previously requested by Ms. Bebo as a director of the Company and a judgment requiring the Company to indemnify Ms. Bebo for all expenses incurred in connection with the Company’s internal investigation relating to the Ventas leases and to advance Ms. Bebo all expenses incurred by her in connection with the investigation.

In July 2012, representatives of Party K/Party L met with Mr. Rhinelander to reiterate Party K/Party L’s continued interest in acquiring the Company.

On August 2, 2012, the Company was informed by the SEC that its staff was conducting an investigation of the Company. As part of the investigation, the SEC issued a subpoena to the Company. The first subpoena was subsequently withdrawn and replaced by a new subpoena requesting additional information, including the Company’s compliance with occupancy covenants in the former Ventas leases and leasing of units for employee use.

On August 6, 2012, the Company publicly disclosed that it expected expenses to increase due to increased staffing needs at its facilities.

On August 17, 2012, a telephonic meeting of the Board was held, which was attended by all members of the Board. During the meeting, Mr. Rhinelander provided the Board with an update on the process, including that Party K/Party L had expressed continued interest in acquiring the Company.

On August 21, 2012, Mr. Rhinelander instructed Citi to solicit a revised offer from Party K/Party L.

On August 29, 2012, a putative securities class action lawsuit was filed against the Company and Ms. Bebo on behalf of individuals and entities who allegedly purchased or otherwise acquired Class A common stock between March 12, 2011 and August 6, 2012. The allegations relate to disclosures made by the Company pertaining to the former Ventas leases.

Also on August 29, 2012, Party K/Party L submitted a revised written proposal to acquire the Company for $13.50 per share of Class A common stock in cash. Party K/Party L stated that the reduction in its offer price reflected its view of increased expenses due to increased staffing needs. In addition, Party K/Party L indicated that its offer price would be reduced by any liabilities related to the Company’s SEC investigation and other litigation matters.

On August 30, 2012, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. Representatives of Foley and Citi also were present. A representative of Citi discussed with the Special Committee Party K/Party L’s offer of August 29, 2012. A representative of Foley then reviewed the fiduciary duties of the Special Committee under applicable law. Following discussion, the members of the Special Committee determined that they could not support Party K/Party L’s offer of August 29, 2012 at that time. The Special Committee then asked Citi to work with the Company’s management to prepare an illustrative future stock price analysis of the Company on a stand alone basis in order to compare such analysis with the Party K/Party L offer.

On September 4, 2012, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. A representative of Foley also was present. Mr. Rhinelander informed the other members of the Special Committee that Party V, a pension fund, had expressed an interest in (a) acquiring the Company for $13.50 to $14.00 per share of Class A common stock, based solely on publicly available information about the Company, or (b) providing financing to the Company. The Special Committee then reviewed, among other things, an illustrative future stock price analysis of the Company that Citi had prepared with the assistance of the Company’s management. After discussion, the Special Committee determined to instruct Citi to communicate to Party K/Party L that a price of at least $15.00 per share was necessary in order to acquire the Company. After considering the impact of the Company’s SEC investigation and other litigation matters on a potential transaction, the Special Committee determined to ask Mr. Bell to help support the negotiations with potential bidders due to his specialized knowledge of the SEC investigation and other litigation matters.

On September 13, 2012, a lawsuit was filed derivatively by an alleged stockholder of the Company against certain of the Company’s current and former executive officers and directors and the Company, as nominal defendant, alleging that the individual defendants breached their fiduciary duties to exercise good faith to ensure that the Company was operated in a diligent, honest and prudent manner and to exercise good faith in taking appropriate action to prevent and correct certain issues relating to the Company’s legal and regulatory compliance.

Also on September 13, 2012, Citi presented Party K/Party L with a counterproposal pursuant to which Party K/Party L would acquire the Company for $15.25 per share of Class A common stock in cash, without reduction for liabilities related to the Company’s SEC investigation and other litigation matters.

On September 20, 2012, Party K/Party L submitted a revised written proposal to acquire the Company for $14.00 per share of Class A common stock in cash. However, Party K/Party L indicated that its offer price would be reduced by any liabilities related to the Company’s SEC investigation and other litigation matters.

Between September 20, 2012 and September 28, 2012, Mr. Rhinelander and representatives of Citi discussed interest in a potential transaction demonstrated to Citi by each of Party J, Party O and Party W. Following such discussions, Mr. Rhinelander directed Citi to solicit new offers to acquire the Company from Party J, Party O and Party W.

On September 28, 2012, a telephonic meeting of the Special Committee was held. Mr. Rhinelander and Ms. Ng attended the entire meeting and Mr. Spector attended for a portion of the meeting. Representatives of Foley and Citi also were present. Mr. Bell also attended at the Special Committee’s request. A representative of Citi reviewed the status of the negotiations with Party K/Party L, focusing on Party K/Party L’s offer of September 20, 2012 and its concern about exposure to liabilities relating to the SEC investigation and other litigation matters. The representative of Citi also informed the members of the Special Committee that Party O had given an oral offer of $12.00 to $15.00 per share of Class A common stock in cash, subject to due diligence on liabilities related to the Company’s SEC investigation and other litigation matters. The representative of Citi also reported that Citi had revised its illustrative future stock price analysis of the Company (prepared with the assistance of the Company’s management) in order to include potential liabilities related to the Company’s SEC investigation and other litigation matters. After discussion, the Special Committee instructed Citi to present Party K/Party L with two options: (a) limited exclusivity with Party K/Party L if Party K/Party L offered to acquire the Company for at least $14.00 per share of Class A common stock in cash (without reduction for liabilities related to the Company’s SEC investigation and other litigation matters) or (b) no exclusivity with Party K/Party L.

On October 2, 2012, Party W submitted an indication of interest, based on publicly available information, to acquire the Company for $15.00 per share of Class A common stock in cash. However, Party W indicated that its offer price would be reduced by any liabilities related to the Company’s SEC investigation and other litigation matters.

On October 3, 2012, Party O submitted a written proposal to acquire the Company for $12.00 to $15.00 per share of Class A common stock in cash, but such proposal did not address the treatment of contingent liabilities or explain the rationale for the size of the range.

On or around October 15, 2012, the Company learned that on July 26, 2012, Ms. Bebo filed a purported Sarbanes-Oxley whistleblower complaint with the Occupational Safety and Health Administration of the U.S. Department of Labor, alleging that her termination was in retaliation for her purported suggestion that the Company disclose that the reason for the delay in the announcement of the Company’s results for the first quarter of 2012 was the lawsuit instituted by Ventas against the Company.

On October 16, 2012, Party K/Party L submitted a revised written proposal to acquire the Company for $14.25 per share of Class A common stock in cash, without reduction for liabilities related to the Company’s SEC investigation and other litigation matters. Party K/Party L also requested exclusivity.

On or around October 19, 2012, the Board received a demand letter from another potential derivative plaintiff, asserting matters similar to those asserted in the lawsuit filed on September 13, 2012. The Board later determined to defer detailed consideration of the demand until a ruling is made on the motion to dismiss the lawsuit filed on September 13, 2012.

Also on October 19, 2012, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. Representatives of Foley also were present. The members of the Special Committee reviewed Party K/Party L’s offer of October 16, 2012 and considered the possibility of receiving revised bids from Party O and Party W. A representative of Foley then summarized certain important provisions in the proposed revised draft merger agreement to be sent to Party K/Party L (responding to Party K/Party L’s mark-up of the draft merger agreement received on April 18, 2012). The members of the Special Committee focused on the termination fee and fiduciary out provisions to ensure that higher offers from other bidders would not be precluded and considered the timing and certainty of closing a transaction with Party K/Party L.

On October 22, 2012, a representative of Foley sent a revised draft merger agreement to Party K/Party L.

On October 29, 2012, following completion of further due diligence, Party K/Party L revised its proposal to acquire the Company, offering $12.25 per share of Class A common stock in cash at closing and up to $2.00 per share of Class A common stock in contingent cash payments after closing (after deducting the costs associated with the Company’s SEC investigation and other litigation matters).

On November 2, 2012, in connection with the announcement of the Company’s results for the third quarter of 2012, the Company publicly announced that (a) the Company would be commencing a process to dispose of seven New Jersey facilities owned by the Company and (b) the Board is also considering a divestiture of certain closed and underperforming facilities. The Company also publicly announced that the Special Committee would continue its strategic review process to explore corporate alternatives with a view to enhancing shareholder value.

Following negotiations between Citi and Party K/Party L, on November 9, 2012, Party K/Party L submitted a “best and final” proposal to acquire the Company for $12.75 per share of Class A common stock in cash at closing and up to $1.00 per share of Class A common stock in contingent cash payments after closing (after deducting the costs associated with the Company’s SEC investigation and other litigation matters). However, the proposal was subject to investment committee approval.

On November 12, 2012, Party K/Party L informed Citi that Party K/Party L was withdrawing its offer of November 9, 2012 because such offer had failed to receive investment committee approval.

Later on November 12, 2012, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. Representatives of Foley and Citi also were present. Mr. Bell also attended at the Special Committee’s request. Notwithstanding that Party K/Party L had withdrawn its offer of November 9, 2012, a representative of Citi made a presentation to the Special Committee that included, among other things, a valuation analysis of the Company (prepared with the assistance of the Company’s management) and an analysis of Party K/Party L’s offer using various valuation metrics. Foley reviewed the fiduciary duties of the Special Committee under applicable law. After discussion, the Special Committee determined to continue to negotiate with Party K/Party L but also actively solicit offers from other bidders.

On November 14, 2012, the Special Committee instructed Citi to contact parties that had previously participated in the process, gauge their interest in rejoining the process and invite them to submit a written proposal for the acquisition of the Company by December 7, 2012.

On November 15, 2012, TPG independently contacted Citi and expressed its desire to rejoin the process.

On November 16, 2012, representatives of Citi contacted Party F, Party J, Party O and TPG and invited them to rejoin the process. Representatives of Citi offered each party access to an electronic data room and the opportunity to meet with the Company’s management.

During the week of December 3, 2012, Party O and TPG attended presentations by the Company’s management.

On December 7, 2012, TPG submitted a written proposal to acquire the Company for $11.00 to $13.00 per share of Class A common stock in cash. Party F, Party J and Party O declined to submit proposals to acquire the Company. Party F did express an interest in acquiring certain of the Company’s assets rather than the Company in its entirety, but, after consultation with Mr. Rhinelander and at his direction, Citi informed Party F the Special Committee’s strategy at that time did not include selling the assets in which Party F expressed an interest in acquiring.

On December 8, 2012, Party K/Party L submitted a revised written proposal to acquire the Company for $11.25 per share of Class A common stock in cash at closing plus an unspecified amount in contingent cash payments after closing, based on the proceeds from the sale of certain New Jersey properties owned by the Company and the costs associated with the Company’s SEC investigation and other litigation matters.

Later on December 8, 2012, Mr. Rhinelander and representatives of Citi discussed TPG’s offer of December 7, 2012 and Party K/Party L’s offer of December 8, 2012. Following such discussion, Mr. Rhinelander instructed Citi to solicit final round offers (including definitive transaction documentation) from TPG and Party K/Party L by January 28, 2013.

On December 21, 2012, a lawsuit was filed derivatively by an alleged stockholder of the Company against certain of the Company’s current and former executive officers and directors and the Company, as nominal defendant. The substantive allegations are similar to the allegations in the lawsuit filed on September 13, 2012. Unlike the lawsuit filed on September 13, 2012, which purports to allege only a breach of the fiduciary duty of good faith, however, the lawsuit filed on December 21, 2012 purports to allege four causes of action: breach of fiduciary duty, contribution and indemnification, waste of corporate assets and unjust enrichment.

On December 31, 2012, the Company entered into a waiver and amendment with respect to its $125,000,000 Credit Agreement dated as of February 18, 2011, as amended (the “credit agreement”), among the Company, the lenders party thereto and U.S. Bank National Association (“U.S. Bank”), pursuant to which the Company agreed to, by March 31, 2013, provide to the lenders under the credit agreement an agreement that provides for the repayment of all of the Company’s obligations under the credit agreement by August 15, 2013 (subject to extension to September 30, 2013).

On January 10, 2013, a representative of Citi sent a draft merger agreement to TPG.

On January 16, 2013, a meeting of the Special Committee was held, which was attended by all members of the Special Committee. Mr. Bell also was present at the Special Committee’s request. The members of the Special Committee reviewed Foley’s status as legal counsel to the Special Committee in light of the fact that Foley also was acting as legal counsel to U.S. Bank in U.S. Bank’s capacity as administrative agent and collateral agent under the credit agreement. Mr. Bell noted that representatives of Foley had confirmed that an ethical wall had been established at Foley in order to protect Foley and the Special Committee from conflicts. However, the members of the Special Committee agreed that it was fundamental to the successful fulfillment of the Special Committee’s mandate that the independence of the Special Committee and its advisors and the evaluation of strategic alternatives be maintained in both fact and perception. As a result, the Special Committee determined to terminate Foley as legal counsel to the Special Committee. The Special Committee also determined to retain Cravath, Swaine & Moore LLP (“Cravath”) as independent legal counsel to the Special Committee, after considering the qualifications, expertise and reputation of Cravath in mergers and acquisitions and special committee assignments, subject to Cravath’s confirmation that Cravath has no conflict issues and would be independent for purposes of acting as legal counsel to the Special Committee. Cravath subsequently so confirmed and was retained by the Special Committee.

On January 27, 2013, Party F contacted Citi and reiterated its interest in acquiring certain of the Company’s assets rather than the Company in its entirety.

On January 28, 2013, Party K/Party L submitted a revised written proposal to acquire the Company for $10.50 per share of Class A common stock in cash at closing and up to $1.00 per share of Class A common stock in contingent cash payments after closing, based on the proceeds from the sale of certain New Jersey properties owned by the Company and the costs associated with the Company’s SEC investigation and other litigation matters. Party K/Party L’s proposal included definitive transaction documentation, including a mark-up of the draft merger agreement sent to Party K/Party L on October 22, 2012, an equity commitment letter, a debt commitment letter and a limited guarantee. Also on January 28, 2013, TPG submitted a revised written proposal to acquire the Company that included definitive transaction documentation, including a mark-up of the draft merger agreement sent to TPG on January 10, 2013, an equity commitment letter and a limited guarantee, but did not contain a proposed purchase price. TPG indicated that it would submit a proposed purchase price no later than February 4, 2013 (after receiving investment committee approval). Both Party K/Party L and TPG stated that they required exclusivity in order to move forward.

On February 1, 2013, TPG verbally submitted an offer to acquire the Company for $11.00 to $11.50 per share of Class A common stock in cash. After a discussion with representatives of Citi about the offer, Mr. Rhinelander instructed Citi to tell TPG that TPG should offer at least $12.00 per share of Class A common stock in cash. Citi promptly complied with the instructions.

On February 2, 2013, TPG verbally submitted its “best and final” offer to acquire the Company for $11.75 per share of Class A common stock in cash.

Later on February 2, 2013, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. Representatives of Cravath and Citi also were present. Mr. Bell also attended at the Special Committee’s request. A representative of Citi made a presentation to the Special Committee that included, among other things, a review of the process to date and a discussion of the Party K/Party L offer of January 28, 2013 and the TPG offer of February 2, 2013. The representative of Citi described how each bidder proposed to finance the acquisition of the Company, noting that Party K/Party L’s offer required a four-week period involving substantial assistance from the Company to arrange a debt financing, while TPG’s offer included no debt financing and a two-week timeline for signing definitive transaction documentation. The representative of Citi also noted that Party K/Party L’s price included contingent cash payments to be made after closing. A representative of Cravath then reviewed the fiduciary duties of the Special Committee under applicable law. The Special Committee discussed the possibility of obtaining, with respect to the merger agreement, the approval of a majority of the unaffiliated holders of Class A common stock (i.e., excluding directors and officers of the Company and the holders of Class B common stock) in addition to the approval of all stockholders mandated by Nevada law. Representatives of Cravath then reviewed the definitive transaction documentation submitted by Party K/Party L and TPG. After discussion, including consideration of the conversations with TPG after the January 28, 2013 bid deadline and the option of not entering into any transaction at that time, the Special Committee instructed Citi to inform Party K/Party L that Party K/Party L must raise its offer to at least $12.00 per share in cash with no debt financing contingency if it wished to have a leading offer. Citi promptly complied with the instructions.

On February 5, 2013, Party K/Party L submitted its “best and final” offer to acquire the Company for $11.50 per share of Class A common stock in cash and removed the debt financing contingency contained in its offer of January 28, 2013. However, only Party L, and not Party K, received approval from its investment committee to make such offer.

On February 6, 2013, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. Representatives of Cravath and Citi also were present. Mr. Bell also attended at the Special Committee’s request. A representative of Citi reviewed with the Special Committee TPG’s proposal of February 2, 2013 and Party K/Party L’s proposal of February 5, 2013. The representative of Citi also informed the Special Committee that, despite multiple attempts by Citi, both TPG and Party K/Party L had declined to offer a price higher than the price contained in their latest proposals. The members of the Special Committee discussed the two latest proposals, including their reservations concerning the entry into an exclusivity agreement, but determined that they would be willing to authorize the entry into such an agreement if such exclusivity would likely lead to the best offer for the stockholders of the Company. The Special Committee then instructed Citi and Cravath to inform TPG that it was the leading bidder and that the Special Committee expected to enter into definitive transaction documentation within two weeks. Citi and Cravath promptly complied with the instructions.

Later on February 6, 2013, representatives of TPG informed Citi and Cravath that TPG would not move forward without an exclusivity agreement. A representative of TPG subsequently sent to Citi a draft exclusivity agreement, pursuant to which the Company and its affiliates and representatives were required to not solicit any proposals from, or engage in any discussions with, any third party with respect to a competing transaction until 11:59 p.m. P.T. on February 25, 2013.

On February 7, 2013, a representative of Cravath sent to Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to TPG, revised drafts of the merger agreement, the equity commitment letter and the limited guarantee. Cravath also sent to Skadden a draft voting agreement prepared by O’Melveny & Myers LLP (“O’Melveny”), counsel to Thornridge.

On February 7, 2013 and February 8, 2013, representatives of Citi and Cravath engaged in discussions with representatives of TPG and Skadden with respect to the exclusivity agreement. Late on February 8, 2013, the Company and TPG signed an exclusivity agreement with an exclusivity period that terminated at 11:59 p.m. P.T. on February 25, 2013.

On February 9, 2013, a telephonic meeting of the Board was held, which was attended by all members of the Board. Representatives of Cravath and Citi also were present. A representative of Citi made a presentation to the Board that included, among other things, a review of the Special Committee process to date and a summary of the latest proposals from Party K/Party L and TPG. The representative of Citi informed the Board that the Special Committee had determined to move forward with TPG as the leading bidder and signed an exclusivity agreement with TPG. A representative of Cravath then reviewed the fiduciary duties of the Board under applicable law. The Board discussed the possibility of obtaining, with respect to the merger agreement, the approval of a majority of the unaffiliated holders of Class A common stock (i.e., excluding directors and officers of the Company and the holders of Class B common stock) in addition to the approval of all stockholders mandated by Nevada law.

Later on February 9, 2013, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. Representatives of Cravath and Citi also were present. A representative of Cravath informed the Special Committee that Thornridge had requested that the Company reimburse Thornridge for the reasonable and documented out-of-pocket expenses it incurs pursuant to the negotiation of the voting agreement or otherwise in connection with the proposed transaction with TPG. After discussion, the Special Committee determined to not reimburse Thornridge’s expenses. In response to the Special Committee’s request for disclosures and commitments related to potential conflicts of interest, the representatives of Citi informed the Special Committee that (a) no representative of Citi acting in an advisory capacity to the Special Committee owns any equity or debt interests in, or has any other financial relationship with, the Company or TPG, (b) Citi will not provide debt financing to a potential bidder for the Company and (c) TPG and its affiliates collectively are one of the top fee payers to Citi. After Citi departed the meeting, the members of the Special Committee discussed the disclosures and commitments made by Citi, focusing on the fact that TPG pays substantial fees to Citi, but acknowledging that any large financial institution likely receives similar fees from TPG. After such discussion, the members of the Special Committee concluded that the relationship between Citi and TPG would not impact the ability of Citi to provide independent advice to the Special Committee, subject to continuing review should additional conflicting facts become known.

On February 15, 2013, Mr. Rhinelander and Citi received an unsolicited written proposal from Party K/Party L to acquire the Company at a price of $12.00 per share of Class A common stock in cash, without a debt financing contingency. In addition, the unsolicited written proposal stated that Party K/Party L has completed all of its diligence, has secured all necessary internal approvals and is prepared to finalize definitive documentation within a few days. Promptly following receipt of the unsolicited written proposal, Cravath informed Skadden that the Special Committee had received an unsolicited written proposal from a third party. Cravath described to Skadden the terms of the unsolicited written proposal, but made clear to Skadden that the Special Committee and its advisors would continue to work in good faith with TPG to sign definitive transaction documentation, but subject to coming to agreement on mutually acceptable terms, including price.

Also on February 15, 2013, the putative securities class action lawsuit previously filed on August 29, 2012 was amended to, among other things, change the start date of the class period to March 4, 2011. The lawsuit, as amended, asserts that the Company did not accurately disclose occupancy data, falsely touted the success of its “private pay” business model and falsely reported that it was in compliance with the former Ventas leases.

On February 17, 2013, representatives of Citi, Cravath, TPG, Goldman Sachs & Co. (“Goldman”), financial advisor to TPG, and Skadden participated in a conference call to discuss TPG’s outstanding due diligence requests.

On February 18, 2013, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. Representatives of Cravath and Citi also were present. Mr. Bell also attended at the Special Committee’s request. Representatives of Cravath and Citi updated the Special Committee on the discussions with TPG.

On February 20, 2013, a representative of Skadden sent to Cravath a revised draft of the merger agreement. Later on February 20, 2013, representatives of Cravath, TPG, Skadden and KPMG, accounting advisor to TPG, participated in a conference call with the representatives of the Company and Grant Thornton LLP, the independent auditor of the Company. On February 21, 2013, a representative of Cravath sent to Skadden a revised draft of the merger agreement, reflecting a price of $12.00 per share of Class A common stock in cash. On February 22, 2013, representatives of Citi, Cravath, TPG and Skadden met at the offices of Cravath to negotiate the definitive transaction documentation. During such negotiation, TPG and Skadden took the position that there should be no required approval of stockholders of the Company other than the approval of all stockholders mandated by Nevada law. However, Cravath and Citi made clear that the Special Committee would not approve a transaction that did not also require the approval of a majority of the unaffiliated holders of Class A common stock (i.e., excluding directors and officers of the Company and the holders of Class B common stock).

Between February 22, 2013 and February 25, 2013, representatives of Citi, Cravath, TPG and Skadden continued to negotiate the definitive transaction documentation. Between February 23, 2013 and February 25, 2013, representatives of O’Melveny and Skadden negotiated the voting agreement.

On February 24, 2013, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. Representatives of Cravath and Citi also were present. A representative of Citi made a presentation to the Special Committee that included, among other things, a summary of the key terms of the offer made by TPG and a valuation analysis of the Company (prepared with the assistance of the Company’s management) using various metrics. The representative of Citi also informed the members of the Special Committee that Citi would be prepared to render its fairness opinion on February 25, 2013. Representatives of Cravath reviewed the fiduciary duties of the Special Committee under applicable law and then described the terms and conditions of the definitive transaction documentation, highlighting the material matters that remained open at that time. The members of the Special Committee engaged in a discussion of the terms and conditions of the proposed potential transaction in light of the Company’s strategic alternatives. In the course of such discussion, the members of the Special Committee also considered the option of not entering into any transaction at that time. The Special Committee then unanimously resolved to recommend to the Board that the Board approve the proposed potential transaction with affiliates of TPG, subject to resolution of the material open matters on terms acceptable to the Special Committee and its advisors.

On February 25, 2013, a telephonic meeting of the Board was held, which was attended by all members of the Board. Representatives of Cravath and Citi also were present. A representative of Citi made a presentation to the Board that included, among other things, a summary of the key terms of the offer made by TPG and a valuation analysis of the Company (prepared with the assistance of the Company’s management) using various metrics. Thereafter, Citi rendered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated February 25, 2013 to the effect that, as of that date and based on and subject to the factors, assumptions and limitations described in the opinion, the Class A per share merger consideration is fair, from a financial point of view, to the holders of Class A common stock (other than the excluded Class A holders). Representatives of Cravath reviewed the fiduciary duties of the Board under applicable law and then described the terms and conditions of the definitive transaction documentation. Mr. Rhinelander, on behalf of the Special Committee, informed the Board that the Special Committee recommended that the Board approve the proposed potential transaction with affiliates of TPG. The members of the Board engaged in a discussion of the terms and conditions of the proposed potential transaction in light of the Company’s strategic alternatives. In the course of such discussion, the members of the Board considered the recommendation of the Special Committee and the option of not entering into any transaction at that time. The Board then, for the reasons detailed in the section of this proxy statement captioned “Recommendation of the Special Committee and the Board; Reasons

for Recommending the Approval of the Merger Agreement” below, unanimously determined that the merger was fair to, and in the best interests of, the Company and its stockholders, adopted the merger agreement, resolved that the merger agreement be submitted for approval by the stockholders of the Company at a meeting of stockholders and recommended that the stockholders of the Company vote in favor of approval of the merger agreement.

Also on February 25, 2013, a telephonic meeting of the Special Committee was held, which was attended by all members of the Special Committee. Representatives of Cravath also were present. A representative of Cravath updated the members of the Special Committee on the recent developments in the negotiations with TPG, including the material matters that had remained open on February 24, 2013. The representative of Cravath also reviewed with the members of the Special Committee the fiduciary duties of the Special Committee under applicable law. The members of the Special Committee then engaged in a discussion of the terms and conditions of the proposed potential transaction in light of the Company’s strategic alternatives. In the course of such discussion, the members of the Special Committee also considered the option of not entering into any transaction at that time. The Special Committee then, for the reasons detailed in the section of this proxy statement captioned “Recommendation of the Special Committee and the Board; Reasons for Recommending the Approval of the Merger Agreement” below, unanimously determined that the merger was fair to, and in the best interests of, the Company and its stockholders, adopted the merger agreement and recommended that the stockholders of the Company vote in favor of approval of the merger agreement.

Late on February 25, 2013, Parent, Merger Sub, the Company and Thornridge, as applicable, executed the merger agreement and the other definitive transaction documentation. Early on February 26, 2013, the Company issued a press release announcing its entry into the merger agreement.

Recommendation of the Special Committee and Board; Reasons for Recommending the Approval of the Merger Agreement

Special Committee

The Special Committee, at a meeting held on February 25, 2013, unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders and adopted and approved the merger agreement, the merger and the other transactions contemplated thereby.

The Special Committee also unanimously recommended that, at a special meeting of the stockholders of the Company, (a) the holders of Company common stock, voting as a single class, vote in favor of approval of the merger agreement and (b) the holders of Class A common stock (other than the excluded Class A holders), voting as a single, separate class, vote in favor of approval of the merger agreement.

The Special Committee unanimously recommends that the stockholders of the Company vote “FOR” approval of the merger agreement.

In reaching its determination, the Special Committee consulted with and received presentations and advice from the Company’s management and the Special Committee’s independent financial and legal advisors and considered a number of factors that it believed supported its determination, including, but not limited to, the following:

•

the $12.00 per share price to be paid in cash in respect of each share of Class A common stock, which represents (a) a 49.8% premium over the closing price of the Class A common stock on the NYSE on November 1, 2012 (the last trading day prior to the announcement of the Special Committee’s strategic review process), (b) a 56.5% premium over the weighted average closing price of the Class A common stock on the NYSE during the period from August 8, 2012 to November 1, 2012 (the undisturbed period beginning after the Company disclosed that it expected expenses to increase due to increased staffing needs at its facilities and that the SEC is conducting an investigation of the Company) and (c) an 18.2% premium over the closing price on the NYSE on February 22, 2013 (the last trading day prior to the Special Committee’s adoption of the merger agreement);

•

the $12.90 per share price to be paid in cash in respect of each share of Class B common stock, which price is required under the Company’s Amended and Restated Articles of Incorporation based on the Class A per share merger consideration;

•

the process conducted by the Special Committee with the assistance of Citi prior to entering into the merger agreement, including that 20 parties were contacted over the course of the process and a public announcement of the process was made on November 2, 2012;

•

the fact that the amount TPG will pay to the Company’s stockholders was the result of negotiations and price increases by TPG from its proposed price range of $11.00 to $11.50 per share of Class A common stock;

•	the uncertainty with respect to the trading price of the Class A common stock reaching and sustaining at least $12.00 per share, as adjusted for present value;

•

the fact that the consideration to be paid in the merger is all cash, which provides certainty of value and liquidity to the Company’s stockholders while avoiding long-term business risk, including the risks and uncertainties relating to the Company’s prospects (including the prospects described in management’s projections summarized in the section of this proxy statement captioned “The Merger—Prospective Financial Information” below);

•

the fact that the Company would have been in default under the credit agreement if, by March 31, 2013, the Company had not provided the lenders under the credit agreement with an agreement that provides for the repayment of all of the Company’s obligations under the credit agreement by August 15, 2013 (subject to extension to September 30, 2013);

•

the financial analyses presented to the Special Committee by Citi and the opinion of Citi, dated February 25, 2013, to the Special Committee to the effect that, as of that date and based on and subject to the factors, assumptions and limitations described in the opinion, the Class A per share merger consideration is fair, from a financial point of view, to the holders of Class A common stock (other than the excluded Class A holders), as more fully described in the section of this proxy statement captioned “The Merger—Opinion of Citigroup Global Markets, Inc., Financial Advisor to the Special Committee” below;

•

the fact that Citi confirmed that (a) no representative of Citi acting in an advisory capacity to the Special Committee owns any equity or debt interests in, or has any other financial relationship with, the Company or TPG and (b) Citi will not provide debt financing to any potential bidder for the Company;

•

the strategic alternatives available to the Company other than a sale of the Company (including continuing to operate as a standalone enterprise), which the Special Committee determined to be less favorable to the Company’s stockholders than the merger given the potential risks, rewards, likely value creation and uncertainties associated with these alternatives;

•	the likelihood that the merger would be consummated based on, among other things (not in any relative order of importance):

•

the fact that Parent had obtained committed equity financing for the transaction and the limited number and nature of the conditions to the equity financing, each of which, in the reasonable judgment of the Special Committee, increases the likelihood of such financing being completed;

•	the absence of a financing condition in the merger agreement and the absence of a debt financing contingency in the transaction;

•	the likelihood and anticipated timing of consummating the merger in light of the scope of the conditions to closing;

•

the Company’s ability to seek specific performance of (a) Parent’s obligation to cause TPG VI to make the equity contributions to Parent pursuant to the equity commitment letter or (b) TPG VI’s obligation to fund the equity contributions to Parent pursuant to the equity commitment letter;

•

the fact that the merger agreement provides that, upon termination, the Company can require Parent to pay the Company a $40,000,000 reverse termination fee under certain circumstances, without the Company having to establish any damages, and the guarantee of such payment obligation by TPG VI pursuant to the limited guarantee;

•

the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

•	the reputation of TPG; and

•	TPG’s ability to consummate acquisition transactions;

•	the other terms of the merger agreement and the other definitive transaction documentation, including:

•

the Company’s ability, at any time prior to the time that the Company stockholder approvals are obtained, to furnish non-public information to a person making an unsolicited written acquisition proposal and to engage in discussions or negotiations with such person, if the Special Committee determines in good faith, based on information then available and after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties;

•

the ability of each of the Special Committee and the Board, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation that the Company’s stockholders vote to approve the merger agreement;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that the Company complies with its obligations relating to the entry into any such agreement and concurrently with the termination of the merger agreement pays to Parent a termination fee of $7,250,000 and reimburses up to $2,750,000 of Parent’s expenses;

•

the termination fee payable to Parent and the reimbursement of Parent’s expenses under certain circumstances, including as described above, in connection with a termination of the merger agreement, which the Special Committee concluded were reasonable in the context of termination fee and expenses reimbursement provisions in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration, and the belief of the Special Committee that the termination fee payable to Parent and the reimbursement of Parent’s expenses would not preclude another party from making a competing proposal for the Company;

•

the fact that the merger agreement would need to be approved by (a) the holders of a majority of the voting power of the outstanding shares of Company common stock, voting as a single class, and (b) the holders of a majority of the voting power of the outstanding shares of Class A common stock (other than the excluded Class A holders), voting as a single, separate class;

•	the fact that the termination date under the merger agreement allows for sufficient time to consummate the merger; and

•

the fact that (a) the obligation of Thornridge under the voting agreement to vote for the approval of the merger agreement terminates if the Board or the Special Committee change its recommendation of the transaction and (b) the voting agreement terminates upon the termination of the merger agreement;

•	the fact that TPG has not discussed new employment or compensation arrangements with management of the Company;

•	the Special Committee’s views and opinions on the current and prospective business climate in the senior living residence industry and market competition;

•

the Special Committee’s understanding of the business, assets, operations, financial condition, earnings, alternatives and prospects of the Company, including the prospects of the Company as a standalone enterprise; and

•

the risk that prolonging the sale process further could have resulted in the loss of an opportunity to consummate a transaction and distracted senior management from implementing the Company’s business plan.

In the course of its deliberations, the Special Committee also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including:

•

the risk that the merger might not be consummated in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by the equity commitment, described in the section of this proxy statement captioned “The Merger—Financing of the Merger” below, is not obtained, as Parent does not on its own possess sufficient funds to consummate the merger;

•

that the stockholders of the Company will have no ongoing equity interest in the surviving corporation following the merger, meaning that the stockholders will cease to participate in the Company’s future earnings or growth, or to benefit from any increases in the value of the Company’s common stock;

•

the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company;

•

the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•

that if the merger is not consummated, the Company will be required to pay its own expenses associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement as well as, under certain circumstances, pay Parent a termination fee of $7,250,000 and, under certain circumstances, reimburse up to $2,750,000 of Parent’s expenses, in connection with the termination of the merger agreement;

•

the possibility that the Company’s obligation to reimburse up to $2,750,000 of Parent’s expenses and pay Parent a termination fee of $7,250,000 upon the termination of the merger agreement could discourage other potential acquirors from making a competing bid to acquire the Company;

•

the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitment of TPG VI and that, if specific performance is not granted by a court of competent jurisdiction, the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of the $40,000,000 reverse termination fee, which is guaranteed by TPG VI, and that under certain circumstances the Company may not be entitled to a termination fee at all;

•

the possible effect of the public announcement, pendency or consummation of the transactions contemplated by the merger agreement, including any suit, action or proceeding in respect of the merger agreement or the transactions contemplated by the merger agreement;

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes; and

•

the fact that our executive officers and directors may have interests in the transaction that are different from, or in addition to, those of our stockholders (see the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” below).

The Board

The Board, at a meeting held on February 25, 2013, unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders, and adopted and approved the merger agreement, the merger and the other transactions contemplated thereby.

The Board also unanimously directed that the merger agreement be submitted to the stockholders of the Company for approval and recommended that, at a special meeting of the stockholders of the Company, (a) the holders of Company common stock, voting as a single class, vote in favor of approval of the merger agreement and (b) the holders of Class A common stock (other than the excluded Class A holders), voting as a single, separate class, vote in favor of approval of the merger agreement.

The Board unanimously recommends that the stockholders of the Company vote “FOR” approval of the merger agreement.

In reaching its determination, the Board consulted with and received presentations, advice and information from the Company’s management and the Special Committee’s financial and legal advisors and considered a number of factors that it believed supported its determination, including, but not limited to, the factors considered by the Special Committee that are listed above and the unanimous recommendation of the Special Committee that the Board approve the transaction.

The foregoing discussion of the factors considered by the Special Committee and the Board is not intended to be exhaustive, but rather includes the principal factors considered by the Special Committee and the Board, as applicable. The Special Committee and the Board reached the conclusion to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Special Committee and the Board believed were appropriate. In view of the wide variety of factors considered by the Special Committee and the Board and the complexity of these matters, the Special Committee and the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their decisions and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations of the Special Committee and the Board. Rather, the Special Committee and the Board made their determinations and recommendations based on the totality of information presented to them and the investigation conducted by them. In considering the factors discussed above, individual directors may have given different weights to different factors. It should be noted that this explanation of the reasoning of the Special Committee and the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section of the proxy statement captioned “Cautionary Statement Regarding Forward-Looking Statements” above.

Opinion of Citigroup Global Markets, Inc., Financial Advisor to the Special Committee

Citi was retained to act as financial advisor to the Special Committee in connection with the Special Committee’s exploration of strategic alternatives for the Company. In connection with this engagement, the Special Committee requested Citi to render an opinion to the Special Committee as to the fairness, from a financial point of view, of the Class A per share merger consideration to the holders of shares of Class A common stock (other than excluded Class A holders). On February 25, 2013, Citi rendered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated February 25, 2013, to the effect that, as of that date and based on and subject to the factors, assumptions and limitations described in its opinion, the Class A per share merger consideration was fair, from a financial point of view, to the holders of shares of Class A common stock (other than excluded Class A holders).

The full text of Citi’s written opinion, dated February 25, 2013, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex D and is incorporated herein by reference in its entirety. You are urged to read the opinion in its entirety. Citi’s opinion was provided for the information of the Special Committee in connection with its evaluation of the merger from a financial point of view. Citi’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the merger. Citi also expressed no view as to, and Citi’s opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the Class A per share merger consideration. Citi’s opinion does not address the underlying business decision of the Company to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. The following is a summary of Citi’s opinion and the methodology that Citi used to render its opinion.

In arriving at its opinion, Citi, among other things:

•	reviewed the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the businesses, operations and prospects of the Company;

•	examined certain publicly available business and financial information relating to the Company;

•	examined certain financial forecasts and other information and data relating to the Company which were provided to or discussed with Citi by the management of the Company;

•

reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of the Class A common stock, the historical and projected earnings and other operating data of the Company, and the capitalization and financial condition of the Company;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of the Company; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of the Company that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company.

Citi assumed, with the Special Committee’s consent, that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the merger. Citi assumed, based on its discussions with the Company’s management, that the Company would have been in default of the credit agreement as of March 31, 2013 unless it entered into an agreement for the repayment of all obligations under the credit agreement on or prior to such date and that obtaining any alternative financing to make such repayment is not assured. Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, and Citi did not make any physical inspection of the properties or assets of the Company. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to the Company or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Parent, and the decision to enter into the merger was solely that of the Special Committee and the Board (after having received the unanimous recommendation of the Special Committee). Citi’s opinion was only one of many factors considered by the Special Committee and the Board in their evaluation of the merger and should not be viewed as determinative of the views of the Special Committee, the Board or the Company’s management with respect to the merger or the applicable per share merger consideration.

The following is a summary of the material financial analyses presented to the Special Committee in connection with the delivery of Citi’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses. In connection with Citi’s financial analysis summarized below, Citi reviewed financial forecasts and other information and data relating to the Company which were prepared by the Company’s management.

Undisturbed Trading Range. Citi observed that during the period between August 8, 2012 (two days after the Company’s disclosure of increased staffing expenses and one day after the Company’s disclosure of the commencement of an investigation of the Company by the SEC) and November 1, 2012 (one day before the Company’s disclosure that the Special Committee would continue its strategic review process to explore corporate alternatives) the Class A common stock traded in a range of $7.01 to $8.38 per share and that the closing price per share of Class A common stock on November 1, 2012 was $8.01. Citi noted that the Class A per share merger consideration was above that range.

Research Price Targets. Citi compared the Class A per share merger consideration to the one-year price per share targets for the Class A common stock of two Wall Street research analysts, as of February 21, 2013, found in publicly available public equity research on the Company. As of that date, the two research analysts who covered the Company and reported one-year price targets published price per share targets for the Class A common stock of $6.00 and $8.00. Citi noted that the Class A per share merger consideration was above those one-year price targets.

Key Comparable Companies Analysis. Citi reviewed financial and stock market information and derived certain trading multiples for the following key selected publicly traded companies. These companies were selected generally because, among other factors, they are publicly traded companies that operate senior living facilities.

•	the Company

•	Five Star Quality Care, Inc.

While Five Star Quality Care, Inc. is not directly comparable to the Company, it has operations that, for purposes of this analysis, may be considered similar to certain of the Company’s business’ results, market size and product profile.

As part of its key comparable companies analysis, Citi calculated and analyzed each selected company’s ratio of adjusted firm value to its 2013 estimated adjusted earnings before interest, taxes, depreciation, amortization and rent expense (EBITDAR). Based on the key comparable company metrics analyzed and its professional judgment, Citi selected a multiple range of 7.6x to 8.0x and applied such multiples to the corresponding data of the Company. Financial data for the key comparable companies were based on information available from FactSet, Wall Street research reports and public filings. This analysis indicated the following implied equity value per share reference range for the Company, as compared to the Class A per share merger consideration:

Implied Equity Value Per Share Reference Range for the Company	Class A Per Share Merger Consideration
$6.75 — $8.00	$12.00

In addition to the key comparable companies, Citi reviewed financial and stock market information for each of Capital Senior Living Corp., Emeritus Corp., and Brookdale Senior Living, Inc.; however, Citi did not include those companies in its key comparable company analysis because it determined, based on its professional judgment, that each of those companies was not sufficiently comparable to the Company because they have different real estate business results, market size and product profiles.

Premiums Paid Analysis. Citi reviewed publicly available data relating to transactions involving U.S. public targets, announced between January 1, 2007 and February 20, 2013, with a transaction value between $250 million and $1 billion and in which the target stockholders received all cash consideration, excluding transactions where the target’s principal business was as a financial institution or in real estate. Citi reviewed the implied premiums paid in such transactions over the closing stock prices of the target companies one trading day prior to public announcement of the relevant transaction based on information publicly available at that time. Citi observed the interquartile range of premiums among the selected transactions of 14.1% (for transactions in the 25th percentile) to 47.8% (for transactions in the 75th percentile). Citi applied such premiums to the undisturbed closing per share price of the Class A common stock on November 1, 2012 (one day before the Company’s disclosure that the Special Committee would continue its strategic review process to explore corporate alternatives) of $8.01. This analysis indicated the following implied per share equity value reference range for the Company, as compared to the Class A per share merger consideration:

Implied Equity Value Per Share Reference Range for the Company	Class A Per Share Merger Consideration
$9.25 — $11.75	$12.00

Selected Transaction Analysis. Using publicly available information, Wall Street research reports and information provided by the Company’s management, Citi reviewed financial data for the following selected transaction. This transaction was selected generally because it represents an acquisition of the Company in the past.

Announcement Date	Acquiror	Target
November 4, 2004	Extendicare Health Services Inc.	Assisted Living Concepts, Inc.

As part of its selected transaction analysis, Citi calculated and analyzed the ratio of transaction value to the target company’s adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) as measured for the last twelve months prior to the announcement of the transaction. Citi calculated a multiple of 10.3x from the selected transaction and applied such multiple to the Company’s estimated 2012 fourth quarter annualized EBITDA of $34.2 million, which excludes certain one-time expenses of $2.3 million, including those related to the Company’s SEC investigation and other litigation matters, the Company’s public relations and quality initiatives, consulting fees and discontinued operations. This analysis implied the following per share equity value reference amount for the Company, as compared to the Class A per share merger consideration:

Implied Equity Value Per Share Reference Amount for the Company	Class A Per Share Merger Consideration
$8.00	$12.00

Illustrative Sum-of-the-Parts Analysis. Citi performed an illustrative sum-of-the-parts analysis of the Company which was designed to calculate an adjusted equity value per share of the Company based on the sum of separate valuations (described below) for the Company’s real estate business and the Company’s operations and management business.

Citi calculated the firm value of the Company’s operations and management business and its real estate business separately and added them together to arrive at the valuation of the entire Company.

The firm value of the operations and management business was calculated by applying a selected valuation multiple of 10.3x to the 2012 fourth quarter estimated annualized EBITDA for the operations and management business of $12.3 million. The selected valuation multiple of 10.3x is based on the Selected Transaction Analysis described above. The 2012 fourth quarter estimated annualized EBITDA for the operations and management business was calculated by adjusting the Company’s estimated 2012 fourth quarter annualized EBITDAR of $45.0 million to exclude $10.7 million in rents payable to third party lessors and an additional $21.9 million representing the rental stream that the Company’s owned facilities (which we refer to as the “owned facility rental stream”) could support in the case of separation of the Company’s real estate business and the Company’s operations and management business.

The owned facility rental stream was determined based on the Company’s estimated 2012 fourth quarter annualized EBITDAR of $45.0 million, adjusted to exclude the contribution of the leased facilities, divided by a rent coverage ratio of 1.5x. Citi selected the rent coverage ratio based on its professional judgment, taking into account industry practices as well as the Company’s real estate business’s results, market size and product profile.

The range of potential firm values of the real estate business was calculated by dividing the owned facility rental stream by a selected range of cap rates (as defined below). Citi applied a 7.0% to 8.0% range of cap rates to the owned facility rental stream to calculate the firm value of the Company’s real estate business. Citi selected this range of cap rates utilizing its professional judgment and experience, taking into account its analysis of the Company’s real estate business and the companies that participated in the selected transactions described below. Using publicly available information, the range of cap rates was selected from the third and fourth quartiles of cap rates calculated from the following selected real estate transactions involving the sale of asset portfolios that may be considered similar to the assets of the Company’s real estate business. While none of the companies that participated in the selected transactions are directly comparable to Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s real estate business’s results, market size and product profile.

Ann. Date	Acquiror	Target	Cap Rate
10/16/2012	HCP, Inc.	133 Facilities Owned by Emeritus/Blackstone JV	6.6	%(1)
8/22/2012	Health Care REIT	Sunrise Senior Living, Inc.	6.0-6.5%
6/7/2012	CNL, Lifestyle Properties, Inc.	7 Facilities Owned by Sunrise Senior Living, Inc.	6.1%
4/16/2012	Ventas, Inc.	16 Facilities Owned by Sunrise Senior Living, Inc.	7.0%
10/14/2011	CNL, Lifestyle Properties, Inc.	7 Facilities Owned by Sunrise Senior Living, Inc.	8.0%
9/1/2011	Senior Housing Properties Trust	Vi	7.3%
4/19/2011	Sunrise Senior Living, Inc.	15 Facilities Owned by Morgan Stanley	6.3%
2/16/2011	Health Care REIT	Benchmark Senior Living	7.0%
2/15/2011	Health Care REIT	Silverado Senior Living	7.5%
2/15/2011	Health Care REIT	Senior Star	6.0%
12/13/2010	HCP, Inc.	Horizon Bay	7.7%
12/10/2010	Company/CNL Lifestyle Properties	Arcapita/Sunrise Senior Living, Inc. Portfolio	7.3%
10/22/2010	Ventas, Inc.	Atria Senior Living Group	6.5	%(2)
8/4/2010	Health Care REIT	Merrill Gardens	7.5%
10/13/2009	Brookdale Senior Living	21 Facilities Owned by Sunrise Senior Living, Inc.	8.0%

(1)	EBITDAR cap rate.
(2)	Cap rate for stabilized assets only.

For the selected transactions, Citi calculated and compared the implied capitalization rate as a ratio of the target company’s net operating income for the last 12 months prior to the announcement of the transaction to the price paid in the transaction (which we refer to as the “cap rate”). Citi then calculated the Company’s total equity value by summing the firm value of the Company’s real estate business and the firm value of Company’s operations and management business and subtracting the Company’s debt net of its cash. The analysis implied the following per share equity value reference range for the Company, as compared to the Class A per share merger consideration:

Implied Equity Value Per Share Reference Range for the Company	Class A Per Share Merger Consideration
$10.00 — $11.75	$12.00

Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis to calculate the estimated present value of the standalone, unlevered, after-tax free cash flow that the Company could generate for fiscal year 2013 through fiscal year 2016. Citi calculated the Company’s free cash flow for the fiscal years ending 2013, 2014, 2015 and 2016 to be $56 million, $28 million, $33 million and $38 million, respectively, calculated as the Company’s estimated EBITDA for the applicable fiscal year adjusted for the cash impact of, among other things, taxes, disposals of assets and capital expenditures. Citi calculated terminal values for the Company by applying to the Company’s fiscal year 2016 estimated free cash flow a range of perpetuity growth rates of 2.0% to 3.0%, which range was selected taking into consideration long-term growth expectations for the industry. The present value of the cash flows and terminal value were then calculated using discount rates ranging from 10.1% to 11.8%, based on a calculation of the Company’s weighted average cost of capital. Based on this analysis, Citi calculated the following implied equity value per share reference range for the Company, as compared to the Class A per share merger consideration:

Implied Equity Value Per Share Reference Range for the Company	Class A Per Share Merger Consideration
$9.25 — $14.50	$12.00

Miscellaneous

Under the terms of Citi’s engagement, the Company has agreed to pay Citi for its financial advisory services in connection with the merger an aggregate fee of approximately $4.5 million, $1.0 million of which was payable upon delivery by Citi of the opinion and the remainder of which is payable upon consummation of the merger. If the Company receives any termination or similar fee pursuant to the termination or abandonment of the merger, the Company will pay Citi a fee equal to the lesser of (i) 20% of all such fees and (ii) the amount that would have been payable to Citi had the merger been consummated. Subject to certain limitations, the Company has also agreed to reimburse Citi for reasonable deal-related travel and other expenses reasonably incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citi and its affiliates in the past have provided, and in the future may provide, investment banking services, including financial advisory services and debt financing (including lending), equity financing and related services, to Parent and affiliates of Parent that are unrelated to the merger, for which services Citi and such affiliates have received and expect to receive customary compensation. During the past two years, the aggregate fees paid to Citi and its affiliates for such services have been approximately $140 million. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of the Company for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

The Company selected Citi to provide certain financial advisory services in connection with the merger based on Citi’s reputation and experience. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

Certain Effects of the Merger

If the merger is completed, all of our equity interests will be owned by Parent and none of our current stockholders will have any ownership interest in, or be a stockholder of, the Company after the completion of the merger. As a result, our current stockholders will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the merger, Parent will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Upon completion of the merger, each share of Class A common stock issued and outstanding immediately prior to the effective time (other than shares held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of the Company or Parent) will convert into the right to receive the Class A per share merger consideration.

Upon completion of the merger, each share of Class B common stock issued and outstanding immediately prior to the effective time (other than shares held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of the Company or Parent or stockholders who have properly exercised and perfected dissenters’ rights under Nevada law) will convert into the right to receive the Class B per share merger consideration.

The merger agreement provides that each Tandem Option/SAR that is outstanding immediately prior to the effective time (whether or not then vested or exercisable) will be canceled at the effective time and converted into the right to receive the Tandem Option/SAR consideration.

Following and as a result of the merger:

•	Company stockholders will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•	shares of Class A common stock will no longer be listed on the NYSE, and price quotations with respect to shares of Class A common stock in the public market will no longer be available; and

•	the registration of shares of Class A common stock under the Exchange Act will be terminated.

Parent does not currently own any interest in the Company. Following consummation of the merger, Parent will own 100% of our outstanding common stock.

Effects on the Company if Merger Is Not Completed

If the Company stockholder approvals are not obtained or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock. Instead, we will remain an independent public company, our Class A common stock will continue to be listed and traded on the NYSE, and our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Company common stock. If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of our Company common stock may decline to the extent that the current market price of our Company common stock reflects a market assumption that the merger will be completed. From time to time, the Board will evaluate and review the business operations, properties, dividend policy and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If the Company stockholder approvals are not obtained or if the merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted.

Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee of $7,250,000 and reimburse up to $2,750,000 of Parent’s expenses. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses.”

Prospective Financial Information

The Company provided Citi and TPG certain prospective financial information concerning the Company, including projected total revenues, income from operations, EBITDA and EBITDAR. Citi and TPG received the following prospective financial information:

Consolidated Management Projections ($ millions)

Fiscal Year Ending 12/31	2013E	2014E	2015E	2016E
Total revenue	$234.4	$245.4	$223.0	$237.8
Income from operations	17.5	21.3	27.5	32.4
EBITDA	44.5	49.8	57.4	63.9
EBITDAR	55.5	60.7	57.5	64.0

EBITDA and EBITDAR Reconciliation ($ millions)

Fiscal Year Ending 12/31	2013E	2014E	2015E	2016E
Income from operations	$17.5	$21.3	$27.5	$32.4
Add:
Depreciation and amortization	26.0	27.4	28.9	30.5
Non-cash equity	1.0	1.1	1.1	1.1

EBITDA	$44.5	$49.8	$57.4	$63.9
Add: Facility lease expense	11.0	10.9	0.1	0.1

EBITDAR	$55.5	$60.7	$57.5	$64.0

The summary of the prospective financial information set forth above is included solely to give stockholders access to the information that was made available to Citi and TPG and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger or any other purpose, including whether or not to seek dissenters’ rights with respect to shares of Class B common stock.

The Company does not as a matter of course make public projections as to future sales, earnings or other results. However, the management of the Company prepared the prospective financial information set forth above for Citi in connection with its preparation of its fairness opinion and TPG in connection with its evaluation of the merger and its due diligence review. The information was not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or generally accepted accounting principles (“GAAP”) or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflected the best estimates and judgments available to the Company’s management at the time and presented, to the best of the Company’s management’s knowledge, the expected course of action and the expected future financial performance of the Company as of the date such information was prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of future results. Readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information set forth above.

Neither the Company’s independent auditor, nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and such parties assume no responsibility for, and disclaim any association with, the prospective financial information.

The prospective financial information set forth above reflects numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The prospective financial information set forth above reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information set forth above constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the prospective financial information set forth above will be realized or that actual results will not be significantly higher or lower than those set forth above.

The prospective financial information set forth above covers multiple years and such information by its nature becomes less reliable with each successive year. In addition, such information reflects assumptions of the Company’s management as of the time such information was prepared as to certain business decisions that were and are subject to change, and such information will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. Such information cannot, therefore, be considered a guarantee of future operating results, and such information should not be relied on as such. The inclusion of prospective financial information should not be regarded as an indication that the Company, TPG, the Special Committee, the Board, any of their advisors, any of their affiliates or anyone who received such information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of the Company, TPG, the Special Committee, the Board or any of their advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the prospective financial information described above.

The prospective financial information set forth above does not take into account any circumstances or events occurring after the date such prospective financial information was prepared, including the transactions contemplated by the merger agreement or the announcement thereof. Furthermore, such prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. None of the Company, TPG, the Special Committee, the Board or any of their advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the prospective financial information if any of it is or becomes inaccurate (even in the short term).

The inclusion in this proxy statement of the prospective financial information set forth above should not be deemed an admission or representation by the Company, TPG, the Special Committee, the Board, any of their advisors or any of their affiliates that such information is viewed by the Company, TPG, the Special Committee, the Board, any of their advisors or any of their affiliates as material information of the Company. Such information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the prospective financial information set forth above, stockholders are cautioned not to place undue, if any, reliance on such information or the fact that it is included in this proxy statement.

Certain of the prospective financial information set forth above, including EBITDA and EBITDAR, may be considered non-GAAP financial measures. The Company provided this information because the Company believed it could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

Financing of the Merger

The Company and Parent estimate that total funds of approximately $485 million will be needed to complete the merger, to repay certain indebtedness of the Company, to pay fees and expenses related to the merger and to fund working capital. Parent expects this amount to be provided through a $485 million equity contribution from TPG VI to Parent (a portion of such equity contribution is expected to be funded through third party debt financing; however, TPG VI’s obligation to fund such equity contribution is not conditioned on the availability of such debt financing).

We believe the amounts committed under the equity financing commitment will be in the aggregate sufficient to pay the aggregate applicable per share merger consideration, the aggregate Tandem Option/SAR consideration, any repayment or refinancing required as a result of the consummation of the merger and all other amounts required to be paid pursuant to the merger agreement and all fees and expenses directly related to the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, TPG VI fails to fund the committed amount in breach of its financing commitment and Parent is unable to obtain alternative financing from alternative sources in an amount sufficient to consummate the merger.

Equity Financing

In connection with the merger agreement, Parent entered into an equity commitment letter agreement with TPG VI, dated February 25, 2013, which we refer to as the “equity financing commitment,” pursuant to which TPG VI has committed to purchase, or cause to be purchased, equity securities of Parent, at or prior to the closing of the merger, with an aggregate purchase price of $485 million for the purpose of funding the aggregate applicable per share merger consideration, the aggregate Tandem Option/SAR consideration, any repayment or refinancing required as a result of the consummation of the merger and all other amounts required to be paid pursuant to the merger agreement, as well as related fees and expenses. The obligation of TPG VI to fund its equity commitment is subject to (i) the satisfaction or waiver of all the conditions to Parent’s and Merger Sub’s obligations to effect the closing of the merger (other than any conditions that by their nature are to be satisfied at the closing of the merger, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions) and (ii) the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement. TPG VI may allocate all or a portion of its investment to other persons, and its equity commitment will be reduced by any amounts actually contributed to Parent by such persons (and not returned) on or before the closing date.

TPG VI’s obligations under the equity financing commitment will expire upon the earliest to occur of (i) the closing of the merger, (ii) the termination of the merger agreement pursuant to its terms (unless the Company has commenced litigation prior to termination to require Parent to enforce the equity financing commitment or TPG VI to fund its equity commitment, in which case the equity financing commitment will terminate when TPG VI has satisfied all obligations finally determined or agreed to be owed by it under the equity financing commitment), (iii) the Company or any of its controlled affiliates (or any other person with the Company’s authorization claiming by, through or for the benefit of the Company) accepting all or any portion of the reverse termination fee (as described below) or accepting any payment from TPG VI under the limited guarantee in respect of the reverse termination fee and (iv) the Company or any of its controlled affiliates (or any other person with the Company’s authorization claiming by, through or for the benefit of the Company) asserting a claim against TPG VI or any of its affiliates under or in connection with the merger agreement other than in accordance with the limited guarantee.

The Company is an express third-party beneficiary of the equity financing commitment to the extent provided in the equity financing commitment and has the right to seek specific performance of TPG VI’s equity commitment under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent to enforce TPG VI’s equity commitment.

Limited Guarantee

In connection with the merger agreement, TPG VI entered into a limited guarantee with the Company, dated February 25, 2013, which we refer to as the “limited guarantee,” pursuant to which TPG VI has irrevocably and unconditionally guaranteed the due and punctual payment by Parent and/or Merger Sub to the Company of (i) the reverse termination fee of $40,000,000 and (ii) certain expense reimbursement and indemnification obligations. The limited guarantee will generally terminate on the earliest of: (i) the effective time, (ii) the termination of the merger agreement by mutual consent of the parties thereto or in circumstances where the reverse termination fee is not payable and (iii) February 25, 2014 (unless with respect to clause (ii) and (iii) of this sentence the Company has commenced litigation against TPG VI prior to such termination, in which case the limited guarantee will terminate when TPG VI has satisfied any obligations finally determined or agreed to be owed by it under the limited guarantee). However, if the Company or any of its controlled affiliates (or any other person with the Company’s authorization) asserts a claim other than as permitted under the limited guarantee, including a claim against certain of TPG VI’s related parties or a claim in excess of the guaranteed amounts, the obligations of TPG VI under the limited guarantee will immediately terminate and become null and void by its terms, all payments previously made pursuant to the limited guarantee must be returned and neither TPG VI nor certain of its related parties will have any liability under the limited guarantee, the merger agreement or any related documents.

Interests of the Company’s Directors and Executive Officers in the Merger

Details of the beneficial ownership of the Company’s directors and executive officers of the Company’s common stock are set out in the section titled “Common Stock Ownership of Management and Certain Beneficial Owners—Security Ownership of Directors and Management” beginning on page 82. In considering the recommendation of the Board with respect to the merger agreement, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally, as more fully described below. The members of the Special Committee and the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the Company’s stockholders that they approve the merger proposal. See “The Merger—Recommendation of the Special Committee and Board; Reasons for Recommending the Approval of the Merger Agreement” for a further discussion of these matters.

Special Compensation

In consideration of the time and effort required of members of the Special Committee, comprised of Mr. Mel Rhinelander (who serves as Chairman of the Special Committee), Mr. Michael J. Spector and Ms. Malen S. Ng, in overseeing the exploration of strategic alternatives for the Company, the Board determined that the Chairman of the Special Committee would receive a special fee of $200,000 and the remaining members of the Special Committee would receive a special fee of $75,000 each, in addition to their normal remuneration. Such fees are payable whether or not the merger is completed and were approved by the Board prior to the Company executing the merger agreement. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending meetings) will be paid to the members of the Special Committee in connection with their service.

Treatment of Equity Awards

As of the date of this proxy statement, each of the Company’s directors and executive officers hold shares of Company common stock and Tandem Options/SARs.

For information regarding beneficial ownership of Company common stock, other than the equity awards described below, by each of the Company’s directors and certain executive officers and all of such directors and executive officers as a group, please see the section of this proxy statement captioned “Common Stock Ownership of Management and Certain Beneficial Owners—Security Ownership of Directors and Management” beginning on page 82. The Company’s directors and executive officers will be entitled to receive, for each share of Company common stock, the same applicable per share merger consideration in cash in the same manner as other stockholders.

The merger agreement provides that each Tandem Option/SAR that is outstanding immediately prior to the effective time (whether or not then vested or exercisable) will be canceled at the effective time and converted into the right to receive the Tandem Option/SAR consideration.

Summary of Equity Awards

The table below, entitled “Cash Payments to Directors and Executive Officers in Respect of Tandem Options/SARs,” shows the number of shares of Class A common stock subject to outstanding vested and unvested Tandem Options/SARs held by the Company’s non-employee directors and executive officers as of the date hereof, and the cash consideration each of them can expect to receive for such awards at or promptly following the effective time, assuming continued employment or service through the assumed merger closing date of April 30, 2013.

Cash Payments to Directors and Executive Officers in Respect of Outstanding Tandem Options/SARs

Name	No. of Class A Shares Subject to Vested Tandem Options/SARs	Resulting Consideration from Vested Tandem Options/SARs ($)(1)	No. of Class A Shares Subject to Unvested Tandem Options/SARs	Resulting Consideration from Unvested Tandem Options/SARs ($)(1)	Total Consideration from Outstanding Tandem Options/SARs ($)
Directors
Alan Bell	26,002	29,800	9,998	—	29,800
Derek H. L. Buntain	26,002	29,800	9,998	—	29,800
David J. Hennigar	26,002	29,800	9,998	—	29,800
Malen Ng	26,002	29,800	9,998	—	29,800
Melvin A. Rhinelander	26,002	29,800	9,998	—	29,800
Michael J. Spector	26,002	29,800	9,998	—	29,800

Executive Officers
Charles H. Roadman II, MD	26,002	29,800	9,998	—	29,800
John Buono	40,135	69,200	10,265	—	69,200
Walter Levonowich	20,068	34,600	5,132	—	34,600
Mary Zak-Kowalczyk	12,734	11,530	5,132	—	11,530
Laurie A. Bebo(2)	—	—	—	—

(1)	The value of Tandem Options/SARs is based on the Class A per share merger consideration, or $12.00. Each outstanding unvested Tandem Option/SAR has an exercise price which is greater than the Class A per share merger consideration.
(2)	Ms. Bebo, who served as the Company’s chief executive officer for a portion of the Company’s 2012 fiscal year, forfeited her Tandem Options/SARs in connection with her termination of employment on May 29, 2012.

Severance Entitlements

The Company is party to employment agreements with each of its executive officers (other than Dr. Roadman). The employment agreements for the Company’s executive officers provide for contractual severance payments in the event an executive officer’s employment is terminated by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements and as

“good reason” is summarized below), irrespective of whether a change of control occurs. Specifically, the executive officers are entitled to receive a payment equal to the sum of (i) 12 months’ base salary, (ii) an amount equal to 150% of the target cash incentive award for the year in which the termination occurs, (iii) the cash equivalent of 12 months’ car allowance and (iv) the amount that the Company would have credited as company contributions based on the executive’s level of participation in any of the Company’s deferred compensation plans (including executive retirement plans) during the 12-month period following the date of termination. These amounts are payable in equal installments over the 12-month period following the date of termination. In addition, each executive officer would be entitled to receive up to one year of continued medical plan coverage. Payment of the severance benefits is contingent on the executive officer executing a release and complying with non-disclosure, non-competition and non-solicitation covenants for a period of one year following termination of employment. “Good reason” under the employment agreements generally means (i) a relocation greater than 50 miles from the executive officer’s current work location or (ii) a reduction in base salary.

Cash Incentive Awards

As of the date of this filing, the Board has not approved 2013 cash incentive awards for the Company’s executive officers. This disclosure will be updated to reflect any grant of 2013 cash incentive awards and the treatment of such awards in connection with the merger.

Quantification of Payments and Benefits to Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below, entitled “Potential Change of Control Payments to Named Executive Officers,” along with its footnotes, shows the estimated amounts of compensation that could become payable to the Company’s chief executive officer, chief financial officer and two other most highly compensated executive officers, as well as its former chief executive officer, who served in such position for a portion of the Company’s 2012 fiscal year, as determined for purposes of its most recent annual proxy statement (the “named executive officers”), and that are based on or otherwise relate to the merger. The amounts set forth in the table below are subject to a non-binding advisory vote of the Company’s stockholders, as described under “Advisory Vote on Merger-Related Compensation Arrangements” below. The table assumes that the consummation of the merger occurs on April 30, 2013, and the employment of each named executive officer is terminated without cause on such date. The amounts indicated below are estimates of the amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. While Ms. Bebo is one of the Company’s named executive officers for the Company’s 2012 fiscal year, she will not be entitled to any compensation or benefits in connection with the merger other than as a stockholder of the Company. Accordingly, the values for her set forth in the tables below are blank.

Potential Change of Control Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ benefits ($)(3)	Total ($)
Charles H. Roadman II, MD	—	—	—	—
John Buono	379,864	—	15,715	395,579
Walter Levonowich	221,852	—	16,100	237,952
Mary Zak-Kowalczyk	200,926	—	15,515	216,441
Laurie A. Bebo	—	—	—	—

(1)

As described above, the cash payments for the Company’s named executive officers (other than Dr. Roadman) include contractual severance for each of the named executive officers pursuant to their respective employment agreements, which consists of a cash payment equal to the sum of (1) 12 months’

base salary, (2) an amount equal to 150% of the target cash incentive award for the year in which the termination occurs, (3) the cash equivalent of 12 months’ car allowance and (4) the amount that the Company would have credited as company contributions based on the executive’s level of participation in any of the Company’s deferred compensation plans (including executive retirement plans) during the 12-month period following the date of termination. These amounts are payable in equal installments over the 12-month period following the date of termination. These payments are “double-trigger,” as they will only be payable in the event of a termination of employment without “cause” or for “good reason” following the consummation of the merger. These payments are based on compensation and benefit levels in effect on March 6, 2013; therefore, if compensation and benefit levels are increased after March 6, 2013, actual payments may be greater than those provided for above. Payment of the severance benefits is contingent on the employee executing a release and complying with non-disclosure, non-competition and non-solicitation covenants for a period of one year following termination of employment.

The amounts of the contractual severance components described above are set forth in the following table:

Name	Salary Component ($)	Cash Incentive Component ($)	Executive Retirement Program ($)	Deferred Compensation Plan ($)	401(k) Plan ($)	Car Allowance ($)	Total ($)
Charles H. Roadman II, MD	—	—	—	—	—	—	—
John Buono	321,360	—	32,136	16,068	2,500	7,800	379,864
Walter Levonowich	184,124	—	18,413	9,206	2,309	7,800	221,852
Mary Zak-Kowalczyk	173,534	—	17,353	—	2,239	7,800	200,926
Laurie A. Bebo	—	—	—	—	—	—	—

(2)	As described above, the equity amounts consist of the accelerated vesting of unvested Tandem Options/SARs, which is “single-trigger” in that it will occur immediately upon consummation of the merger, whether or not employment is terminated. The following table shows the amounts in this column attributable to such Tandem Options/SARs:

Name	No. of Shares Underlying Unvested Tandem Options/SARs	Resulting Consideration from Unvested Tandem Options/SARs($)
Charles H. Roadman II, MD	9,998	—
John Buono	10,265	—
Walter Levonowich	5,132	—
Mary Zak-Kowalczyk	5,132	—
Laurie A. Bebo	—	—

The value of Tandem Options/SARs is based on the Class A per share merger consideration, or $12.00. Each unvested Tandem Option/SAR has an exercise price which is greater than the Class A per share merger consideration.

(3)	As described above, upon a qualifying termination, each named executive officer would be entitled to receive up to one year of continued medical plan coverage. These benefits are “double-trigger,” as they will only be payable in the event of a termination of employment without “cause” or for “good reason” following the consummation of the merger. The estimated value of these benefits is displayed above.

Advisory Vote on Merger-Related Compensation Arrangements

In accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on the compensation that may be payable to its named executive officers in connection with the merger. As required by those rules, the Company is asking its stockholders to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table entitled “Potential Change of Control Payments to Named Executive Officers” on page 52, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The Board unanimously recommends that you vote “FOR” the approval of this proposal.

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, you may vote to approve the merger and vote not to approve the compensation proposal and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company. Accordingly, the merger-related compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is completed and regardless of the outcome of the non-binding advisory vote.

The approval of the non-binding compensation proposal requires the affirmative vote of the holders of a majority of the total number of votes cast with respect to the non-binding compensation proposal in respect of shares of the Class A common stock and Class B common stock, voting together as a single class (with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes).

Indemnification of Directors and Officers

The Company is organized under the laws of the State of Nevada. The Company’s Amended and Restated Articles of Incorporation and the Company’s Amended and Restated Bylaws require the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by the NRS. In addition, the Company’s Amended and Restated Articles of Incorporation provide that the personal liability of the Company’s directors and officers is eliminated to the fullest extent permitted by the NRS. The Company’s Amended and Restated Bylaws further provide that the Company shall advance expenses incurred by a director, officer, employee or agent in advance of the final disposition of any action or proceeding and permit the Company to secure insurance on behalf of any officer, director, employee or agent for any liability incurred by him or her in that capacity regardless of whether the Company would otherwise be permitted to indemnify him or her under the provisions of the NRS.

The Company maintains directors’ and officers’ liability insurance that insures its directors and officers against certain losses and insures the Company with respect to its obligations to indemnify its directors and officers.

The merger agreement provides that the articles of incorporation and bylaws of the surviving corporation will contain for 6 years after the effective time the provisions with respect to indemnification, advancement of expenses and exculpation from liabilities set forth in the Company’s Amended and Restated Articles of Incorporation and the Company’s Amended and Restated Bylaws on February 25, 2013 and that the surviving corporation will honor such provisions. Furthermore, the Company will obtain, as of the effective time and for 6 years after the effective time, prepaid directors’ and officers’ liability insurance policies in respect of acts or omissions occurring prior to the effective time on the same terms as the Company’s policies in existence on February 25, 2013.

Dividends

Pursuant to the merger agreement and the credit agreement, we are prohibited from declaring, authorizing, setting aside, paying or making any dividend or other distribution with respect to any shares of capital stock, except under certain limited circumstances.

Regulatory Matters

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing the articles of merger with the Secretary of State of the State of Nevada in accordance with the NRS at the closing of the merger;

•	filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware Limited Liability Company Act at the closing of the merger; and

•	complying with U.S. federal securities laws.

Based on prior informal interpretations of the staff of the Premerger Notification Office of the Federal Trade Commission, there is no filing pursuant to, waiting period under or other approval required by the HSR Act applicable to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement.

However, at any time before or after consummation of the merger, the Antitrust Division of the Department of Justice, the Federal Trade Commission or state or foreign antitrust and competition authorities could take such action under antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

In addition, the obligations of Parent and Merger Sub to consummate the merger are subject to the receipt by Parent of the state licenses to operate the Company’s assisted living facilities and all permits or licenses for which Parent would reasonably be expected to incur criminal liability as a result of Parent failing to obtain such permits or licenses at or prior to the closing of the merger.

None of the parties is aware of any other required regulatory approvals in connection with the merger.

Material U.S. Federal Income Tax Consequences

The following is a general summary of material U.S. federal income tax consequences to holders of shares of Company common stock upon the exchange of shares of Company common stock for cash pursuant to the merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of shares of Company common stock in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and court decisions, all as available and in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the merger and, in particular, does not address U.S. federal income tax considerations for holders of shares of Company common stock received in connection with the exercise of Tandem Options/SARs or otherwise as compensation, holders that properly exercise and perfect dissenters’ rights under Nevada law, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks, tax-exempt entities, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, regulated investment companies, REITs, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or holders that hold shares of Company common stock as part of a hedge, straddle, integration, constructive sale or conversion transaction). In addition, this summary does not discuss any consequences to stockholders of the Company that will directly or indirectly hold an ownership interest in Parent or the Company after the merger (except as specifically described below), to holders of options or warrants to purchase shares of

Company common stock, any aspect of state, local or foreign tax law that may be applicable to any holder of shares of Company common stock, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own shares of Company common stock as capital assets.

We have not sought and will not seek any opinion of counsel or any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the matters discussed herein. We urge holders of shares of Company common stock to consult their own tax advisors with respect to the specific tax consequences to them in connection with the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

Characterization of the Merger

For U.S. federal income tax purposes, Merger Sub should be disregarded as a transitory entity, and the merger of Merger Sub with and into the Company should be treated as a taxable transaction to holders of Company common stock and should not be treated as a taxable transaction to the Company. We intend to take the position that, as a result of the merger, holders of Company common stock should be treated for U.S. federal income tax purposes as if they sold their stock for cash.

U.S. Holders

Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of shares of Company common stock that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), an estate (other than a foreign estate), or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (each of the foregoing, a “U.S. Holder”).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of the partnership and any holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Company common stock pursuant to the merger.

Payments with Respect to Shares of Company Common Stock

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and, for U.S. federal income tax purposes, a U.S. Holder who receives cash for shares of Company common stock pursuant to the merger generally will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted U.S. federal income tax basis in the shares of Company common stock. For U.S. federal income tax purposes, gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). For U.S. federal income tax purposes, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of Company common stock is more than one year at the time of the exchange of such holder’s shares of Company common stock for cash. Long-term capital gains recognized by noncorporate holders generally are subject to U.S. federal income tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. Holders of Company common stock should consult their tax advisors regarding the determination and allocation of their U.S. federal income tax basis in their stock surrendered in the merger.

Backup Withholding Tax and Information Reporting

Payments made with respect to shares of Company common stock exchanged for cash in the merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding tax unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9) or (ii) is a corporation (other than certain S corporations) or other exempt recipient and, when required, demonstrates such fact. U.S. federal backup withholding tax is not an additional tax and any amounts withheld under the U.S. federal backup withholding tax rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of Company common stock. The term “Non-U.S. Holder” means a beneficial owner, other than a partnership, of shares of Company common stock that is not a U.S. Holder.

Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to Shares of Company Common Stock

Payments made to a Non-U.S. Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger generally will not be subject to U.S. federal income tax, unless:

(a)	the gain on shares of Company common stock, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States) in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty);

(b)	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of Company common stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year; or

(c)	we are or have been a “U.S. real property holding corporation” (“USRPHC”) during the applicable statutory period and the Non-U.S. Holder’s shares in us represent a “U.S. real property interest” (“USRPI”) under the Foreign Investment in Real Property Tax Act (“FIRPTA”).

Under FIRPTA, dispositions of a USRPI by a foreign person are generally subject to U.S. federal income taxation. Shares in a USRPHC with at least one class of stock that is regularly traded on an established securities market generally will be considered a USRPI with respect to a foreign person if such foreign person holds (i) more than 5% of the value of the regularly traded class of stock or (ii) shares in a class of stock that is not regularly traded, if such shares are convertible into a class of stock that is regularly traded and such shares, as of the date they were acquired, would, if converted, have had a fair market value greater than 5% of the value of the class of stock that is regularly traded.

A person acquiring stock in a USRPHC from a foreign person generally is required to deduct and withhold a tax equal to 10% of the amount realized by that foreign person on the sale or exchange of that stock (“FIRPTA Withholding”). However, a foreign person is exempt from FIRPTA Withholding on its stock in a USRPHC if any class of stock of such USRPHC is regularly traded on an established securities market, unless such foreign person is disposing of shares described in (ii) above.

We believe that we are a USRPHC and that our Class A common stock, but not our Class B common stock, is regularly traded on an established securities market under the applicable sections of the Code. Therefore, any Company common stock held by a Non-U.S. Holder will be deemed to be a USRPI if such Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of the merger: (i) more than 5% of our Class A common stock or (ii) Class B common stock that could be converted into more than 5% of the value of all of our Class A common stock as of the date it acquired such shares. In addition, upon the disposition of stock described in (ii) of the immediately preceding sentence, a Non-U.S. Holder may be subject to FIRPTA Withholding. Any tax withheld may be credited against the U.S. federal income tax owed by the Non-U.S. Holder for the year in which the sale or exchange occurs.

Backup Withholding Tax and Information Reporting

In general, a Non-U.S. Holder will not be subject to U.S. federal backup withholding and information reporting with respect to a payment made with respect to shares of Company common stock exchanged for cash in the merger if the Non-U.S. Holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the Non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. U.S. federal backup withholding tax is not an additional tax and any amounts withheld under the U.S. federal backup withholding tax rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the IRS in a timely manner.

Delisting and Deregistration of the Shares of Class A Common Stock

If the merger is completed, the shares of Class A common stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded.

Litigation Relating to the Merger

Since the announcement of the merger, the Company and its directors have been named as defendants in five purported class action complaints brought by an alleged Company stockholder.

On February 28, 2013, an amended complaint was filed in a pre-existing shareholder derivative action in the Eighth Judicial District Court of the State of Nevada in and for Clark County, the Somers Complaint, adding purported class action claims for breach of fiduciary duties in connection with the merger against certain of the Company’s directors and aiding and abetting breaches of fiduciary duty claims against TPG, Parent and Merger Sub.

On March 4, 5, and 6, 2013, three additional complaints were filed in the Eighth Judicial District Court of the State of Nevada in and for Clark County, the Simpson Complaint, the Raul Complaint and the Black Complaint, respectively. The Simpson Complaint, Raul Complaint and Black Complaint, each of which purportedly was brought on behalf of a class of Company stockholders, assert claims that the Company’s directors breached their fiduciary duties to Company stockholders in connection with the merger. These complaints further claim that TPG, Parent and Merger Sub aided and abetted those alleged breaches of fiduciary duties.

Also on March 6, 2013, an additional complaint was filed in the Eighth Judicial District Court of the State of Nevada in and for Clark County, the Rosenfeld IRA Complaint. The Rosenfeld IRA Complaint purportedly was brought on behalf of a class of Company stockholders against the Company and certain of the Company’s directors and asserts that the Company’s directors breached their fiduciary duties in connection with the merger.

The plaintiffs in all five actions seek equitable relief, including an injunction preventing the consummation of the merger, rescission in the event the merger is consummated and an award of attorneys’ and other fees and costs. We believe that the claims are without merit.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A, and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. The representations and warranties of the Company contained in the merger agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations and warranties (a) have been made only for purposes of the merger agreement, (b) have been qualified by documents filed with, or furnished to, the SEC, (c) have been qualified by confidential disclosures made to Parent and Merger Sub in connection with the merger agreement, (d) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors, (e) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (f) have been included in the merger agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the merger agreement is included with this filing only to provide investors with information regarding the terms of the merger agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that has been, is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and other documents that the Company files with the SEC. See “Where You Can Find More Information,” beginning on page 85 of this proxy statement.

Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement, with the Company continuing as the surviving corporation.

Under the merger agreement, each of the parties agrees, subject to applicable law, to take all necessary action to ensure that the board of directors of the surviving corporation effective as of, and immediately following, the effective time shall consist of such persons designated in writing by Parent prior to the effective time to be the board of directors of the surviving corporation, to serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the effective time shall at the effective time be the officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Subject to applicable law, at the effective time, the Amended and Restated Articles of Incorporation of the Company shall be amended and restated as set forth in Annex B to this proxy statement and, as so amended and restated, shall be the articles of incorporation of the surviving corporation, until thereafter amended in accordance with the provisions thereof and applicable law. At the effective time, the Amended and Restated Bylaws of the Company shall be amended and restated as set forth in Annex C to this proxy statement and, as so amended and restated, shall be the bylaws of the surviving corporation, until thereafter amended in accordance with the provisions thereof, the provisions of the articles of incorporation of the surviving corporation and applicable law.

Closing and Effective Time of the Merger

The closing of the merger (which we refer to as the “closing”) will occur at 10:00 a.m., local time, on the first business day after the satisfaction or waiver of the conditions described under “The Merger Agreement—Conditions to the Merger” (other than those conditions that by their nature are intended to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), or such other time and date as Parent and the Company shall agree in writing, unless the merger agreement is terminated prior to the closing pursuant to its terms.

Treatment of Common Stock and Equity Awards

Company Common Stock

At the effective time, by virtue of the merger and without any action on the part of the holder of any shares of Company common stock or any shares of capital stock of Merger Sub, (a) each share of Class A common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of the Company or Parent) shall be converted into the right to receive cash in the amount of $12.00, without interest, and (b) each share of Class B common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of the Company or Parent and dissenting shares (as defined below)) shall be converted into the right to receive cash in the amount of $12.90, without interest (as required under the Company’s Amended and Restated Articles of Incorporation based on the Class A per share merger consideration). The Class B per share merger consideration was determined as required by the Amended and Restated Articles of Incorporation of the Company based on the Class A per share merger consideration.

Any shares of Company common stock held in the treasury of the Company or owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the effective time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

To the extent required by the NRS, shares of Class B common stock issued and outstanding immediately prior to the effective time and held by a holder who did not vote any of such shares of Class B common stock in favor of approval of the merger agreement and who has otherwise properly exercised his, her or its dissenters’ rights in accordance with the NRS (which we refer to as the “dissenting shares”) shall not be converted into the right to receive the Class B per share merger consideration, but instead shall be converted into the right to receive such cash consideration as determined to be due to such holder as provided in the NRS. If, however, such holder waives or withdraws his, her or its exercise of dissenters’ rights or fails to perfect or otherwise loses his, her or its dissenters’ rights, in any case, pursuant to the NRS, then such holder’s shares of Class B common stock shall be treated as having been converted as of the effective time into the right to receive the Class B per share merger consideration.

You should read “Dissenters’ Rights” beginning on page 83 for a more complete discussion of the dissenters’ rights in relation to the merger as well as Annex E, which contains a full text of the applicable Nevada statute.

Equity Awards

Pursuant to the merger agreement, each Tandem Option/SAR outstanding immediately prior to the effective time and granted under the Company’s 2006 Omnibus Incentive Compensation Plan (which we refer to as the “Company stock plan”), whether or not then exercisable or vested, will be automatically canceled and cease to represent, as of the effective time, a right to acquire shares of Class A common stock or a right to receive a cash payment measured by the value of Class A common stock in accordance with the terms of the Company stock plan and the applicable award agreements thereunder (or a combination of shares and cash) and will be converted, in full settlement and cancellation thereof, into the right to receive, at the effective time, a lump sum cash payment by the surviving corporation of an amount equal to (i) the excess, if any, of the Class A per share merger consideration over the exercise price per share of the Class A common stock subject to such Tandem Option/SAR, multiplied by (ii) the number of shares of Class A common stock subject to such Tandem Option/SAR immediately prior to the effective time.

Exchange and Payment Procedures

The merger agreement provides that, at or prior to the effective time, Parent will designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the merger (which we refer to as the “paying agent”) and that, at the effective time, Parent will deposit or cause to be deposited with the paying agent in trust for the benefit of the holders of record of Company common stock cash in an amount sufficient to effect payment of the aggregate applicable per share merger consideration in accordance with the merger agreement.

In addition, the merger agreement provides that, promptly (but in no event later than 3 business days) after the effective time, Parent will cause the paying agent to mail to each holder of record of a certificate or uncertificated shares (i.e. book-entry shares) that immediately prior to the effective time represented shares of Company common stock that were converted into the right to receive the applicable per share merger consideration as described in “Treatment of Common Stock and Equity Awards—Company Common Stock” a letter of transmittal containing instructions for exchanging the certificates or uncertificated shares for the applicable per share merger consideration.

You will not be entitled to receive the applicable per share merger consideration until you surrender your certificate(s) or uncertificated share(s) (evidenced by receipt of an “agent’s message” by the paying agent) together with a duly executed and completed letter of transmittal, and any other documents required by the paying agent, to the paying agent. If any portion of the applicable per share merger consideration is to be made to a person other than the person in whose name the applicable surrendered certificate is registered, payment of the applicable per share merger consideration will only be made if the certificate is properly endorsed or otherwise in proper form for transfer and the applicable letter of transmittal is accompanied by any documents necessary to establish to the reasonable satisfaction of Parent that any applicable transfer and other taxes either have been paid or are not payable.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the applicable per share merger consideration, you will have to make an affidavit of the loss, theft or destruction and, if required by the surviving corporation, post a bond in a reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Any portion of the funds made available to the paying agent as described above that remains undistributed to holders of certificates or uncertificated shares on the date that is 12 months after the effective time will be delivered to Parent or any successor thereof, and any holders of certificates or uncertificated shares who have not theretofore complied with the instructions for payment of the applicable per share merger consideration must thereafter look only to Parent or any successor thereof (subject to applicable abandoned property, escheat or similar laws) for the applicable per share merger consideration to which such holders are entitled as described under this section and under “Treatment of Common Stock and Equity Awards—Company Common Stock.” None of Parent, Merger Sub, the Company, the surviving corporation, the paying agent or their respective representatives will be liable to any person in respect of any applicable per share merger consideration duly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

The Tandem Option/SAR consideration will be paid no later than 4 days after the effective time.

Representations and Warranties

The representations and warranties made by the Company to Parent and Merger Sub under the merger agreement include representations and warranties relating to, among other things:

•

the due organization, valid existence and good standing of the Company and its subsidiaries and their authority to own, operate and lease the properties and assets owned or used by them and to carry on their respective businesses;

•

the Company’s corporate power and authority to execute and deliver and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against the Company;

•

the absence of violations of, or conflicts with, the governing documents of the Company and its subsidiaries, applicable law and certain contracts and permits as a result of the Company entering into the merger agreement and consummating the transactions contemplated by the merger agreement;

•	governmental consents and approvals;

•

the Company’s capitalization, the absence of preemptive or other similar rights, the absence of voting, registration rights or similar agreements, the absence of dividend or repurchase rights or similar agreements, and the ownership of the subsidiaries (including the absence of encumbrances on the equity interests of subsidiaries);

•

the Company’s SEC filings since December 31, 2010 and the exhibits included and information incorporated by reference therein, the absence of material misstatements or omissions from such filings as of their respective dates and compliance with the Sarbanes-Oxley Act;

•

compliance of certain financial statements with GAAP and that such financial statements fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates or for the respective periods set forth therein;

•	the absence of certain undisclosed liabilities;

•	the accuracy of the information provided by the Company for inclusion in this proxy statement;

•	the absence of a material adverse effect (as described below) from December 31, 2011 through the date of the merger agreement;

•	the absence of certain litigation matters;

•	compliance with applicable laws and orders;

•	licenses and permits;

•	regulatory matters;

•	real property and personal property matters;

•	tax matters;

•	environmental matters;

•	intellectual property matters;

•	employee benefits plans and related matters;

•	certain matters related to certain contracts of the Company;

•	labor relations;

•	insurance matters;

•

the determination by the Special Committee and the Board that the merger agreement and the merger are in the best interests of the Company and its stockholders, the adoption and approval of the merger agreement and the merger by the Special Committee and the Board, and the recommendation that the Company’s stockholders approve the merger agreement;

•	the Special Committee’s receipt of the opinion of Citi;

•	the absence of undisclosed broker’s or finder’s fees; and

•	the inapplicability of certain anti-takeover laws and the absence of any stockholder rights plan, poison pill or similar agreement.

Many of the Company’s representations and warranties are qualified by, among other things, “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means any change, effect, event, development, fact, occurrence or circumstance (other than any change, effect, event, development, fact, occurrence or circumstance with respect to Parent or Merger Sub) that (i) is materially adverse to the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or (ii) would prevent, materially impair or materially delay the Company from consummating the transactions contemplated by the merger agreement; provided, however, that, with respect to clause (i), “material adverse effect” shall not be deemed to mean or include any such change, effect, event, development, fact, occurrence or circumstance to the extent arising as a result of any of the following:

•	the announcement or pendency of the transactions contemplated by the merger agreement (with an exception for certain representations and warranties);

•

conditions affecting the industry in which the Company and its subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which the Company and its subsidiaries operate (other than to the extent that such conditions have a disproportionate effect on the Company or its subsidiaries relative to other participants in the industry in which the Company and its subsidiaries participate);

•

the taking of any action expressly required by the merger agreement (other than the Company’s compliance with its obligations as described under the first paragraph of “The Merger Agreement—Conduct of Our Business Pending the Merger”);

•

any change in applicable laws or the interpretation thereof (other than to the extent such change has a disproportionate effect on the Company or its subsidiaries relative to other participants in the industry in which the Company and its subsidiaries participate);

•

any change in GAAP or other accounting requirements or principles or the interpretation thereof (other than to the extent such change has a disproportionate effect on the Company or its subsidiaries relative to other participants in the industry in which the Company and its subsidiaries participate);

•

the failure of the Company or any of its subsidiaries to meet or achieve the results set forth in any estimate, projection or other forecast or plan or a decline in the price of shares of Class A common stock on the NYSE or the credit rating of the Company (provided that any change, effect, event, development, fact, occurrence or circumstance underlying such failure or decline may mean or be included in the meaning of “material adverse effect” to the extent not otherwise excluded); or

•

the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity, an act of terrorism or a natural or man-made disaster (other than to the extent having a disproportionate effect on the Company or its subsidiaries relative to other participants in the industry in which the Company and its subsidiaries participate).

The representations and warranties made by Parent to the Company under the merger agreement include representations and warranties relating to, among other things:

•

the due organization, valid existence and good standing of Parent and Merger Sub and their authority to own, operate and lease the properties and assets owned or used by them and carry on their respective businesses;

•

the corporate power and authority of Parent and Merger Sub to execute and deliver and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against Parent and Merger Sub;

•

the absence of violations of, or conflicts with, the governing documents of Parent and its subsidiaries, applicable law and certain contracts as a result of Parent and Merger Sub entering into the merger agreement and consummating the transactions contemplated by the merger agreement;

•	governmental consents and approvals;

•	the sufficiency of funds in the equity financing contemplated by the equity financing commitment;

•	certain matters related to the equity commitment letter, including the absence of any default thereunder;

•	the accuracy of the information provided by Parent or Merger Sub for inclusion in this proxy statement;

•	the absence of certain litigation matters;

•	Parent ownership of Merger Sub and the absence of prior operations of Parent and Merger Sub;

•	the solvency of Parent and the surviving corporation as of the effective time;

•	certain matters related to the limited guarantee, including the absence of any default thereunder;

•	the absence of undisclosed broker’s or finder’s fees;

•	the lack of ownership by Parent, Merger Sub or any of their affiliates of any Company common stock or right to acquire Company common stock except pursuant to the merger agreement; and

•

other than the voting agreement, the absence of contracts between Parent, Merger Sub, TPG VI or any of their affiliates and (a) any director, officer or management employee of the Company that relate in any way to the merger agreement, the equity financing commitment or the limited guarantee or the transactions contemplated thereby or (b) any stockholder of the Company pursuant to which such stockholder would be entitled to receive consideration of a different amount or nature than the applicable per share merger consideration or pursuant to which such stockholder agrees to vote against any superior proposal or agrees to vote in favor of the Company stockholder approvals.

Many of the Parent’s representations and warranties are qualified by, among other things “materiality” or “Parent material adverse effect.” For purposes of the merger agreement, “Parent material adverse effect” means any change, effect, event, development, fact, occurrence or circumstance (other than any change, effect, event, development, fact, occurrence or circumstance with respect to the Company or its subsidiaries) that would prevent, materially impair or materially delay Parent or Merger Sub from consummating the transactions contemplated by the merger agreement.

Conduct of Our Business Pending the Merger

Under the merger agreement, the Company has agreed that, subject to certain exceptions in the merger agreement and the disclosure letter delivered by the Company in connection with the merger agreement or as required by applicable law, between the date of the merger agreement and the effective time, unless Parent gives its prior written approval (which cannot be unreasonably withheld, conditioned or delayed), each of the Company and its subsidiaries will (i) conduct its respective businesses in all material respects in the ordinary course of business consistent with past practice and in all material respects in compliance with all laws and orders applicable to it, (ii) use commercially reasonable efforts to (A) continuously operate and maintain all of its real property, improvements and other material tangible personal assets consistent with past practice, (B) maintain existing insurance policies or comparable replacement insurance policies, as applicable, and (C) maintain all permits in full force and effect and (iii) use commercially reasonable efforts to preserve intact its business organization, retain the services of its present key employees and preserve the existing relationships of those with which it has business relationships (including governmental entities). As used in the description in this section, “consistent with past practice” means the practice of the Company and its subsidiaries since July 1, 2012.

In addition, under the merger agreement, subject to certain exceptions set forth in the merger agreement and the disclosure letter delivered by the Company in connection with the merger agreement or as required by applicable law, between the date of the merger agreement and the effective time, unless Parent gives its prior written approval (which cannot be unreasonably withheld, conditioned or delayed, except in certain circumstances), each of the Company and its subsidiaries has agreed not to take certain actions with respect to, among other things:

•	their respective articles of incorporation, bylaws or comparable organizational documents;

•	dividends or other distributions;

•

purchases or redemptions of capital stock, and adjustments, splits, combinations or reclassifications of capital stock or other equity interests or any rights, warrants or options to acquire the foregoing;

•

amendments or the adoption of, or the entry into, employee benefit plans or collective bargaining agreements, increases in compensation or benefits, and hiring employees with base salary and incentive compensation that is reasonably anticipated to exceed $100,000;

•	issuances, sales or pledges of capital stock or voting securities, or securities convertible into or exchangeable for, or options, warrants or other rights to purchase, the foregoing;

•	acquisitions or dispositions of divisions, businesses, facilities, real property or material amounts of assets or mergers, consolidations or other similar transactions;

•

the incurrence or guarantees of indebtedness for borrowed money (except in the ordinary course of business consistent with past practice for working capital purposes not to exceed $2,500,000 under facilities existing on February 25, 2013);

•	tax elections, waivers of restrictions on any assessment period, settlement or compromise of tax liabilities or refunds, or amendments to tax returns;

•	accounting principles, practices or methods;

•	certain contracts of the Company;

•

the discharge or satisfaction of liabilities and obligations or the settlement, release, waiver or compromise of pending or threatened claims, actions, suits, arbitrations, litigations, proceedings, investigations, charges, complaints, mediations or grievances (in excess of $2,500,000 in the aggregate);

•	capital expenditures in excess of $100,000 per facility or $3,000,000 in the aggregate in any fiscal quarter;

•	consenting to liens on real property;

•

(i) material changes in the licensed capacity of any facility, (ii) transfers of authorized units or beds of any facility, (iii) material changes in the number of beds certified for participation in the Medicare and Medicaid programs or (iv) the provision of additional regulated services at any facility, including skilled nursing or medical services;

•	the entry into any new line of business;

•	contracts with any affiliate or other related party; and

•	authorizing or entering into any legally binding contract to take certain actions with respect to any of the foregoing.

Acquisition Proposals; Change in Recommendation

Under the merger agreement, the Company has agreed to, and has agreed to cause its subsidiaries and its and their respective directors, officers, employees and other representatives to, immediately cease any discussions or negotiations with respect to an acquisition proposal (as described below) with any person other than Parent and its representatives and promptly request the prompt return or destruction of any previously provided confidential information of the Company and its subsidiaries. The Company has also agreed to (i) as promptly as possible and in any event within 24 hours after the receipt thereof, advise Parent of any acquisition proposal and the identity of the person or group of persons making such acquisition proposal and the material terms and conditions thereof (and, if applicable, provide Parent with copies of any material written requests, proposals or offers with respect to such acquisition proposal, including proposed agreements or other documentation) and (ii) keep Parent reasonably apprised on a prompt basis of any related material developments, amendments (including any change to the financial terms, conditions or other material terms), discussions (including the status and terms thereof) and negotiations related to any such acquisition proposal.

The merger agreement provides that until the effective time or, if earlier, the termination of the merger agreement, the Company, its subsidiaries and its representatives may not, directly or indirectly:

•

solicit, request, initiate, encourage (including by way of furnishing or disclosing nonpublic information) or knowingly take any other action to facilitate or initiate the making of any acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal;

•

continue or otherwise participate in discussions or negotiations with, or furnish or disclose any nonpublic information to, any person (other than Parent and its subsidiaries) in connection with any acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal;

•

approve, endorse, recommend, execute, enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition, confidentiality or similar agreement contemplating or otherwise relating to any acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal (other than a confidentiality agreement in compliance with the provisions described below (each of which we refer to as a “Company acquisition agreement”);

•

grant any waiver, amendment or release under any confidentiality agreement (other than in response to an unsolicited request for such a grant if the Company is otherwise in compliance with its obligations described in this section) or any “fair price,” “moratorium,” “control share acquisition” or other takeover, antitakeover or other similar law; or

•	resolve to propose, agree or publicly announce an intention to do any of the foregoing.

Notwithstanding the foregoing, pursuant to the merger agreement, the Company and its representatives may, prior to obtaining the Company stockholder approvals, participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any person in response to an unsolicited, bona fide written acquisition proposal that is submitted to the Company after February 25, 2013 if, and only if:

•

the Special Committee determines in good faith, based on the information then available and after consultation with a nationally recognized financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal;

•

the Special Committee determines in good faith, based on the information then available and after consultation with its outside legal counsel, that failing to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;

•

prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such person, the Company receives from such person, an executed confidentiality agreement containing terms no less restrictive upon such person, in any material respect, than the terms applicable to Parent under the confidentiality agreement between the Company and TPG (provided that such confidentiality agreement (1) may contain a less restrictive or no standstill provision and (2) shall not contain any provisions that prohibit the Company from taking the actions expressly required by the merger agreement); and

•	prior to or concurrently with furnishing or disclosing any nonpublic information to such person, the Company furnishes or discloses such information to Parent.

The merger agreement provides that neither the Board nor any committee thereof (including the Special Committee) will (a) withhold, withdraw, modify or qualify (or publicly propose or resolve to do any of the foregoing), in any manner adverse to Parent, its recommendation that (i) the holders of Company common stock, voting as a single class, vote in favor of approval of the merger agreement and (ii) the holders of Class A common stock (other than the excluded Class A holders), voting as a single, separate class, vote in favor of approval of the merger agreement (which we refer to as the “recommendation”), (b) approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise declare advisable, any acquisition proposal or any Company acquisition agreement, (c) fail to include the recommendation in this proxy statement or (d) fail to publicly affirm the recommendation in writing within 4 business days after receipt of a written request by Parent to provide such affirmation following a publicly known acquisition proposal (any action described in this paragraph is referred to herein as a “change in recommendation”).

The merger agreement further provides that, notwithstanding anything to the contrary set forth in the merger agreement, prior to the time the Company stockholder approvals are obtained, (1) if any change, event, development, fact, occurrence or circumstance that affects the business, assets, results of operations or financial condition of the Company or its subsidiaries (other than any acquisition proposal) that was not known or reasonably foreseeable to the Company as of February 25, 2013 becomes known by the Company after February 25, 2013 and prior to the time that the Company stockholder approvals are obtained, then the Board or the Special Committee may effect a change in recommendation or (2) if the Company receives an acquisition proposal that the Special Committee concludes in good faith prior to the time that the Company stockholder approvals are obtained, after consultation with a nationally recognized financial advisor and outside legal counsel, constitutes a superior proposal, then the Board or the Special Committee may approve or recommend the superior proposal and the Company may terminate the merger agreement, and, in the case of either of (1) or (2), if, and only if:

•

the Company has provided prior written notice to Parent and Merger Sub, at least 4 business days in advance, that the Board or the Special Committee will effect a change in recommendation or the Company will terminate the merger agreement, specifying the basis for the change in recommendation or termination and, in the case of a superior proposal, the identity of the party making such superior proposal, the material terms thereof and copies of all material documents relating thereto;

•

the Board or the Special Committee determines in good faith, after consultation with a nationally recognized financial advisor and outside legal counsel, that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law, and the Company shall have complied with all of its obligations as described in this section;

•

after providing such notice and prior to the Board or the Special Committee effecting such change in recommendation or the Company terminating the merger agreement, the Company has, and has caused its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and

Merger Sub desire to negotiate) during such 4 business day period to make such adjustments in the terms and conditions of the merger agreement, the equity financing commitment and the limited guarantee as would permit the Board or the Special Committee not to effect a change in recommendation and the Company not to terminate the merger agreement; and

•

the Special Committee has (1) considered in good faith any changes to the merger agreement, the equity financing commitment and the limited guarantee that may be offered in writing by Parent no later than 5:00 PM Eastern time on the fourth business day of such 4 business day period in a manner that would form a binding contract if accepted by the Company and (2) determined, after consultation with a nationally recognized financial advisor and outside legal counsel, in the case of an acquisition proposal, that the acquisition proposal would continue to constitute a superior proposal and, in any case, that failure of the Board or the Special Committee to effect a change in recommendation or the Company to terminate the merger agreement would continue to be inconsistent with the directors’ fiduciary duties under applicable law, if such changes were to be given effect; provided, however, that in the event of any material revisions to the acquisition proposal that the Special Committee has determined to be a superior proposal or any material change in the circumstances giving rise to the change in recommendation, as applicable, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements described in this section with respect to such new written notice.

Under the merger agreement, an “acquisition proposal” means any proposal or offer by any person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than Parent or any of its direct or indirect subsidiaries, (i) to purchase or otherwise acquire shares of Company common stock (or securities convertible or exchangeable for Company common stock) representing more than 15% of the combined voting power of Company common stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to any issuance by the Company or tender offer or exchange offer by any person or “group” (other than Parent or any of its direct or indirect subsidiaries) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than 15% of the combined voting power of the Company common stock outstanding after giving effect to the consummation of such transaction, (ii) to purchase, lease or otherwise acquire (including by joint venture) more than 15% of the consolidated tangible assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof, the related revenues applicable to such assets or the related net income applicable to such assets, in each case as of the date of such purchase, lease or acquisition), (iii) to effect any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or any of its subsidiaries pursuant to which any person or “group” (other than Parent or any of its direct or indirect subsidiaries) would hold more than 15% of the combined voting power of the shares of the outstanding Company common stock or of any surviving or resulting entity of such transaction or (iv) to effect any combination of the foregoing.

Under the merger agreement, a “superior proposal” means any bona fide, written acquisition proposal that the Special Committee determines in good faith, after consultation with a nationally recognized financial advisor and outside legal counsel, and (i) after taking into account all legal, financial, regulatory and other aspects of such acquisition proposal and (ii) if (and only if) such acquisition proposal relates to a sale of tangible assets in an amount less than 100% of the consolidated tangible assets of the Company, after considering the value of the Company (as determined by the Special Committee in good faith after consultation with a nationally recognized financial advisor) after giving effect to such acquisition proposal and, if applicable, any proposed or contemplated future sale or sales of the remaining consolidated assets of the Company, is (A) more favorable to the Company’s stockholders than the transactions contemplated by the merger agreement (including, to the extent applicable, any adjustments to the terms of the merger agreement that Parent offered as provided for and described in this section) and (B) reasonably likely to be consummated in accordance with its terms (provided that, for purposes of the definition of “superior proposal,” all references to 15% in the definition of “acquisition proposal” shall be deemed to be references to 50%).

Stockholders Meeting

The Company has agreed, acting through the Board, in accordance with applicable law and the Amended and Restated Bylaws of the Company, to duly call, give notice of, convene and hold a special meeting of its stockholders as soon as reasonably practicable for the sole purpose of obtaining the Company stockholder approvals.

Cooperation; Best Efforts; Transaction Litigation

The merger agreement provides that each of the Company and Parent will cooperate with and assist the other party, and will, and will cause each of their respective subsidiaries to, use its reasonable best efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to ensure that the conditions described in “The Merger Agreement—Conditions to the Merger” are satisfied and to consummate the transactions contemplated by the merger agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other person, including any governmental entity, that are necessary, proper or advisable to consummate the merger and the transactions contemplated under the merger agreement in the most expeditious manner practicable, but in any event before the termination date (as defined in “The Merger Agreement—Termination”).

Under the merger agreement, the Company and Parent have agreed to promptly notify the other of any action commenced or, to any party’s knowledge, threatened against such party or any of its subsidiaries or affiliates or otherwise relating to, involving or affecting such party or any of its subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the merger and any other transaction contemplated by the merger agreement, to give each other the opportunity to participate in the defense, settlement and prosecution of any such action and to keep the other informed on a prompt basis with respect thereto. In addition, the Company has agreed that notwithstanding any other provision of the merger agreement, it will not settle or agree to settle any such action without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

The Company has also agreed to promptly notify Parent if the Company, its subsidiaries or their respective representatives receive any material written communication from, or provide any material written communication to, any governmental entity, and to consult with Parent, and keep Parent reasonably apprised on a prompt basis of any material developments, with respect to any such written communication and the matters contemplated thereby.

Healthcare Permits

Parent and Merger Sub have agreed to use their reasonable best efforts to obtain all licenses and permits of governmental entities necessary for Parent to lawfully own, lease or operate, as applicable, the Company’s facilities. The Company and its subsidiaries have agreed to cooperate with Parent and Merger Sub as reasonably requested by Parent in the preparation by Parent and Merger Sub of all necessary or desirable licensure and permit documentation with respect to such licenses and permits and use their reasonable best efforts to promptly provide any information reasonably requested by Parent with respect to Company, its subsidiaries, the business of Company or its subsidiaries or their facilities that is necessary in order to obtain such licenses and permits.

Financing Covenant; Company Cooperation

Pursuant to the merger agreement, Parent and Merger Sub are required to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the equity financing on the terms and conditions described in the equity financing commitment (including seeking to enforce the terms of the equity financing commitment) and may not permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the equity financing commitment. Parent and Merger Sub have also agreed to (i) use reasonable best efforts to maintain in effect the equity financing commitment in accordance with the terms and subject to the conditions thereof, (ii) satisfy all conditions therein that are applicable to Parent and Merger Sub that are within their control in order to consummate the equity financing at or prior to the closing and (iii) comply with their obligations thereunder.

The merger agreement provides that the Company will, prior to the closing, and will cause each of its subsidiaries to, and will use its reasonable best efforts to cause the representatives of the Company and each of its subsidiaries to, provide to Parent all cooperation that is customary in connection with the arrangement of debt financing reasonably proposed by Parent as may be reasonably requested by Parent, including cooperation as specified in more detail in the merger agreement.

The merger agreement also provides that Parent will, and, as of the effective time, will cause the surviving corporation to, comply with certain contracts relating to certain specified indebtedness of the Company, including any obligations to repay such specified indebtedness (in each case, to the extent such contracts provide for obligations of Parent or, as of the effective time, the surviving corporation). Prior to the effective time, Parent and the Company have agreed to jointly cooperate to mutually agree on actions to be taken or omitted in respect of any obligations to repay such specified indebtedness under such contracts that become due prior to the effective time.

Employee Benefit Matters

Parent has agreed, among other things, that:

•

for a period of not less than 12 months following the effective time (or such longer period as may be provided in certain specified employment contracts), it will, and will cause the surviving corporation to, either (i) maintain in effect on behalf of employees of the surviving corporation and its subsidiaries all employee benefit plans (other than any equity-based plans) as in effect on February 25, 2013 (which we refer to as the “existing plans”) or (ii) provide all employees of the surviving corporation and its subsidiaries with such compensation and benefit plans, programs, arrangements, agreements and policies (other than any equity-based plans) that provide a level of benefits that in the aggregate is substantially comparable to the aggregate level of benefits provided under the existing plans as of the effective time; and

•

if the employment of any employee of the surviving corporation or any of its subsidiaries is terminated within 12 months following the effective time, Parent will pay (or cause the surviving corporation to pay) such employee a severance benefit that shall in no event be less than, or paid later than, the severance benefit, if any, to which such employee would have been entitled if the Company’s severance plan, as in effect immediately prior to the effective time, applied to such termination of employment.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that Parent will cause the articles of incorporation and bylaws of the surviving corporation and the comparable organizational documents of its subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation from liabilities set forth in the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company and the comparable organizational documents of its subsidiaries as of February 25, 2013, which provisions shall not be amended, repealed or otherwise modified for a period of 6 years after the effective time in any manner that would adversely affect the rights thereunder of any person who was, who is now or who at any time prior to the effective time becomes, a director, officer or employee of the Company or any of its subsidiaries (each of which we refer to as an “indemnified party”) and cause the surviving corporation to honor such provisions, in each case, with respect to acts or omissions occurring at or prior to the effective time.

The merger agreement also provides that the Company will obtain, as of the effective time and for 6 years after the effective time, prepaid directors’ and officers’ liability insurance policies, in respect of acts or omissions occurring prior to the effective time, including the transactions contemplated by the merger agreement, covering each person covered by the Company’s directors’ and officers’ insurance policies as in effect on February 25, 2013 (which we refer to as “existing D&O policies”) and each person who becomes covered thereunder prior to the effective time, on the same terms as the existing D&O policies or, if such insurance coverage is unavailable, on terms no less favorable to such persons (provided, however, that the Company will not pay more than 400% of the aggregate annual premium of the existing D&O policies for the policy period including February 25, 2013). Parent agrees to cause such prepaid policies to be maintained in full force and effect for their full term, be honored by the surviving corporation and not be amended, modified, canceled or revoked by the surviving corporation in any manner adverse to any indemnified party.

Access

Subject to certain exceptions, from February 25, 2013 until the effective time, the Company has agreed to cause its and its subsidiaries’ representatives to provide Parent and its representatives, upon reasonable advance written notice, with reasonable access during normal business hours to the books, contracts, personnel, records and other information or data with respect to the business, properties, facilities and personnel of the Company and its subsidiaries, in each case, as Parent may reasonably request, and to the Company’s properties and facilities to conduct such inspection or observation as Parent may reasonably request.

Other Covenants

The merger agreement contains certain other customary covenants, including, but not limited to, covenants relating to contact with customers and suppliers, public announcements, confidentiality, stock exchange delisting, Section 16 matters, resignations of directors and anti-takeover laws.

Conditions to the Merger

The respective obligations of Parent, Merger Sub and the Company under the merger agreement to effect the merger are subject to the satisfaction or (except with respect to the unaffiliated approval described in clause (ii) of the first bullet below, and otherwise only if permissible under applicable law) waiver on or prior to the closing date of the following conditions:

•

the approval by (i) the holders of a majority of the voting power of shares of Class A common stock and Class B common stock outstanding at the close of business on the record date, voting together as a single class (with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes) and (ii) the holders of a majority of the voting power of shares of Class A common stock outstanding at the close of business on the record date, excluding shares owned, directly or indirectly, by excluded Class A holders, voting as a single separate class, shall have been obtained in accordance with the NRS and the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws;

•

no law or order shall have been enacted, entered, promulgated, adopted, issued or enforced by any governmental entity that is then in effect and has the effect of making the merger illegal or otherwise prohibiting or restraining the consummation of the merger; and

•	any waiting period applicable to the merger under the HSR Act shall have been expired or been terminated.

The respective obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	the representations and warranties of the Company related to organization and qualification, authorization, capitalization, its subsidiaries, the approval and recommendation of the Special

Committee and the Board, the absence of undisclosed broker’s or finder’s fees and the inapplicability of certain anti-takeover laws and the absence of any stockholder rights plan, poison pill or similar agreement shall be correct and complete in all respects as of February 25, 2013 and as of the closing date (except to the extent that any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date) except for any failures of any such representations and warranties to be so correct and complete that, individually or in the aggregate, are de minimis or immaterial, as applicable, in nature and amount;

•

each of the other representations and warranties of the Company under the merger agreement shall be correct and complete as of February 25, 2013 and as of the closing date (except to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date), in each case without giving effect to any material adverse effect or other materiality qualifications contained therein, except for any failures of any such representations and warranties to be so correct and complete that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	the Company shall have complied in all material respects with each of its covenants required to be performed by it under the merger agreement at or prior to the closing date;

•

since February 25, 2013, there shall have not have occurred any change, effect, event, development, fact, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect;

•

Parent shall have received, as of the closing date, a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company stating that the foregoing conditions have been satisfied; and

•

the state licenses to operate the Company’s assisted living facilities and all permits or licenses for which Parent would reasonably be expected to incur criminal liability as a result of Parent failing to obtain such permits or licenses at or prior to the closing of the merger shall have been obtained and not been revoked.

The obligation of the Company to effect the merger is further subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•

the representations and warranties of Parent related to authorization, capitalization, solvency and the absence of certain contracts with any director, officer, management employee or stockholder of the Company shall be correct and complete in all respects as of February 25, 2013 and as of the closing date (except to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date), except for any failures of any such representations and warranties to be so correct and complete that, individually or in the aggregate, are immaterial in nature and amount;

•

each of the other representations and warranties of Parent under the merger agreement shall be correct and complete as of February 25, 2013 and as of the closing date (except to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date), in each case without giving effect to any Parent material adverse effect or other materiality qualifications contained therein, except for any failures of any such representations and warranties to be so correct and complete that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent material adverse effect;

•	each of Parent and Merger Sub shall have complied in all material respects with each of its covenants required to be performed by it under the merger agreement at or prior to the closing date; and

•

the Company shall have received, as of the closing date, a certificate signed on behalf of Parent by the president or vice president of Parent stating that the foregoing conditions have been satisfied.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after receipt of the Company stockholder approvals by mutual written agreement of Parent and the Company.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time, whether before or after receipt of the Company stockholder approvals (except as indicated), as follows:

by either Parent or the Company (in each case subject to certain limitations), if:

•

the merger has not been consummated on or prior to September 16, 2013 or such other date as Parent and the Company shall agree in writing (we refer to such date in this proxy statement as the “termination date”);

•

a law has been enacted, entered or promulgated prohibiting the consummation of the merger substantially on the terms contemplated by the merger agreement, if such law has caused the failure of any condition described in “The Merger Agreement—Conditions to the Merger” to be satisfied and the party entitled to rely on such condition does not elect to waive such condition;

•

an order has been enacted, entered, promulgated or issued by a governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger substantially on the terms contemplated by the merger agreement and such order has become final and non-appealable, if such order has caused the failure of any condition described in “The Merger Agreement—Conditions to the Merger” to be satisfied and the party entitled to rely on such condition does not elect to waive such condition;

•

a governmental entity has denied a request to issue an order or to take any other action that is necessary to fulfill certain conditions to the merger related to the HSR Act waiting period and the receipt by Parent of specified licenses and permits and such denial of a request to issue such order or to take such other action has become final and non-appealable, if such denial has caused the failure of any condition described in “The Merger Agreement—Conditions to the Merger” to be satisfied and the party entitled to rely on such condition does not elect to waive such condition; or

•

the Company stockholder approvals have not been obtained by reason of the failure to obtain the required votes at a duly held meeting of stockholders or at any adjournment thereof at which votes on such approvals were taken;

by the Company (in each case subject to certain limitations), if:

•

all of the following shall have occurred: (i) Parent breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, (ii) such breach or failure to perform would entitle the Company not to consummate the merger as described in “The Merger Agreement-Conditions to the Merger,” (iii) such breach or failure to perform is incapable of being cured by Parent prior to the termination date or, if such breach or failure to perform is capable of being cured by Parent prior to such date, Parent has not cured such breach or failure to perform within 30 days after receipt of written notice thereof (but no later than the termination date) and (iv) the Company is not then in breach of the merger agreement in any material respect;

•

prior to the time the Company stockholder approvals are obtained, (i) the Board or the Special Committee effects a change in recommendation in compliance with the provisions described in “The Merger Agreement—Acquisition Proposals; Change in Recommendation” or (ii) the Board or the Special Committee approves and recommends, and the Company executes, a Company acquisition agreement to consummate a superior proposal in compliance with provisions as described in “The Merger Agreement—Acquisition Proposals; Change in Recommendation” and, prior to or concurrently with such termination, the Company pays the Company termination fee described under “The Merger Agreement—Termination Fees and Reimbursement Expenses”; or

•

all of the conditions to Parent’s and Merger Sub’s obligations to effect the merger as described in “The Merger Agreement—Conditions to the Merger” have been satisfied (other than those conditions that by their terms are to be satisfied at the closing), the Company has irrevocably given notice to Parent in writing that it is prepared to consummate the closing and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement on the date the closing should have occurred pursuant to the terms of the merger agreement; or

by Parent (in each case subject to certain limitations):

•

if all of the following shall have occurred: (i) the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, (ii) such breach or failure to perform would entitle Parent not to consummate the merger as described in “The Merger Agreement—Conditions to the Merger,” (iii) such breach or failure to perform is incapable of being cured by the Company prior to the termination date or, if such breach or failure to perform is capable of being cured by the Company prior to the termination date, the Company has not cured such breach or failure to perform within 30 days after receipt of written notice thereof (but no later than the termination date) and (iv) Parent is not then in breach of the merger agreement in any material respect;

•	if the Board or the Special Committee effects a change in recommendation;

•	if the Company violates in a material respect any of the provisions described in “The Merger Agreement—Acquisition Proposals; Change in Recommendation”;

•	if the Company approves, endorses, recommends, executes, enters into or agrees to enter into any Company acquisition agreement to consummate any acquisition proposal or superior proposal;

•	if the Company violates in a material respect any of the provisions described in “The Merger Agreement—Stockholders Meeting”;

•

between May 1, 2013 and May 14, 2013, if the Company has not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (which we refer to as the “2012 Company 10-K”) by April 30, 2013;

•

within 10 business days after the date that the Company files the 2012 Company 10-K, if the report and opinion of Grant Thornton LLP auditing the Company’s consolidated financial statements included in the 2012 Company 10-K does not include the unqualified opinion of Grant Thornton LLP that the consolidated financial statements present fairly, in all material respects, the financial position, the results of operations and the cash flows of the Company and its subsidiaries in conformity with GAAP; or

•	within 14 business days after the date that the Company becomes obligated to file a Current Report on Form 8-K pursuant to Item 4.02 of Form 8-K.

Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent a fee of $7,250,000 (which we refer to as the “termination fee”) and, to the extent not previously paid, the expense reimbursement (as described below), if:

•

Parent terminates the merger agreement because any of the following has occurred: (i) the Board or the Special Committee effected a change in recommendation, (ii) the Company has violated in any material respect any of the provisions described in “The Merger Agreement—Acquisition Proposals; Change in Recommendation,” (iii) the Company approves, endorses, recommends, executes, enters into or agrees to enter into any Company acquisition agreement to consummate any acquisition proposal or superior proposal, or (iv) the Company has violated in a material respect any of the provisions described in “The Merger Agreement—Stockholders Meeting”;

•

the Company terminates the merger agreement because prior to the time the Company stockholder approvals are obtained, (i) the Board or the Special Committee effects a change in recommendation or (ii) the Board or the Special Committee approves and recommends, and the Company executes, a Company acquisition agreement to consummate a superior proposal, in each case in compliance with the provisions described in “The Merger Agreement—Acquisition Proposals; Change in Recommendation”; or

•

(a) Parent terminates the merger agreement because all of the following have occurred: (i) the Company breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, (ii) such breach or failure to perform would entitle Parent not to consummate the merger as described in “The Merger Agreement—Conditions to the Merger,” (iii) such breach or failure to perform is incapable of being cured by the Company prior to the termination date or, if such breach or failure to perform is capable of being cured by the Company prior to the termination date, the Company has not cured such breach or failure to perform within 30 days after receipt of written notice thereof (but no later than the termination date) and (iv) Parent is not then in breach of the merger agreement in any material respect; (b) Parent or the Company terminates the merger agreement because the merger has not been consummated on or prior to the termination date or (c) Parent or the Company terminates the merger agreement because the Company stockholder approvals have not been obtained by reason of the failure to obtain the required votes at a duly held meeting of stockholders or at any adjournment thereof at which votes on such approvals were taken, and, in each case (A) at any time after February 25, 2013 and prior to such termination an acquisition proposal (or an intention to make an acquisition proposal) shall have been publicly announced or publicly communicated (or, in certain circumstances, otherwise communicated) to the Board, the Special Committee, senior management of the Company or stockholders of the Company and (B) prior to the date that is 18 months after the effective date of such termination, the Company enters into a definitive agreement to consummate an acquisition proposal (and such acquisition proposal is subsequently consummated) (provided that for purposes of such provisions, references to 15% in the definition of “acquisition proposal” shall be deemed to be references to 50%).

In addition, the Company is required under the merger agreement to pay all of the reasonable documented out-of-pocket expenses incurred by Parent, Merger Sub and their respective affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement (subject to a cap of $2,750,000) (which we refer to as the “expense reimbursement”) if Parent or the Company terminates the merger agreement because the Company stockholder approvals have not been obtained by reason of the failure to obtain the required votes at a duly held meeting of stockholders or at any adjournment thereof at which votes on such approvals were taken.

Parent is required under the merger agreement to pay the Company a fee of $40,000,000 (which we refer to as the “reverse termination fee”) if:

•

the Company terminates the merger agreement because all of the following have occurred: (i) Parent has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, (ii) such breach or failure to perform would entitle the Company not to consummate the Merger as described in “The Merger Agreement—Conditions to the Merger,” (iii) such breach or failure to perform is incapable of being cured by Parent prior to the termination date or, if such breach or failure to perform is capable of being cured by Parent prior to the termination date, Parent has not cured such breach or failure to perform within 30 days after receipt of written notice thereof (but no later than the termination date) and (iv) the Company is not then in breach of the merger agreement in any material respect; or

•

all of the conditions to Parent’s and Merger Sub’s obligations to effect the merger as described in “The Merger Agreement—Conditions to the Merger” have been satisfied (other than those conditions that by their terms are to be satisfied at the closing), the Company has irrevocably given notice to Parent in writing that it is prepared to consummate the closing and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement on the date the closing should have occurred pursuant to the terms of the merger agreement.

Remedies

If the Company terminates the merger agreement in the circumstances in which the reverse termination fee is payable, the Company’s receipt of the reverse termination fee (including interest thereon as provided in the merger agreement) from Parent (or TPG VI pursuant to the limited guarantee) and certain reimbursement and indemnification payments from Parent (or TPG VI pursuant to the limited guarantee) will be the sole and exclusive remedy of the Company and its subsidiaries against (w) Parent, Merger Sub or TPG VI, (x) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or TPG VI, (y) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders or assignees of any person named in clause (w) or (x) and (z) any future holders of any equity, partnership or limited liability company interest, controlling persons, management companies, directors, officers, employees, agents, attorneys, representatives, affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (we refer to the persons described in clauses (w)-(z), collectively, as the “Parent group”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement, the failure of the merger to be consummated or otherwise related to the merger agreement. Notwithstanding any other provision of the merger agreement, the maximum aggregate monetary liability of Parent, Merger Sub and any other member of the Parent group is limited to an amount equal to the sum of the reverse termination fee, including interest thereon as provided in the merger agreement, and any other amounts owing from Parent related to certain reimbursement and indemnification obligations under the merger agreement.

If the merger agreement is terminated in the circumstances in which the termination fee and/or expense reimbursement, as applicable, is payable, Parent’s receipt of the termination fee and/or expense reimbursement, as applicable (including interest thereon as provided in the merger agreement), if accepted by Parent, shall be the sole and exclusive remedy of Parent, Merger Sub, TPG VI and their respective affiliates against the Company, its subsidiaries and any of their respective former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, representatives, affiliates, members, managers, general or limited partners, stockholders or assignees for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement, the failure of the merger to be consummated or otherwise related to the merger agreement, except that the Company’s liability for fraud, willful misconduct, willful and material breach or failure to perform any covenants or agreement in the merger agreement is not limited.

In addition to the rights to monetary damages described above, the parties are entitled, to the fullest extent permitted by law, to an injunction restraining any actual or threatened breach, violation or default of the merger agreement and to any other equitable relief, including specific performance. However, the Company is not entitled to (i) an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub, (ii) enforce specifically the terms and provisions of the merger agreement against Parent or Merger Sub or (iii) otherwise to obtain any equitable relief or remedy against Parent or Merger Sub, except specific performance of Parent’s and Merger Sub’s obligations pursuant to the terms of the merger agreement to (i) prevent breaches of the merger agreement by Parent and Merger Sub other than as it relates to the right to cause the equity financing to be funded and to consummate the merger and (ii) cause the equity financing to be funded and to consummate the merger only in the event that the following conditions have been satisfied:

•

all of the conditions to Parent’s and Merger Sub’s obligations to effect the merger as described in “The Merger Agreement—Conditions to the Merger” have been satisfied and remain satisfied (other than those conditions that by their terms are to be satisfied at the closing, but subject to their satisfaction at the closing);

•	Parent and Merger Sub fail to complete the closing in accordance with the merger agreement; and

•

the Company has confirmed that (1) all of the conditions to the Company’s obligations to effect the merger as described in “The Merger Agreement—Conditions to the Merger” have been satisfied or waived and remain satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to their satisfaction or waiver at the closing) and (2) if specific performance is granted and the equity financing is funded, then the closing will occur.

While the Company may pursue both a grant of specific performance as described above and the payment of the reverse termination fee as described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses,” under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance and monetary damages, including all or any portion of the reverse termination fee.

Amendments

The merger agreement may be amended by Parent and the Company, by action taken or authorized by (a) in the case of Parent, the sole member of Parent and (b) in the case of the Company, the Special Committee and, to the extent required by law, the Board, at any time before or after the Company stockholder approvals are obtained; provided that, after the Company stockholder approvals are obtained, no amendment shall be made that, by law, requires further approval by the stockholders of any party to the merger agreement without such further approval. The merger agreement may not be amended except by a written instrument signed on behalf of each of the parties to the merger agreement.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN

BENEFICIAL OWNERS

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the persons who are known by us to own beneficially more than 5% of our Class A common stock or Class B common stock, based solely upon filings made by such persons with the SEC as of February 28, 2013, on Schedule 13D or Schedule 13G (and any amendment(s) thereto) pursuant to Section 13(d) or (g) of the Exchange Act, and, where believed by us to foster the accuracy of such information, upon filings made by such persons as of February 28, 2013, on Schedule 13F pursuant to Section 13(f) of the Exchange Act. Pursuant to rules promulgated under the Exchange Act, a person is deemed to be a beneficial owner of an equity security if such person has or shares the power to vote or to direct the voting of such security or to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. In general, a person is deemed to be a beneficial owner of any equity security that such person has the right to acquire within 60 days of a determination date. The fully diluted ownership of the Company after the effective time is described under the section captioned “The Merger—Certain Effects of the Merger.”

Name and Address of Beneficial Owner(1)	Number of Shares Owned		Assuming Full Conversion(2)	Percentage of Outstanding Shares		Percentage of Total Votes
5% Beneficial Owners	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class A Common Stock	Class B Common Stock	No Conversion	If Fully Converted
Morgan Stanley Investment Management Inc., 522 Fifth Avenue, New York, NY 10036(3)	3,532,963	—	3,532,963	17.6%	—	7.2%	15.2%

Thornridge Holdings Limited, 380 Bedford Highway, Halifax, Nova Scotia, Canada B3M2L4(4)	345,316	2,722,000	3,271,466	1.7%	93.9%	56.2%	14.1%

Bandera Partners LLC, Gregory Bylinsky, Jefferson Gramm & Andrew Shpiz, 50 Broad Street, Suite 1820, New York, NY 10004(5)	2,220,307	—	2,220,307	11.1%	—	4.5%	9.6%

BlackRock, Inc. 40 East 52nd Street, New York, NY 10022(6)	1,185,377	—	1,185,377	5.9%	—	2.4%	5.1%

683 Capital Mgt LLC, 683 Capital Mgt LP, & Ari Zweiman 595 Madison Avenue, 17th Floor, New York, NY 10022(7)	1,321,288	—	1,321,288	6.6%	—	2.7%	5.7%

Newtyn Management LLC 599 Lexington Ave., 41st Floor, New York, NY 10022(8)	1,742,900	—	1,742,900	8.7%	—	3.6%	7.5%

Name and Address of Beneficial Owner(1)	Number of Shares Owned		Assuming Full Conversion(2)	Percentage of Outstanding Shares		Percentage of Total Votes
5% Beneficial Owners	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class A Common Stock	Class B Common Stock	No Conversion	If Fully Converted
Kingstown Partners Master Ltd., Kingstown Partners II L.P., Ktown LP, Kingstown Capital Partners, LLC, Kingstown Capital Management L.P., Kingstown Management GP LLC, Michael Blitzer & Guy Shanon(9)	1,600,000	—	1,600,000	8.0%	—	3.3%	6.9%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(10)	1,071,590	—	1,071,590	5.3%	—	2.2%	4.6%

Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road, Austin, TX 78746(11)	1,191,916	—	1,191,916	5.9%	—	2.4%	5.1%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act for purposes of this proxy statement. It is not necessarily to be construed as beneficial ownership for other purposes.
(2)	Each share of Class B common stock may be converted into 1.075 shares of Class A common stock at the option of the holder. This column assumes that all of the outstanding shares of Class B common stock were converted into shares of Class A common stock such that a single class of common stock remained outstanding.
(3)	Based on a Schedule 13G filed with the SEC by Morgan Stanley Investment Management, Inc. and Morgan Stanley (whose mailing address is 1585 Broadway, New York NY 10036). The Schedule 13G states that Morgan Stanley Investment Management, Inc. has sole voting power with respect to 2,807,245 shares of Class A common stock and sole dispositive power with respect to 3,532,963 shares of Class A common stock. The Schedule 13G further states that Morgan Stanley has sole voting power with respect to 2,807,245 shares of Class A common stock and sole dispositive power with respect to 3,532,963 shares of Class A common stock.
(4)	Based on a Schedule 13D filed with the SEC by Thornridge. The Schedule 13D states that Thornridge has sole voting and dispositive power with respect to the shares of Class A common stock and shares of Class B common stock listed above. Thornridge has the right to acquire 2,926,150 shares of Class A common stock upon conversion of the 2,722,000 shares of Class B common stock. As of December 6, 2010, all of the outstanding voting shares of Thornridge were held by fourteen private holding companies owned by members of the extended family of Mrs. Jean Hennigar, a daughter of the late R.A. Jodrey, including her son David J. Hennigar, Chairman of the Board, Chairman and President of Thornridge and one of Thornridge’s ten directors. Matters relating to the voting and disposition of shares held by Thornridge are determined exclusively by its board of directors. Mr. Hennigar disclaims beneficial ownership of the shares of Company common stock held by Thornridge. See below for additional information relating to the acquisition of shares and the voting agreement by Thornridge.
(5)	Based on a Schedule 13G filed with the SEC by Bandera Partners LLC, Gregory Bylinsky, Jefferson Gramm and Andrew Shpiz. The Schedule 13G states that Bandera Partners LLC has sole voting and dispositive power on 2,220,307 shares of Class A common stock and that Jefferson Gramm has sole voting and dispositive power on 82,572 shares of Class A common stock. Gregory Bylinsky, Jefferson Gramm and Andrew Shpiz have shared voting and dispositive power over 2,220,307 shares of Class A common stock.
(6)	Based on a Schedule 13G filed with the SEC by BlackRock, Inc.

(7)	Based on a Schedule 13G filed with the SEC by 683 Capital Management, LLC, 683 Capital Management, LP and Ari Zweiman. The Schedule 13G states that 683 Capital Management, LLC, 683 Capital Management, LP and Ari Zweiman have shared voting and dispositive power on 1,321,288 shares of Class A common stock.
(8)	Based on a Schedule 13G filed with the SEC by Newtyn Management, LLC.
(9)	Based on a Schedule 13G filed with the SEC by Kingstown Partners Master Ltd., Kingstown Partners II L.P., Ktown LP, Kingstown Capital Partners, LLC, Kingstown Capital Management L.P., Kingstown Management GP LLC, Michael Blitzer and Guy Shanon. The principal business address of each of Kingstown Partners II L.P., Ktown LP, Kingstown Capital Partners, LLC, Kingstown Capital Management L.P., Kingstown Management GP LLC, Michael Blitzer and Guy Shanon is 100 Park Ave, 21st Floor New York, NY 10017. The principal business address of Kingstown Partners Master Ltd. is c/o Intertrust Corporate Services, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The Schedule 13G states that Kingstown Capital Management L.P., Kingstown Management GP LLC, Michael Blitzer and Guy Shanon have shared voting and dispositive power on 1,600,000 shares of Class A common stock, Kingstown Capital Partners, LLC has shared voting and dispositive power on 1,416,642 shares of Class A common stock, Kingstown Partners Master Ltd. has shared voting and dispositive power on 1,138,057 shares of Class A common stock, Kingstown Partners II L.P. has shared voting and dispositive power on 142,466 shares of Class A common stock and Ktown LP has shared voting and dispositive power on 136,119 shares of Class A common stock.
(10)	Based on a Schedule 13G filed with the SEC by The Vanguard Group. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 30,262 shares of Class A common stock, sole dispositive power with respect to 1,041,328 shares of Class A common stock and shared dispositive power with respect to 30,262 shares of Class A common stock.
(11)	Based on a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP. The Schedule 13G states that Dimensional Fund Advisors LP has sole voting power with respect to 1,141,627 shares of Class A common stock and sole dispositive power with respect to 1,191,616 shares of Class A common stock.

On December 6, 2010, Thornridge filed a statement on Schedule 13D with the SEC reporting that on November 5, 2010, it had acquired 172,658 shares of the Class A common stock and 1,361,000 shares of the Class B common stock formerly owned by Scotia Investments Limited (“Scotia Investments”) and its subsidiaries. According to the Schedule 13D, Blomidon Investments Limited (“Blomidon”), the ultimate parent corporation of Scotia Investments, and three holding companies of Blomidon that owned all of the common shares of Blomidon, including Thornridge, completed a reorganization pursuant to which, among other things, Thornridge acquired all of the Company common stock formerly held by Scotia Investments and its subsidiaries. The aggregate purchase price for the Company common stock acquired by Thornridge in the reorganization, as reported in the Schedule 13D, was Cdn$53,241,407, representing Cdn$32.55 per share of Class A common stock and Cdn$34.99 per share of Class B common stock. Thornridge reported that the purchase price for the assets it acquired in the reorganization, including but not limited to the Company common stock, was paid for by Thornridge by a combination of the proceeds of the sale of its shares of Blomidon to Blomidon and the payment of a cash amount. In connection with the reorganization, Thornridge further reported that it and certain of the private companies acquired in the reorganization entered into credit facilities with The Canadian Imperial Bank of Commerce (“CIBC”) for loans that were used or will be used for working capital, capital expenditures, possible expansions and acquisitions and the payment of approximately twenty-five percent of the aggregate purchase price of all assets acquired in the reorganization.

The Schedule 13D indicates that as of December 6, 2010: (i) all of the outstanding voting shares of Thornridge are held by fourteen private holding companies owned by members of the extended family of Mrs. Jean Hennigar, a daughter of the late R.A. Jodrey, including her son David J. Hennigar, who is chairman of the Board, Chairman and President of Thornridge and one of Thornridges’ ten directors; (ii) none of the ten directors of Thornridge individually has the power to vote or dispose of the Company common stock held by Thornridge; (iii) matters relating to the voting and disposition of Company common stock held by Thornridge are determined exclusively by its board of directors; and (iv) Mr. Hennigar and each of the other directors of Thornridge disclaims beneficial ownership of the Company common stock held by Thornridge.

Following completion of the reorganization, Thornridge held 172,658 shares of Class A common stock and 1,361,000 shares of Class B common stock. In its Schedule 13D, as amended on February 27, 2013, Thornridge references the Company’s Certificate of Change Pursuant to NRS 78.209 For Nevada Profit Corporations, which effectuated a two-for-one stock split of the Company common stock (the “stock split”). Following the stock split, Thornridge held 345,316 shares of Class A common stock and 2,722,000 shares of Class B common stock. Thornridge has the right to acquire 2,926,150 shares of Class A common stock upon conversion of the 2,722,000 shares of Class B common stock which it holds, pursuant to the conversion feature which allows each share of Class B common stock to be converted into 1.075 shares of Class A common stock at the option of the holder. Furthermore, because each share of Class B common stock entitles the holder to ten votes with respect to all matters upon which stockholders are entitled to vote, while each share of Class A common stock entitles the holder to one vote on such matters, with the holders of Class A common stock and Class B common stock voting together on such matters without regard to class, Thornridge holds approximately 56.2% of the total voting power of the Company based on shares outstanding as of February 28, 2013.

In its Schedule 13D, as amended on February 27, 2013, Thornridge reported that the shares held by Thornridge are subject to a voting agreement with Parent and Merger Sub, pursuant to which Thornridge has agreed to, among other things, vote all of its shares of Company common stock in favor of the transactions contemplated under the merger agreement and vote against any alternative acquisition proposals. The voting agreement terminates upon the termination of the merger agreement. For more information on the voting agreement, see “The Special Meeting—Voting Agreement.”

Security Ownership of Directors and Management

The following table sets forth, as of the date of this proxy statement, the beneficial ownership of our Class A common stock and Class B common stock by: (i) our current directors, (ii) each of our named executive officers (as listed in our definitive proxy statement filed on March 23, 2012 and amended June 22, 2012), and (iii) all of our current directors and current executive officers as a group. The following table has been compiled based solely upon the information furnished to us by the foregoing persons. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. In general, a person is deemed to be a beneficial owner of any equity security that such person has the right to acquire within 60 days of a determination date.

Name of Beneficial Owner	Number of Shares Owned		Assuming Full Conversion(1)		Percentage of Outstanding Shares		Percentage of Total Votes
Directors and Named Executive Officers:	Class A Common Stock	Class B Common Stock	Class A Common Stock		Class A Common Stock	Class B Common Stock	No Conversion	If Fully Converted
Laurie A. Bebo	—	—	—		*	*	*	*
Alan Bell(2)	34,668	—	34,668		*	*	*	*
Derek H.L. Buntain(2)	79,028	80	79,114		*	*	*	*
David J. Hennigar (2) (3) (4)	39,290	—	39,290		*	*	*	*
Malen S. Ng(2)	34,064	—	34,064		*	*	*	*
Melvin A. Rhinelander(2)(5)	37,528	—	37,528		*	*	*	*
Michael J. Spector(2)	33,868	—	33,868		*	*	*	*
Charles H. Roadman II, MD(2)	33,868	—	33,868		*	*	*	*
John Buono(6)	48,135	—	48,135		*	*	*	*
Walter A. Levonowich(7)	20,868	—	20,868		*	*	*	*
Mary T. Zak-Kowalczyk(8)	14,068	—	14,069		*	*	*	*
All directors & executive officers as a group (11 persons)	375,385	80	375,471	(9)	1.8%	*	*	1.6%

*	Less than 1%.
(1)	See footnote 2 in the table under “Common Stock Ownership of Management and Certain Beneficial Owners—Security Ownership of Certain Beneficial Owners.”
(2)	Includes 32,668 shares of Class A common stock the director has the right to acquire through the exercise of options, 6,666 of which become exercisable within 60 days.
(3)	See footnote 4 in the table under “Common Stock Ownership of Management and Certain Beneficial Owners—Security Ownership of Certain Beneficial Owners.”
(4)	Includes 6,622 shares of Class A common stock pledged as partial security for a line of credit at the Bank of Montreal, Halifax, Nova Scotia, Canada.
(5)	Includes 2,000 shares of Class A common stock held jointly with his spouse, and 2,860 shares of Class A common stock held as custodian for Mr. Rhinelander’s minor children.
(6)	Includes 40,135 shares of Class A common stock Mr. Buono has the right to acquire through the exercise of stock options and 8,000 shares of Class A common stock held jointly with his spouse, who is a partner in the law firm of Quarles & Brady LLP.
(7)	Includes 20,068 shares of Class A common stock Mr. Levonowich has the right to acquire through the exercise of stock options.
(8)	Includes 12,734 shares of Class A common stock Ms. Zak-Kowalczyk has the right to acquire through the exercise of stock options.
(9)	Includes 301,613 shares of Class A common stock directors and executive officers have the right to acquire through the exercise of options, 46,662 of which become exercisable within 60 days.

DISSENTERS’ RIGHTS

Under NRS Chapter 92A, holders of Class A common stock are not entitled to any dissenters’ rights with respect to the merger.

Shares of Class B common stock held by a stockholder who did not vote in favor of the merger and who has properly demanded and perfected dissenters’ rights pursuant to the applicable provisions of NRS Chapter 92A, will not be converted into or be exchangeable for the right to receive the Class B per share merger consideration, but instead such holder will be entitled to payment of the fair value of such shares in accordance with the provisions of NRS Chapter 92A, unless and until such holder will have failed to perfect or will have effectively withdrawn or lost rights to receive the fair value of such shares of Class B common stock under NRS Chapter 92A. If any dissenting stockholder will have failed to perfect or will have effectively withdrawn or lost such right, such holder’s shares of Class B common stock will thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the effective time, the Class B per share merger consideration, without any interest thereon.

The relevant provisions of NRS Chapter 92A (NRS Sections 92A.300 to 92A.500) are included as Annex E to this document. You are encouraged to read the provisions carefully and in their entirety.

NRS Chapter 92A requires that before the vote on the merger agreement is taken at the special meeting, any dissenting stockholder must deliver to the Company written notice of his/her intent to demand payment if the stockholders vote to approve the merger agreement. Any dissenting stockholder who submits a notice of intent to dissent cannot vote any of his/her shares in favor of approval of the merger agreement.

If the merger agreement is approved at the special meeting, within 10 days following the effective date of the merger, the Company will send written dissenters’ notice (“Notice”) containing the information required by NRS Chapter 92A, including information about where demand for payment must be sent and when and where share certificates must be deposited, if applicable, to all stockholders entitled to the rights of dissenting stockholders.

After receipt of Notice, if a stockholder chooses to proceed with the dissent, the stockholder must demand payment, certify that he, she or the beneficial owner on whose behalf he or she is dissenting, was a beneficial owner before the date required in the Notice, and deposit the certificates, if any, as provided in the Notice. If a stockholder chooses not to proceed with the dissent, the stockholder must provide written notice by the date specified in the Notice. Any stockholder who fails to provide such notice may not thereafter choose not to proceed without the written consent of the Company.

If the procedure set forth in NRS Chapter 92A, and highlighted above, is followed, the Company must provide fair value for the dissenting stockholder’s shares of Class B common stock. Within 30 days of receiving payment, a dissenting stockholder can object to the Company’s determination of the fair value of the dissenting stockholder’s shares of Class B common stock and demand in writing an amount based on his/her estimate of the fair value of the dissenting stockholder’s shares of Class B common stock and the amount of interest due. If the correct amount remains unsettled, the Company must initiate judicial proceeding within 60 days of receipt of the dissenting stockholder’s demand letter.

If you desire to exercise your dissenters’ rights, you must not vote for approval of the merger agreement and must strictly comply with the procedures set forth in NRS Chapter 92A. Failure to take any required step in connection with the exercise of dissenters’ rights will result in the termination or waiver of such rights.

Moreover, due to the complexity of the procedures for exercising dissenters’ rights, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel.

MARKET PRICE AND DIVIDEND INFORMATION

The Class A common stock is currently publicly traded on the NYSE under the symbol “ALC.” The following table sets forth the high and low sales prices per common share on the NYSE for the periods indicated.

Fiscal Year	High			Low
2011:
First Quarter		$19.60			$15.36
Second Quarter		$19.61			$15.94
Third Quarter		$17.21			$11.16
Fourth Quarter		$15.22			$12.00

2012:
First Quarter		$17.54			$14.69
Second Quarter		$17.25			$12.64
Third Quarter		$14.06			$7.01
Fourth Quarter		$9.75			$7.52

2013:
First Quarter (as of [ ])	$	[	]	$	[	]

The Company paid the following dividends per share on the Class A common stock and Class B common stock:

	2012	2011
First Quarter	$0.10	—
Second Quarter	$0.10	$0.10
Third Quarter	—	$0.10
Fourth Quarter	—	$0.10

	$0.20	$0.30

The Company has not declared or paid a dividend in 2013. We do not expect to declare or pay any further dividends prior to the merger and, under the terms of the merger agreement and the credit agreement, are generally prohibited from so doing.

On February 25, 2013, the last full trading day prior to the public announcement of the terms of the merger, the reported closing sales price per share of Class A common stock on the NYSE was $9.70. The $12.00 to be paid for each share of Class A common stock in the merger represents a premium of approximately 24% to the closing price on February 25, 2013. On [            ], 2013, the closing price per share was $[    ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of [            ], 2013, there were approximately [            ] record holders of shares of Class A common stock and approximately [            ] record holders of shares of Class B common stock.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules

A stockholder of the Company who satisfied the requirements of the SEC and wished to submit a proposal to be considered for inclusion in the Company’s proxy materials for the Company’s 2013 annual meeting of stockholders was required to send such proposal to the Company Secretary at W140 N8981 Lilly Road, Menomonee Falls, WI 53051. Under the SEC’s rules, such proposal must have been received by the Company no later than February 22, 2013 (unless the date of our 2013 annual meeting of stockholders is more than 30 days before or after July 2, 2013, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials).

Bylaw Requirements for Stockholder Submission of Nominations and Proposals

Pursuant to the Company’s Amended and Restated Bylaws, in order for any matter not included in the Company’s proxy materials for the 2013 annual meeting of stockholders to be brought before the meeting by a stockholder of the Company entitled to vote at the meeting, including, but not limited to, the nomination of a person for election as a director, the stockholder must give timely written notice of that matter to the Company Secretary. To be timely, the notice must be delivered to or mailed and received no earlier than April 18, 2013 and no later than May 13, 2013, unless the date of our 2013 annual meeting of stockholders is not within 30 days before or 30 days after July 2, 2013, in which case for notice by the stockholder to be timely notice must be so delivered or mailed and received not later than 15 days following the earlier of the date on which notice of the annual meeting was mailed to stockholders or the date on which public disclosure of the annual meeting is first made. The Chairman of the annual meeting may exclude matters that are not properly presented in accordance with these requirements.

If the merger is completed, the Company does not expect to hold its 2013 annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at www.alcco.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•	our proxy statement filed on March 23, 2012 and amended on June 22, 2012; and

•	our Current Reports on Form 8-K filed on October 19, 2012, January 7, 2013 and February 26, 2013.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within 1 business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to Assisted Living Concepts, Inc., W140 N8981 Lilly Road, Menomonee Falls, WI 53051, Attention: Corporate Secretary, and should be made at least 5 business days before the date of the special meeting in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

Presentation of Comprehensive Income

The Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This amendment of the Accounting Standards Codification (“ASC”) allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments to the ASC in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This ASU must be applied retrospectively. The amendments to the ASC in this ASU were effective for us for fiscal years and interim periods within those years, beginning after December 15, 2011. We adopted this standard as of January 1, 2012 and presented net income and other comprehensive income in two separate statements in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012. The table below reflects the retrospective application of this guidance for each of the three years ended December 31, 2011. The retrospective adoption of this accounting standard update did not have an impact on ALC’s consolidated financial position, results of operations, or cash flows, as it only required a change in the format of its current presentation of comprehensive income.

By including the table below to reflect the impact of the adoption of ASU 2011-05 on previously issued financial statements, we may incorporate these financial statements by reference into this proxy statement. The information in the table below was previously included on the Consolidated Statements of Stockholders’ Equity and in the Notes to Consolidated Financial Statements that were part of the financial statements included in our 2011 Annual Report on Form 10-K filed on March 12, 2012. The table below is intended to reflect the separate presentation of the Consolidated Statements of Comprehensive Income that would have followed our Consolidated Statements of Operations in our 2011 Annual Report on Form 10-K had ASU 2011-05 been effective as of that period. The table below does not change or update any disclosures contained in our 2011 Annual Report on Form 10-K. The table below should be read in conjunction with our 2011 Annual Report on Form 10-K and our subsequent filings with the SEC, including our Quarterly Report on Form 10-Q for the quarterly period ended May 15, 2012, our Quarterly Report on Form 10-Q for the quarterly period ended August 8, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended November 8, 2012.

ASSISTED LIVING CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended December 31,
	2011	2010	2009
Net income/(loss)	$24,360	$16,484	$(155)
Other comprehensive income/(loss):
Unrealized gains on investments, net of tax expense of $125, $305 and $44 in 2011, 2010 and 2009, respectively	182	500	63
Reclassification of realized gains on sales of investments to earnings, net of tax expense of $309 in 2011	(502)	—	—
Unrealized gains/(losses) on swap derivatives to earnings, net of tax expense/(benefit) of $105 and $(53) in 2010 and 2009, respectively	—	170	(86)
Reclassification of net loss on swap derivatives to earnings, net of tax benefit of $349 in 2011	571	—	—
Other-than-temporary loss on investments, net of tax benefit of $765 in 2010	—	1,247	—

Total comprehensive income/(loss)	$24,611	$18,401	$(178)

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

AID HOLDINGS, LLC,

AID MERGER SUB, LLC

and

ASSISTED LIVING CONCEPTS, INC.

dated as of

February 25, 2013

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Defined Term	Section
2012 Company 10-K	7.1(j)
Acquisition Proposal	8.16(a)
Affiliates	8.16(b)
Agreement	Preamble
Articles of Merger	1.3
Book-Entry Shares	8.16(c)
Business Day	8.16(d)
Capitalization Date	3.4
Certificate of Merger	1.3
Certificates	8.16(e)
Change in Recommendation	5.5(c)
Class A Common Stock	1.8(a)
Class A Merger Consideration	1.8(a)
Class B Common Stock	1.8(b)
Class B Merger Consideration	1.8(b)
Closing	1.2
Closing Date	1.2
Code	1.9(c)
Company	Preamble
Company Acquisition Agreement	5.5(a)
Company Board	Recitals
Company Common Stock	1.8(b)
Company Contract	3.18(a)
Company Disclosure Letter	Article 3
Company Group	7.3(g)
Company Permits	3.11
Company SEC Reports	3.6(a)
Company Stockholder Approvals	3.2
Company Stockholders Meeting	5.2(b)
Company Stock Plan	1.9(a)
Company Tandem Options/SARs	1.9(a)
Company Tandem Options/SARs Consideration	1.9(a)
Company Termination Fee	7.3(b)
Confidentiality Agreement	5.13
Contract	3.3(a)
DLLCA	1.3
Dissenting Shares	2.9
DOJ	5.4(c)
Effective Time	1.3
Employee Benefit Plan Company SEC Reports	3.17(j)
Employee Benefit Plans	3.17(a)
Environmental Laws	8.16(f)
ERISA	3.17(b)
ERISA Affiliate	3.17(e)
Exchange Act	3.3(b)
Excluded Class A Holder	8.16(g)
Existing D&O Policies	5.8(b)
Existing Plans	5.9(a)

A-iv

Expense Reimbursement	7.3(a)
Facility	8.16(h)
Financing	4.4(b)
Financing Letter	4.4(b)
Financing Sources	5.7(a)(i)
FTC	5.4(c)
GAAP	3.6(b)
Governmental Entity	3.3(b)
GT Report	7.1(j)
Guarantor	Recitals
Guaranty	Recitals
Hazardous Substance	8.16(i)
Holdco	4.7
HSR Act	3.3(b)
Improvements	3.13(d)
Indemnified Parties	5.8(a)
Intellectual Property Rights	8.16(j)
IRS	3.17(c)
Law	3.3(a)
Leased Real Property	3.13(a)
Lien	8.16(k)
Management Agreement	8.16(l)
Material Adverse Effect	8.16(m)
Material Parent Healthcare Permits	8.16(n)
Merger	Recitals
Merger Consideration	8.16(o)
Merger Sub	Preamble
NRS	8.16(p)
Occupancy Agreements	8.16(q)
Order	3.3(a)
Owned Real Property	3.13(a)
Parent	Preamble
Parent Group	7.3(g)
Parent Healthcare Permits	8.16(r)
Parent Material Adverse Effect	8.16(s)
Parent Termination Fee	7.3(c)
Paying Agent	2.1
Permitted Liens	3.13(h)
Person	8.16(t)
Preferred Stock	3.4
Proposed Debt Financing	5.7(a)
Proxy Statement	5.2(a)
Real Estate Lease Documents	3.13(a)
Real Property	3.13(a)
Recommendation	3.21
Regulatory Law	8.16(u)
Representatives	5.5(a)
Required Opinion	8.16(v)
Requisite Stockholder Approval	3.2
SEC	3.6(a)
Securities Act	3.6(a)

A-v

Solvent	4.8
Special Committee	Recitals
Specified Indebtedness	8.16(w)
Subsidiary	8.16(x)
Superior Proposal	8.16(y)
Surviving Corporation	1.1
Takeover Statutes	5.5(a)
Taxes	8.16(z)
Tax Return	8.16(aa)
Termination Date	7.1(b)
Third Party Occupancy Agreement	3.13(b)(ii)(B)
Transaction Litigation	5.4(e)
Unaffiliated Stockholder Approval	3.2
Voting Agreement	Recitals
WARN Act	3.19(c)

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 25, 2013 by and among Aid Holdings, LLC, a Delaware limited liability company (“Parent”), Aid Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), and Assisted Living Concepts, Inc., a Nevada corporation (“Company”). Capitalized terms used but not defined in the context in which they are used shall have the respective meanings assigned to such terms in Section 8.16.

WHEREAS, the parties hereto desire to enter into a transaction whereby Merger Sub will merge with and into Company, with Company surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Special Committee (the “Special Committee”) of the Board of Directors of Company (the “Company Board”) and the Company Board (acting upon the affirmative recommendation of the Special Committee) have adopted and approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the sole member of Parent and the sole member of Merger Sub have adopted and approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Company to enter into this Agreement, the Guarantor (as defined in the Guaranty) (the “Guarantor”) is entering into a guaranty in favor of Company (the “Guaranty”), pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing the payment obligations of Parent and Merger Sub in connection with this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Thornridge Holdings Limited is entering into a voting agreement with Parent (the “Voting Agreement”), pursuant to which, Thornridge Holdings Limited is agreeing to vote all of the shares of Company Common Stock owned by it in favor of the Requisite Stockholder Approval at the Company Stockholders Meeting; and

WHEREAS, Parent, Merger Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe certain conditions to, the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.1.    The Merger. Subject to the terms and conditions hereof, at the Effective Time, Merger Sub shall merge with and into Company in accordance with the NRS, whereupon the separate existence of Merger Sub shall cease, and Company shall be the surviving corporation (the “Surviving Corporation”).

Section 1.2.    Closing. The closing of the Merger (the “Closing”) shall occur at 10:00 a.m., local time, on the first Business Day after the satisfaction or waiver of the conditions set forth in Article 6, other than those conditions that by their nature are intended to be satisfied at the Closing (but subject to the satisfaction or waiver of such conditions), or such other time and date as Parent and Company shall agree in writing, unless this

Agreement has theretofore been terminated pursuant to its terms (the actual time and date of the Closing is referred to as the “Closing Date”). The Closing shall be held at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 or such other place as Parent and Company shall agree.

Section 1.3.    Effective Time. At the Closing, Company and Merger Sub shall (i) cause the articles of merger (the “Articles of Merger”), in such form as is required by the NRS, to be executed, acknowledged and filed with the Secretary of State of the State of Nevada and make all other filings or recordings required by the NRS in connection with the Merger and (ii) cause the certificate of merger (the “Certificate of Merger”), in such form as is required by the Delaware Limited Liability Company Act (the “DLLCA”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Nevada and the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Merger Sub and Company shall agree and specify in the Articles of Merger and the Certificate of Merger (the “Effective Time”).

Section 1.4.    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the NRS and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the real estate, other property, rights, privileges, immunities, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation without reversion or impairment and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5.    Articles of Incorporation. Subject to Section 92A.250 of the NRS or any other provision of applicable Law, the Amended and Restated Articles of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in a form to be reasonably agreed by Parent and Company, and the Amended and Restated Articles of Incorporation of Company, as so amended, shall at the Effective Time be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6.    Bylaws. The Amended and Restated Bylaws of Company, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in a form to be reasonably agreed by Parent and Company, and the Amended and Restated Bylaws of Company, as so amended, shall at the Effective Time be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof, the provisions of the articles of incorporation of the Surviving Corporation and applicable Law.

Section 1.7.    Officers and Directors. The officers of Company immediately prior to the Effective Time shall at the Effective Time be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of such persons designated in writing by Parent prior to the Effective Time to be the board of directors of the Surviving Corporation, to serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.8.    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Each share of Class A common stock, $0.01 par value per share, of Company (“Class A Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to

Section 1.8(d)) shall be converted into the right to receive cash in the amount of $12.00, without interest (the “Class A Merger Consideration”).

(b) Each share of Class B common stock, $0.01 par value per share, of Company (“Class B Common Stock” and, collectively with the Class A Common Stock, “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(d) and Dissenting Shares as provided in Section 2.9) shall be converted into the right to receive cash in the amount of $12.90, without interest (the “Class B Merger Consideration”).

(c) Except as provided in Section 1.8(d) or Section 2.9, as of the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a Certificate or Book-Entry Shares that, immediately prior to the Effective Time, represented any shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as otherwise contemplated by this Agreement or applicable Law.

(d) Any shares of Company Common Stock held in the treasury of Company or owned by Parent or any direct or indirect wholly-owned Subsidiary of Parent (including Merger Sub) or Company immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(e) Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 1.9.    Company Tandem Stock Options/Stock Appreciation Rights.

(a) Company shall cause all tandem stock options/stock appreciation rights outstanding immediately prior to the Effective Time (“Company Tandem Options/SARs”) and granted under Company’s 2006 Omnibus Incentive Compensation Plan (the “Company Stock Plan”), whether or not then exercisable or vested, to be automatically cancelled and cease to represent, as of the Effective Time, a right to acquire shares of Class A Common Stock or a right to receive a cash payment measured by the value of Class A Common Stock in accordance with the terms of the Company Stock Plan and the applicable award agreements thereunder (or a combination of shares and cash) and to then be converted, in full settlement and cancellation thereof, into the right to receive, at the Effective Time, a lump sum cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (A) the per share Class A Merger Consideration over (B) the exercise price per share of the Class A Common Stock subject to such Company Tandem Option/SAR, multiplied by (ii) the number of shares of Class A Common Stock subject to such Company Tandem Option/SAR immediately prior to the Effective Time (the aggregate amount of such cash payable to holders of all Company Tandem Options/SARs, the “Company Tandem Options/SARs Consideration”). Prior to the Effective Time, Company shall take all actions necessary and appropriate to effectuate this Section 1.9(a).

(b) Prior to the Effective Time, Company shall take all actions necessary so that the Company Stock Plan shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other voting securities of Company, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of shares of Class A Common Stock (including stock appreciation rights, restricted stock units, deferred stock units and dividend equivalents), shall be canceled, effective as of the Effective Time, without any liability on the part of Company (except as otherwise contemplated by this Agreement).

(c) Immediately following the Effective Time, Parent shall deposit or shall cause to be deposited with Company (as the Surviving Corporation) cash in U.S. dollars sufficient to pay the Company Tandem Options/SARs Consideration. Promptly, and in no event later than four (4) Business Days, after the Effective Time, the

Surviving Corporation shall pay to each holder of Company Tandem Options/SARs the cash payments specified in this Section 1.9. No interest shall be paid or accrue on the cash payments contemplated by this Section 1.9. To the extent the Surviving Corporation or Parent is required to deduct and withhold from the consideration otherwise payable pursuant to this Section 1.9 to any holder of Company Tandem Options/SARs under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Tandem Options/SARs in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 1.10.    Certain Adjustments. If, between the date of this Agreement and the Effective Time (but subject to compliance with the terms of this Agreement, including Section 5.1(c) and Section 5.1(d)), (a) the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of Company shall be declared with a record date within such period or (c) any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock (and Company Tandem Options/SARs) the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 2

CONVERSION OF SHARES

Section 2.1.    Paying Agent. At or prior to the Effective Time, Parent shall designate, and enter into an agreement with, such bank or trust company reasonably acceptable to Company to act as paying agent in the Merger (the “Paying Agent”), which agreement shall provide that, at the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent in trust for the benefit of the holders of record of Company Common Stock cash in an amount sufficient to effect payment of the Merger Consideration to which holders of Company Common Stock are entitled pursuant to Section 1.8 and this Article 2.

Section 2.2.    Payment Procedures. Promptly, but in no event later than three (3) Business Days, after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares that immediately prior to the Effective Time represented shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 1.8 (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates to the Paying Agent or upon adherence to the procedures for Book-Entry Shares set forth in the letter of transmittal) and (b) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Such letter of transmittal shall be in customary form and have such other provisions as Parent may reasonably specify (with such letter of transmittal being reasonably acceptable to Company prior to the Effective Time). Upon surrender to the Paying Agent or to such other agent or agents as Parent may appoint of Certificates or an “agent’s message” in respect of Book-Entry Shares, together with such letter of transmittal, duly executed and completed, and such other documents as the Paying Agent may reasonably require, the holder of such Company Common Stock shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and the Certificate and Book-Entry Shares so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Merger Consideration. If any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, then it shall be a condition to the payment of such Merger Consideration that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or (B) established to the reasonable satisfaction of Parent that any such Taxes either have been paid or are not payable. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be payable to the Person in whose name such Book-Entry Shares are registered.

Section 2.3.    Undistributed Merger Consideration. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains undistributed to holders of Certificates or Book-Entry Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent or any successor thereof, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent or any successor thereof (subject to applicable abandoned property, escheat or similar Laws) for the Merger Consideration to which such holders are entitled pursuant to Section 1.8 and this Article 2.

Section 2.4.    No Liability. None of Parent, Merger Sub, Company, the Surviving Corporation, the Paying Agent or their respective representatives shall be liable to any Person in respect of any Merger Consideration duly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.5.    Investment of Merger Consideration. The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 2.1 as directed by Parent on a daily basis; provided that (a) any and all such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s or Moody’s Investors Service, respectively, or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 and, in any such case, no such instrument shall have a maturity exceeding three months and (b) no gain or loss on such investments shall affect the amounts payable to holders of Company Common Stock pursuant to Section 1.8 and this Article 2. To the extent that there are losses with respect to such investments, or the funds made available to the Paying Agent pursuant to Section 2.1 diminish for other reasons below the level required to make prompt cash payment of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the funds lost through such investments or other events so as to ensure that the funds available to the Paying Agent are at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

Section 2.6.    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, without any interest thereon, with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.7.    Withholding Rights. To the extent that the Surviving Corporation, Parent or the Paying Agent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock under the Code or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation, Parent or the Paying Agent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

Section 2.8.    Stock Transfer Books.    The stock transfer books of Company shall be closed immediately upon the Effective Time, and there shall be no further registration or transfers of shares of Company Common Stock thereafter on the records of Company. At or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent, Parent or the Surviving Corporation shall, subject to compliance with the provisions of this Article 2 by the holder thereof, be cancelled and converted into the right to receive the Merger Consideration, without any interest thereon, with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.9.    Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, but only to the extent required by the NRS, shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who did not vote any of such shares of Class B Common Stock in favor of the Requisite Stockholder Approval and who has otherwise properly exercised his, her or its dissenters’ rights in accordance with the NRS (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead shall be converted into the right to receive such cash consideration as determined to be due to such holder as provided in the NRS. If, however, such holder waives or withdraws his, her or its exercise of dissenters’ rights or fails to perfect or otherwise loses his, her or its dissenters’ rights, in any case, pursuant to the NRS, then such holder’s shares of Class B Common Stock shall be treated as having been converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 1.8(b), without any interest thereon, upon surrender of the Certificates or Book-Entry Shares representing such shares. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that is not distributed to holders of shares of Class B Common Stock pursuant to the other provisions of this Article 2 because such holders properly exercised and perfected their dissenters’ rights with respect thereto in accordance with the NRS may be returned to Parent or its designee or paid to the holders of such Dissenting Shares, in each case, upon written instructions from Parent to the Paying Agent. Company shall (i) give Parent prompt notice of any notices or demands for fair value or any withdrawals of any such demands received by Company, (ii) give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands and (iii) not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in Company SEC Reports filed after December 31, 2010 and prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Reports solely under the heading “Risk Factors” or “Forward-Looking Statements and Cautionary Factors” and any other disclosures that are cautionary, predictive or forward-looking in nature) or in the disclosure letter delivered by Company to Parent concurrently with the execution and delivery of this Agreement (which letter sets forth, among other things, items the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in this Article 3, as an exception to one or more representations or warranties contained in this Article 3 or in response to one or more of Company’s covenants contained in this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, the mere inclusion of an item in such letter the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in this Article 3, as an exception to one or more representations or warranties contained in this Article 3 or in response to one or more of Company’s covenants contained in this Agreement shall not be deemed or construed as an admission that such item represents a material fact, event or circumstance or a material exception to a representation, warranty or covenant or that such item, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or be deemed or construed to establish any standard of materiality or Material Adverse Effect) (the “Company Disclosure Letter”), Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1.    Organization and Qualification. Company is a corporation duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation and Company and each of its Subsidiaries has full corporate or other power and authority to own, operate and lease the properties and assets owned or used by it and to carry on its business as and where such is now being conducted. Each of the Subsidiaries of Company is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing (to the extent such concept is legally recognized), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Copies of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Company and the articles of incorporation and bylaws or comparable organizational documents of each Subsidiary of Company, including any amendments thereto, have been made available by Company to Parent and such copies are correct and complete copies of such instruments as presently in effect.

Section 3.2.    Authorization; Board Approval. Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the affirmative vote of (a) holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class (with each share of Class A Common Stock entitled to one (1) vote and each share of Class B Common Stock entitled to ten (10) votes) (the “Requisite Stockholder Approval”), and (b) holders of a majority of the voting power of the outstanding shares of Class A Common Stock not owned, directly or indirectly, by any Excluded Class A Holder, voting as a single, separate class (the “Unaffiliated Stockholder Approval” and, together with the Requisite Stockholder Approval, the “Company Stockholder Approvals”), in the case of each of clauses (a) and (b) in accordance with the NRS and Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company or its stockholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than the Company Stockholder Approvals. Except as contemplated by Section 2.9 or as a result of a change in applicable Law after the date of this Agreement, no holders of shares of capital stock of Company are entitled to dissenters’ or similar rights under the NRS or Company’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws in connection with the Merger or the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and legally binding obligation of Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 3.3.    No Violation.

(a) The execution, delivery and performance of this Agreement by Company do not, and the consummation of the Merger and the other transactions contemplated hereby by Company will not, result in any conflict with or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation, in the loss of a material benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a material payment to any other Person under, or result in the creation of a Lien (other than Permitted Liens) on any material assets of Company or any of its Subsidiaries pursuant to, (i) any provision of the articles of incorporation, bylaws or comparable organizational document of Company or any of its Subsidiaries or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations, filings and notifications referred to in Section 3.3(b), (A) any agreement, contract, note, mortgage, bond, indenture, lease, benefit plan or other instrument (each, a “Contract”) to which Company or any of its Subsidiaries is a party or by which their respective owned properties or assets are bound, (B) any judgment, injunction, ruling, order or decree (each, an “Order”) applicable to Company or any of its Subsidiaries or their respective owned properties or assets, (C) any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity, including any state or local laws applicable to the licensure and operation of the Facilities, or any rule or regulation of the New York Stock Exchange (each, a “Law”) applicable to Company or any of its Subsidiaries or (D) any Company Permit, except, in the case of this clause (ii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notification to, any supranational, national, state, provincial, municipal, local or foreign government or any instrumentality, subdivision, court, administrative agency or commission or other authority thereof (each, a “Governmental Entity”) or any other Person is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation of the Merger and the other transactions contemplated hereby by Company, except for those required under or in relation to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other Regulatory Laws, if applicable, (ii) the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the NRS with respect to the filing of the Articles of Merger, (iv) the DLLCA with respect to the filing of the Certificate of Merger, (v) any filings or notifications required to be made with any Governmental Entity with respect to any Company Permits, which in the case of the material Company Permits are set forth in Section 3.3(b)(v) of the Company Disclosure Letter and (vi) such consents, approvals, Orders, authorizations, registrations, declarations, filings and notifications the failure of which to make or obtain, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 3.4.    Capitalization. The authorized capital stock of Company consists entirely of 160,000,000 shares of Class A Common Stock, 30,000,000 shares of Class B Common Stock and 25,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which, as of February 21, 2013 (the “Capitalization Date”), 20,073,025 shares of Class A Common Stock are issued and outstanding, 2,897,516 shares of Class B Common Stock are issued and outstanding and no shares of Preferred Stock are issued and outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable. As of the Capitalization Date, there were Company Tandem Options/SARs outstanding representing the right to acquire up to an aggregate of 636,166 shares of Class A Common Stock under the Company Stock Plan. Except as set forth in this Section 3.4 and for changes since the Capitalization Date resulting from the exercise of Company Tandem Options/SARs outstanding on such date in accordance with their terms, as of the date of this Agreement, there are no (A) shares of capital stock or other equity or voting securities of Company issued or reserved for issuance, other than the shares of Class A Common Stock reserved for issuance under the Company Stock Plan and upon conversion of the Class B Common Stock, (B) securities of Company convertible into or exchangeable for shares of capital stock or other voting securities of Company, other than the Class B Common Stock, (C) options, warrants, preemptive rights or other rights to acquire from Company any capital stock or other voting securities of Company or any securities that are convertible into or exchangeable for any capital stock or other equity or voting securities of Company or obligations of Company that are based on the price of any capital stock or other securities of Company or (D) Contracts of Company or any Subsidiary of Company relating to the issuance, sale, transfer, voting, registration, repurchase or redemption of, or dividends on, any such capital stock or other equity or voting securities, any such convertible or exchangeable securities or any such options, warrants or other rights.

Section 3.5.    Subsidiaries. Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity interests of all of its Subsidiaries, free and clear of all Liens, except Permitted Liens. All capital stock or other equity interests of each Subsidiary of Company are validly issued, fully paid and nonassessable. There are no (a) securities of any Subsidiary of Company convertible into or exchangeable for shares of capital stock or other voting securities of any Subsidiary of Company, (b) options, warrants, preemptive rights or other rights to acquire from any Subsidiary of Company any capital stock or other voting securities of any Subsidiary of Company or obligations of any Subsidiary of Company that are based on the price of any capital stock or other securities of any Subsidiary of Company or (c) Contracts of any Subsidiary of Company relating to the issuance, sale, transfer, voting, registration, repurchase or redemption of, or dividends on, any such capital stock or other equity or voting securities, any such convertible or exchangeable securities or any such options, warrants or other rights. Section 3.5 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of each Subsidiary of Company, including for each such Subsidiary its jurisdiction of incorporation or organization, the respective owners of its equity interests and the percentage of such equity interests owned by each such owner. Except for equity interests in Subsidiaries of Company, Company and its Subsidiaries do not own, directly or indirectly, any capital stock or other security of, or equity interest or joint venture interest in, any other Person.

Section 3.6.    Filings with the SEC; Financial Statements; No Undisclosed Liabilities; Sarbanes-Oxley Act.

(a) Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) since December 31, 2010 (such documents, including all exhibits thereto and information incorporated by reference therein, and any documents filed with the SEC since December 31, 2010 on a voluntary basis, the “Company SEC Reports”). None of the Company SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Company SEC Reports, as of their respective dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder. No Subsidiary of Company is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC. As of the date of this Agreement, (i) to the knowledge of Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation and (ii) there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. Correct and complete copies of any material written correspondence between the SEC and Company since December 31, 2010 have been made available to Parent.

(b) Each of the financial statements of Company included in or incorporated by reference into the Company SEC Reports, as of the respective dates of such Company SEC Reports (or, if such Company SEC Reports were amended by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods and the dates indicated (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein (except, in the case of unaudited statements, as permitted under the Exchange Act and subject to normal year-end audit adjustments).

(c) Neither Company nor any of its Subsidiaries has any liabilities or obligations required to be reflected or reserved against on a consolidated balance sheet of Company prepared in accordance with GAAP, except liabilities and obligations (i) as and to the extent reflected or reserved against on the consolidated balance sheet of Company and its Subsidiaries as of September 30, 2012 (including the notes thereto) included in Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, (ii) incurred after September 30, 2012 in the ordinary course of business, (iii) incurred by Company in connection with the transactions contemplated by this Agreement or (iv) incurred after September 30, 2012 that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. None of Company or any of its Subsidiaries has any off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Securities Act) that would be required to be disclosed under Item 303 of Regulation S-K promulgated under the Securities Act, nor are there any Contracts to enter into any such arrangements.

(d) Company has implemented and maintains a system of internal control over financial reporting (as required by and within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that provides reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP. The management of Company has implemented and maintains disclosure controls and procedures (as required by and within the meaning of Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Company in the Company SEC Reports is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. The management of Company has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

Section 3.7.    Proxy Statement. The Proxy Statement will not, on the date that the Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, when filed by Company with the SEC and when first mailed to the stockholders of Company, comply in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or Merger Sub that is contained in the Proxy Statement or any amendment or supplement thereto.

Section 3.8.    Absence of Certain Changes. From December 31, 2011 until the date of this Agreement, there has not been (a) any change, effect, event, fact, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Company, except regular quarterly cash dividends in accordance with customary practice, or any redemption or other acquisition by Company of any Company Common Stock, (c) any grant by Company or any of its Subsidiaries of a material increase in the compensation of an executive officer (as set forth in Company’s latest Annual Report on Form 10-K), except as required under employment agreements in effect as of the date of the most recent financial statements included in Company SEC Reports, (d) any entry by Company or any of its Subsidiaries into any employment, severance or termination agreement with any executive officer, (e) any grant by Company or any of its Subsidiaries of any material increase in severance or termination pay to any executive officer, except as required under employment, severance or termination agreements in effect as of the date of the most recent financial statements included in Company SEC Reports, or (f) any change in accounting methods, principles or practices by Company or any of its Subsidiaries materially affecting the assets, liabilities or business of Company and its Subsidiaries, taken as a whole, except as required by GAAP, the rules or policies of the Public Company Accounting Oversight Board or applicable Law.

Section 3.9.    Litigation. There is no litigation, claim, action, suit, arbitration, proceeding, investigation, charge, complaint, mediation, grievance, audit or inquiry pending before or by any Governmental Entity or arbitrator or, to the knowledge of Company, threatened against Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.10.    Laws and Orders. Company and its Subsidiaries are, and since January 1, 2009 have been, in compliance with all Laws (including the Americans with Disabilities Act and all similar state and local laws) and Orders to which they or any of their respective assets or properties (including the Facilities) are subject, except where the failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Company and its Subsidiaries have not received since January 1, 2011 notice of any material violation or alleged violation of any Laws or Orders. All material reports, registrations and returns required to be filed by Company and its Subsidiaries with any Governmental Entity since January 1, 2009 (other than the Company SEC Reports) have been filed and were correct and complete in all material respects when filed.

Section 3.11.    Licenses and Permits. Each of Company and its Subsidiaries has all licenses, permits, franchises, approvals, authorizations, registrations, certificates of occupancy, certifications, accreditations and consents of all Governmental Entities (collectively, the “Company Permits”) that are necessary or required for the lawful conduct of its business as currently conducted by it, except for failures to have any Company Permits that, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries is violating any Company Permits, except for such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2011, none of Company or any of its Subsidiaries has received any notice of any action pending or, to the knowledge of Company, threatened by any Governmental Entity to revoke, withdraw, modify, restrict or suspend any Company Permit, and no event has occurred which, with or without notice or lapse of time, or both, has resulted in, or would reasonably be expected to result in, a revocation, withdrawal, modification, restriction or suspension of any Company Permit, except for any such events that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.12.    Regulatory Matters.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, all reports of non-compliance received by Company or any of its Subsidiaries from any Governmental Entity with respect to any Facility since January 1, 2011 that impose sanctions on Company or any of its Subsidiaries that are material to Company and its Subsidiaries, taken as a whole.

(b) Section 3.12(b)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, with respect to each Facility, (A) the number of licensed units at such Facility and (B) the minimum number of units required to be licensed pursuant to any Real Estate Lease Document with respect to such Facility, if applicable. Company has not granted to any third party the right to reduce the licensed capacity of any Facility or the right to apply for approval to move any or all of the beds or units in any Facility to any other location. Section 3.12(b)(ii) of the Company Disclosure Letter sets forth, for the calendar year ended December 31, 2011, the calendar year ended December 31, 2012 and the month ended January 31, 2013, with respect to each Facility, the average number of rented units at such Facility during such period (subject to de minimis variations in each such number).

(c) No Facility is a participant in, or subject to a current provider agreement with any payor under, any third party payor program.

(d) Company has made available to Parent a correct and complete copy of each form of Occupancy Agreement used by Company and its Subsidiaries as of the date hereof for general use in connection with the Facilities.

Section 3.13.    Property; Title; Liens.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of all of the real property owned by Company and its Subsidiaries (the “Owned Real Property”)

and all of the real property that is leased by Company and its Subsidiaries (the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”), including with respect to each Real Property, (i) the name of the Facility located thereon, if applicable, (ii) the street address, city, state and zip code of such Real Property and (iii) the fee owner or lessor, as applicable. Company has made available to Parent correct and complete copies of all leases and subleases pursuant to which Company or any of its Subsidiaries lease from a non-Affiliate thereof the Leased Real Property (the “Real Estate Lease Documents”).

(b) Section 3.13(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, with respect to each Real Property:

(i) if undeveloped Real Property, whether or not there is a present intent by Company or any of its Subsidiaries to develop a Facility thereon;

(ii) which, if any, Facility located on such Real Property is (A) closed for operation or (B) to the knowledge of Company, leased or subleased by Company or any of its Subsidiaries to a non-Affiliate thereof pursuant to which such non-Affiliate provides healthcare services to residents of such Facility (each such lease or sublease, a “Third Party Occupancy Agreement”);

(iii) whether such Real Property is subject to (A) any financing from the U.S. Department of Housing and Urban Development to Company and its Subsidiaries or (B) any financing which requires the consent of a lender to Company and its Subsidiaries for the entry into this Agreement or the consummation of the transactions contemplated hereby; and

(iv) a description of any purchase option, right of first refusal, right of first opportunity or other purchase rights granted to Company and its Subsidiaries with respect to any such Real Property.

Company has made available to Parent correct and complete copies of all Third Party Occupancy Agreements.

(c) The Real Property constitutes all interests in real property used or held for use as of the date of this Agreement by Company or its Subsidiaries in connection with the operation of the Facilities.

(d) To the knowledge of Company, there are no structural, mechanical or other defects affecting any Real Property or the buildings, structures, fixtures, systems or improvements thereon (the “Improvements”) (including inadequacy for normal use of mechanical, electrical, heating, air conditioning, drainage, sewer, water or plumbing systems) that would reasonably be expected to materially interfere with the use, occupancy or operation thereof by Company and its Subsidiaries, reasonable wear and tear excepted.

(e) Company has made available to Parent, with respect to each Facility, for the fiscal year ended December 31, 2013 through the fiscal year ended December 31, 2022, Company’s annual budget, as of the date of this Agreement, for capital expenditures in the following categories: roof, parking, sprinkler, domestic and exterior.

(f) There are no Contracts or options to sell the Owned Real Property or any portion of the Owned Real Property which have been executed by Company or its Subsidiaries.

(g) There is no action or proceeding instituted or pending or, to the knowledge of Company, threatened for eminent domain or for condemnation of any Real Property.

(h) Each of Company and its Subsidiaries has good and marketable fee title to the Owned Real Property, a valid and subsisting leasehold interest in the Leased Real Property (as provided in the applicable Real Estate Lease Document), and good and marketable title to all of the material tangible personal assets owned by it, in each case, free and clear of any Liens other than (i) Liens for current Taxes and assessments not yet due and payable or being contested in good faith by appropriate proceedings, (ii) Liens as reflected in title or other public records relating to Owned Real Property or Leased Real Property, (iii) Liens arising or created by municipal and zoning ordinances, (iv) Liens arising out of work performed, services provided or materials delivered that are not reflected in the public records and that arise in the ordinary course of business, (v) rights of parties in possession, including residents, beauticians and physical therapists, pursuant to Contracts entered into by Company or any of its Subsidiaries in the ordinary course of business and (vi) Liens that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the present use, of the properties or assets subject thereto (collectively, clauses (i) through (vi), the “Permitted Liens”).

(i) All material tangible personal assets owned by Company or its Subsidiaries are, to the knowledge of Company, in good operating condition and repair, reasonable wear and tear excepted.

(j) To the knowledge of Company, neither Company nor any of its Subsidiaries is required to lease or reserve any unit or bedroom in any Facility as an affordable housing unit or bedroom or for low or moderate income residents pursuant to a presently existing Contract, Company Permit or Law, other than Laws prohibiting the discrimination against residents based on their payor status.

(k) Other than in connection with the transactions contemplated by this Agreement, there is not pending or, to the knowledge of Company, contemplated, any reassessment of any parcel included in the Real Property that, to the knowledge of Company, would reasonably be expected to result in a material change in the Taxes, assessments, rent, additional rent or other sums and charges payable under any Contract to which Company or any Subsidiary is a party relating to the Real Property. There are no public improvements in progress or, to the knowledge of Company, proposed, that, to the knowledge of Company, would reasonably be expected to result in material special assessments against any of the Real Property.

Section 3.14.    Tax Matters. Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.14 shall be the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to Taxes, Tax Returns and Tax Laws (except for those representations and warranties in Section 3.17 relating to Tax Laws). Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(a) Each of Company and its Subsidiaries has timely filed all Tax Returns required to be filed (taking into account any extension of time within which to file), and all such Tax Returns were correct and complete when filed (after giving effect to any amendments thereto). Company and its Subsidiaries have timely paid or adequately accrued all Taxes shown due and owing by Company and the applicable Subsidiary of Company on such Tax Returns, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in the balance sheet by Company or the applicable Subsidiary of Company. Company and its Subsidiaries have complied with all Laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3111 and 3402 of the Code or any similar provision of Law, as applicable). No extensions of time to file any material Tax Return are pending.

(b) As of the date of this Agreement, (i) there is no audit, examination, deficiency, proposed adjustment or administrative or judicial Tax proceeding pending or, to the knowledge of Company, threatened in writing with respect to any Taxes of Company or any of its Subsidiaries and (ii) there are no outstanding Contracts or waivers extending the statutory period of limitations for a Tax assessment applicable to any Tax Returns of Company or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open. There is no power of attorney given by or binding upon Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(c) Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company or a wholly-owned Subsidiary of Company) or (ii) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise. Neither Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other Contract (whether written or oral) to pay the Taxes of another Person or to pay the Taxes with respect to transactions relating to any other Person (other than Company and its Subsidiaries).

(d) There are no liens for Taxes on any of the assets of Company or any of its Subsidiaries except for liens for Taxes not yet due and payable.

(e) Neither Company nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(f) Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

Section 3.15.    Environmental Matters. (a) The Company and its Subsidiaries are, and since January 1, 2009 have been, in compliance with all Environmental Laws, (b) each of Company and its Subsidiaries has all Company Permits required under Environmental Laws for the lawful conduct of its business as currently conducted by it and (c) neither Company nor any of its Subsidiaries (i) is violating any such Company Permit, (ii) is the subject of any investigation, notice of violation, enforcement action or other legal proceeding pending or, to the knowledge of Company, threatened in writing with respect to, or has received since January 1, 2011 any written notice alleging that Company or any of its Subsidiaries is legally responsible for, (A) any actual or potential liability for the response to or remediation of Hazardous Substances at or arising from any of Company’s or any of its Subsidiaries’ Real Property or any other properties, (B) any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of Company’s or any of its Subsidiaries’ Real Property or any other properties or (C) any actual or potential liability for non-compliance with Environmental Laws or (iii) is conducting any cleanup pursuant to Environmental Laws of any Hazardous Substances at any of Company’s or any of its Subsidiaries’ Real Property, except, in the case of clauses (a), (b) and (c), for any matter that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.15 shall be the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to Hazardous Substances and Environmental Laws.

Section 3.16.    Intellectual Property.

(a) To conduct the business of Company and its Subsidiaries in all material respects as presently conducted, neither Company nor any of its Subsidiaries requires any Intellectual Property Rights that Company and its Subsidiaries do not already own or have a license to use, except for such Intellectual Property Rights the failure by Company to own or license, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Company has no knowledge of any infringement, misappropriation or other violation by others of Intellectual Property Rights owned by Company or any of its Subsidiaries, except where such infringement, misappropriation or other violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The conduct of the businesses of Company and its Subsidiaries as currently conducted does not, and as conducted since January 1, 2011 did not, infringe on, misappropriate or otherwise violate any Intellectual Property Rights of others, except where such infringement, misappropriation or other violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. There is no claim of infringement, misappropriation or other violation of any Intellectual Property Rights of others pending or, to the knowledge of Company, threatened in writing against Company or any of its Subsidiaries.

(c) Company and its Subsidiaries are, and since January 1, 2011, have been in compliance with all applicable Laws and rules, policies, and procedures of Company relating to privacy, data protection and the collection and use of personal information collected, used or held for use by Company or any of its Subsidiaries, except where the failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. There is no claim pending before or by any Governmental Entity or arbitrator or, to the knowledge of Company, threatened against Company or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.17. Employee Benefits.

(a) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.17 shall be the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to ERISA and Employee Benefit Plans and multiemployer plans.

(b) Section 3.17(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of all material Employee Benefit Plans; provided, however, that the Company Disclosure Letter does not include Employee Benefit Plans that Company or any of its Subsidiaries is legally required to maintain pursuant to the Law of any jurisdiction. “Employee Benefit Plans” shall mean all “employee benefit plans” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit or compensation Contracts, arrangements, plans and perquisite programs that are maintained by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is obligated to contribute, for current or former directors or employees (or dependents or beneficiaries thereof) of Company or any of its Subsidiaries.

(c) Company has made available to Parent copies of: (i) all material documents setting forth the terms of each material Employee Benefit Plan, including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form Series 5500), if any, required under ERISA or the Code in connection with each Employee Benefit Plan, (iii) the most recent actuarial reports (if applicable) for all Employee Benefit Plans, (iv) the most recent summary plan description, if any, required under ERISA with respect to each Employee Benefit Plan, (v) all material Contracts relating to each material Employee Benefit Plan, including administrative service agreements and group insurance contracts, (vi) the most recent United States Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and (vii) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(d) All Employee Benefit Plans have been administered in accordance with their terms and in compliance with applicable Law, including ERISA and the Code, except for instances of noncompliance where the failure to so administer or comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Since November 10, 2006, none of Company, any of its Subsidiaries or any entity within the same “controlled group” as Company or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) has (i) withdrawn from a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, for which any withdrawal liability has not been satisfied in full or (ii) engaged in any transaction that is subject to Section 4069 of ERISA. None of Company, any of its Subsidiaries or any ERISA Affiliate is a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code, or any multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA.

(f) None of Company, any of its Subsidiaries or any ERISA Affiliate has received notice from the Pension Benefit Guaranty Corporation of any outstanding liability under Section 4062, 4063 or 4064 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. No Employee Benefit Plan is subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by Company or any ERISA Affiliate that has not been satisfied in full and, to the knowledge of Company, no circumstances exist that would reasonably be expected to result in any such liability. No “reportable event” (as defined in Section 4043 of ERISA) has occurred within the last six (6) years with respect to any Employee Benefit Plan for which a waiver was not available or with respect to which a filing was not made. No such plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code).

(g) The IRS has issued a currently effective favorable determination letter or, with respect to any Employee Benefit Plan utilizing a prototype document, an opinion letter that may be relied on by such plan with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Code. No such determination letter or opinion letter has been revoked nor, to the knowledge of Company, has revocation been threatened (in writing), and no such Employee Benefit Plan has been amended since the date of its most recent determination letter, opinion letter or application therefor in such a manner that would materially adversely affect its qualification.

(h) No material proceeding is pending or, to the knowledge of Company, threatened against any of the Employee Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any assets of any trust of any Employee Benefit Plan or, to the knowledge of Company, any trustee or fiduciary of any Employee Benefit Plan.

(i) Except as set forth in this Agreement, the consummation of the Merger alone, or in combination with any other event, will not (i) entitle any employee, officer, director or service provider of Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries to severance pay, unemployment compensation, termination pay or other material compensation (cash or otherwise) under any Employee Benefit Plan or (ii) accelerate the time of payment or vesting or materially increase the amount of compensation or benefits due to any such employee, officer, director or service provider or their beneficiaries under any Employee Benefit Plan. No amount that could be received as a result of the consummation of the Merger by an employee, officer, director or service provider of Company or any of its Subsidiaries under any Employee Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(j) Neither Company nor any of its Subsidiaries has any obligation to indemnify, hold harmless or gross-up any individual with respect to any Tax, penalty or interest under Section 280G or 409A of the Code. Company has filed all Company SEC Reports required to be filed with respect to any Employee Benefit Plans or multiemployer plans (the “Employee Benefit Plan Company SEC Reports”). None of the Employee Benefit Plan Company SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Employee Benefit Plan Company SEC Reports, as of their respective dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder.

(k) Each of the financial statements of Company containing information relating to Employee Benefit Plans or multiemployer plans included in or incorporated by reference into the Company SEC Reports, as of the respective dates of such Company SEC Reports (or, if such Company SEC Reports were amended by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and were prepared in accordance with GAAP applied on a consistent basis during the periods and the dates indicated (except as may be indicated in the notes thereto and except, in the case of unaudited statements, as permitted under the Exchange Act and subject to normal year-end audit adjustments).

Section 3.18.    Certain Contracts.

(a) Except for this Agreement, Section 3.18(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each Contract (each Contract described below in this Section 3.18(a), a “Company Contract”) to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound that:

(i) involves or would reasonably be expected to involve, over a period of one year or less, either aggregate payments by Company or its Subsidiaries in excess of $1,000,000 or aggregate payments to Company or its Subsidiaries in excess of $1,000,000 as of the date of this Agreement (excluding purchase orders in the ordinary course of business);

(ii) involves (A) any indebtedness for borrowed money owing to, or any guaranty of obligations of, any Person (other than Company or any of its Subsidiaries), including any credit agreement, note, bond, mortgage, debenture or other similar instrument, any letter of credit or similar facility or any agreement evidencing financial hedging or similar trading activities, or (B) the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business);

(iii) is required to be filed by Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act;

(iv)(A) by its terms, restricts the conduct by Company or any of its Subsidiaries in any line of business or geographic area (including pursuant to any standstill, non-competition, non-solicitation or exclusivity provisions) and (B) is material to Company and its Subsidiaries, taken as a whole, or that, after the Closing, would restrict Parent or any of its Affiliates, other than Company or its Subsidiaries;

(v) provides for “most favored nation” or similar rights in favor of any Person (other than Company or any of its Subsidiaries);

(vi) provides for the purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell, dispose of or lease any material asset or any Owned Real Property of Company or any other Person;

(vii) is an acquisition Contract pursuant to which Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to exceed $250,000;

(viii) is a material settlement, conciliation or similar agreement (A) pursuant to which Company has an outstanding obligation to pay consideration in excess of $250,000 as of the date of this Agreement or (B) that materially limits the operations of Company and its Subsidiaries (or Parent or any of its Affiliates, other than Company or its Subsidiaries, after the Closing);

(ix) is a material Contract providing for the license by or to Company or any of its Subsidiaries of Intellectual Property Rights (other than readily commercially available software);

(x) is a Management Agreement, joint venture agreement or Real Estate Lease Document;

(xi) obligates Company or any of its Subsidiaries to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $50,000 individually (or $1,000,000 in the aggregate with other such Contracts) and that is not terminable by Company or its Subsidiaries upon ninety (90) days’ notice or less without penalty or liability to Company or its Subsidiaries;

(xii) except for Company Permits, (A) is with any Governmental Entity (including the secretary, administrator or other official thereof) or relates to any program operated by a Governmental Entity and (B) is material to Company and its Subsidiaries, taken as a whole;

(xiii) except for any Employee Benefit Plan, is with any Affiliate (other than Company or any of its Subsidiaries), director, manager or officer of Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director, manager or officer; or

(xiv) is a Contract pursuant to which Company, any Subsidiary of Company or any Affiliate of Company provides any element of care or services to residents of a Facility where such provider is not the licensed operator of such Facility.

(b) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) each of the Company Contracts is in full force and effect and is a valid and legally binding obligation of Company and its Subsidiaries to the extent party thereto and, to the knowledge of Company, each other party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles; (ii) each of Company and its Subsidiaries and, to the knowledge of Company, each other Person party thereto has performed all of its obligations required to be performed by it under each Company Contract; (iii) neither Company nor any of its Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time, or both, will constitute, a breach or a default on the part of Company or any of its Subsidiaries under any Company Contract; and (iv) no party to any of the Company Contracts has provided written notice (A) exercising or threatening exercise of any termination rights with respect thereto or (B) of any dispute with respect to any Company Contract.

(c) Company has made available to Parent a correct and complete copy of each Company Contract.

Section 3.19.    Labor Relations.

(a) There are no collective bargaining agreements or other Contracts with a labor union or other labor organization to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound. None of the employees of Company or any of its Subsidiaries is represented by any union with respect to such employee’s employment by Company or any of its Subsidiaries. To the knowledge of Company, there are no current union organizing activities with respect to any of the employees of Company or any of its Subsidiaries. Since January 1, 2011, (i) there has been no material grievance, material arbitration, lockout, work stoppage, walk-out, organized slowdown, strike or other material labor dispute against or affecting Company or any of its Subsidiaries and, to the knowledge of Company, no such dispute has been threatened and (ii) there has been no unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Entity and, to the knowledge of Company, no such complaint has been threatened. Neither Company nor its Subsidiaries nor any of their respective employees, agents or Representatives have committed any material unfair labor practice as defined in the National Labor Relations Act or any similar Law.

(b) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, Company and its Subsidiaries: (i) are not required to maintain an affirmative action plan, (ii) have properly classified and treated all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law, (iii) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid, (iv) have withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees, (v) have collected and maintained a valid Form I-9 for each of their employees and (vi) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments in the ordinary course of business).

(c) Neither Company nor any of its Subsidiaries has direct or indirect material liability as a result of any misclassification of any Person as an independent contractor rather than as an employee. Each employee of Company and its Subsidiaries has all work permits, immigration permits, visas or other authorizations required by Law for such employee given the duties and nature of such employee’s employment. Company and its Subsidiaries are, and since January 1, 2011 have been, in compliance with all notice and other material requirements under the Worker Adjustment Retraining and Notification Act and all similar state or local Law (the “WARN Act”). In the ninety (90) days prior to the date hereof, neither Company nor any of its Subsidiaries has (i) effectuated a “plant closing” (as defined in the WARN Act), (ii) effectuated a “mass layoff” (as defined in the WARN Act) or (iii) undertaken any other similar action requiring notice under the WARN Act.

Section 3.20.    Insurance.

(a) Company has made available to Parent copies of all insurance policies maintained by Company or any of its Subsidiaries, including property and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies. Section 3.20(a)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, for each insurance policy maintained by Company or any of its Subsidiaries: (A) the type of coverage, (B) the insurer, (C) the policy period, (D) the per claim/occurrence and aggregate coverage provided thereunder and (E) the policy number. All such policies are in full force and effect in all material respects as of the date of this Agreement. All premiums due and payable to date under all such policies have been paid. None of Company or any of its Subsidiaries has received notice of cancelation, termination or nonrenewal with respect to such policies. Company and its Subsidiaries maintain insurance policies that, in all material respects, are against risks of a character and in such amounts as customary for companies in the industry in which Company and its Subsidiaries participate. There is no material claim by Company or its Subsidiaries pending under any policy that has been denied or disputed by the insurer. Section 3.20(a)(ii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, for each directors’ and officers’ liability insurance policy maintained by Company or any of its Subsidiaries during the last three completed fiscal years, the amount of coverage available under such policy after giving effect to any payments in respect of insurance claims made thereunder prior to the date of this Agreement.

(b) The execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement will not cause the revocation, cancellation or termination of any insurance policy maintained by the Company or any of its Subsidiaries, except for any revocation, cancellation or termination that, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 3.21.    Board Approval and Recommendation. Each of the Special Committee and the Company Board (acting upon the recommendation of the Special Committee) has unanimously duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of Company and its stockholders, (ii) adopted and approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that (A) the holders of Company Common Stock vote in favor of the Requisite Stockholder Approval and (B) the holders of Class A Common Stock (other than the Excluded Class A Holders) vote in favor of the Unaffiliated Stockholder Approval (collectively, the “Recommendation”). As of the date of this Agreement, such resolutions have not been amended or withdrawn.

Section 3.22.    Opinion of Financial Advisor. The Special Committee has received the opinion of Citigroup Global Markets Inc., dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by holders of shares of Class A Common Stock (other than Excluded Class A Holders) in the Merger is fair, from a financial point of view, to such holders. A copy of such opinion will be made available to Parent, solely for informational purposes, promptly following the date of this Agreement.

Section 3.23.    No Brokers or Finders. With the exception of the engagement of Citigroup Global Markets Inc. by the Special Committee, neither Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker or finder with respect to the transactions contemplated hereby. Section 3.23 of the Company Disclosure Letter sets forth, as of the date of this Agreement, Company’s good faith estimate of the out-of-pocket fees and expenses it will incur to Citigroup Global Markets Inc. in connection with this Agreement and the transactions contemplated hereby.

Section 3.24.    Anti-Takeover Provisions. No “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover Law is applicable to Company, any of its Subsidiaries, the Company Common Stock, the Merger or the other transactions contemplated hereby. Company does not, directly or indirectly, maintain in effect any stockholder rights plan, “poison pill” or similar agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Company as follows:

Section 4.1.    Organization and Qualification. Each of Parent and Merger Sub is a limited liability company duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties and assets owned or used by it and to carry on its business as and where such is now being conducted, except where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly licensed or qualified to do business as a foreign corporation, and is in good standing (to the extent such concept is legally recognized), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2.    Authorization. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent, Merger Sub or their respective members are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery of this Agreement by Company, constitutes a valid and legally binding obligation of Parent and Merger Sub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 4.3.    No Violation.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub will not, result in any conflict with or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation, in the loss of a material benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a material payment to any other Person under, or result in the creation of a Lien on any material assets of Parent or any of its Subsidiaries pursuant to, (i) any provision of the articles of incorporation, bylaws or comparable organizational document of Parent or any of its Subsidiaries or

(ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations, filings and notifications referred to in Section 4.3(b), (A) any Contract to which Parent or any of its Subsidiaries is a party or by which their respective owned properties or assets are bound or (B) any Order or Law applicable to Parent or any of its Subsidiaries or their respective owned properties or assets, except, in the case of this clause (ii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (i) the HSR Act and other Regulatory Laws, if applicable, (ii) the Exchange Act, (iii) the NRS with respect to the filing of the Articles of Merger, (iv) the DLLCA with respect to the filing of the Certificate of Merger, (v) any filings or notifications required to be made with any Governmental Entity with respect to any Parent Healthcare Permits and (vi) such consents, approvals, Orders, authorizations, registrations, declarations, filings and notifications the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4.    Financing.

(a) Assuming the satisfaction of the terms and conditions of the Financing Letter, the amount of funds to be provided pursuant to the Financing Letter will be sufficient at the Effective Time to (i) pay the aggregate Merger Consideration, the aggregate Company Tandem Options/SARs Consideration and any repayment or refinancing of indebtedness required as a result of the consummation of the Merger (including the Specified Indebtedness) and (ii) pay any and all fees and expenses, and satisfy all other payment obligations, required to be paid or satisfied by Parent, Merger Sub and, to the extent disclosed to Parent and Merger Sub prior to the date hereof, the Surviving Corporation in connection with the Merger and the Financing.

(b) Parent has delivered to Company a correct and complete copy of the executed commitment letter, dated as of the date hereof, between Parent and the Guarantor (the “Financing Letter”), pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest, or cause to be invested, in Parent, directly or indirectly through one or more intermediate entities, the cash amounts set forth therein (the “Financing”).

(c) As of the date hereof, the Financing Letter is in full force and effect and has not been terminated, amended or modified in any respect, no such termination, amendment or modification is contemplated and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. There are no conditions precedent, or other contractual contingencies as between Parent and Guarantor, related to the funding of the full amount of the Financing, other than as set forth in the Financing Letter. As of the date hereof, no event has occurred or circumstance exists which, with or without notice or lapse of time, or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Guarantor under the Financing Letter. As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated in the Financing Letter will not be satisfied or that the Financing will not be made available to Parent at or prior to the time contemplated hereunder for Closing. There are no side letters or other Contracts or arrangements related to the Financing other than the Financing Letter. As of the date hereof, Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Letter. Parent and Merger Sub acknowledge that Parent’s and Merger Sub’s obligation to consummate the Merger is not contingent on Parent’s or Merger Sub’s ability to obtain any financing prior to consummating the Merger. Without limiting the foregoing, for the avoidance of doubt, Company acknowledges that Parent and Merger Sub may finance payments contemplated by this Agreement through third party debt financing sources or otherwise (including pursuant to agreements or commitment letters that Parent or its Affiliates have entered into or may enter into prior to, concurrently with or after the execution of this Agreement); provided, however, that any such financing activities shall not, in any way, affect or alter the obligations of Parent, Merger Sub or the Guarantor under this Agreement, the Financing Letter or the Guaranty.

Section 4.5.    Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement will not, on the date that the Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of Company that is contained in the Proxy Statement or any amendment or supplement thereto.

Section 4.6.    Litigation. There is no litigation, claim, action, suit, arbitration, proceeding, investigation, charge, complaint, mediation, grievance, audit or inquiry pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before or by any Governmental Entity or arbitrator that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7.    Capitalization of Merger Sub. As of the date of this Agreement, there is one membership interest of Merger Sub, which was issued in compliance with the Limited Liability Company Agreement of Merger Sub. The issued and outstanding membership interest of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent (each, a “Holdco”). Each of Parent, Merger Sub and each Holdco has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereby.

Section 4.8.    Solvency. Assuming (i) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, (ii) the accuracy in all material respects of the representations and warranties of Company in this Agreement as of the Closing Date and compliance by Company in all material respects with the covenants contained in this Agreement and (iii) the accuracy in all material respects of the estimates, projections and other forecasts of Company and its Subsidiaries made available to Parent, after giving effect to the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate Merger Consideration and the aggregate Company Tandem Options/SARs Consideration and any repayment or refinancing of debt required as a result of the consummation of the Merger (including the Specified Indebtedness) and the payment of all fees, expenses and other amounts required to be paid by Parent or the Surviving Corporation in connection with the consummation of the transactions contemplated hereby, Parent and the Surviving Corporation will be Solvent as of the Effective Time (after giving effect to all transactions contemplated hereby). For purposes of this Section 4.8, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed, without duplication, (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.9.    Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to Company the duly executed Guaranty. The Guaranty is in full force and effect and constitutes a valid and legally binding obligation of the Guarantor enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, and no event has occurred, which, with or without notice or lapse of time, or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under the Guaranty.

Section 4.10.    No Brokers or Finders. With the exception of the engagement of Goldman Sachs & Co. by Parent, neither Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker or finder with respect to the transactions contemplated hereby.

Section 4.11.    Ownership of Company Common Stock. None of Parent, Merger Sub or any of their Affiliates owns (within the meaning of Section 13 of the Exchange Act) any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

Section 4.12.    Certain Arrangements. As of the date of this Agreement, there are no Contracts or commitments to enter into Contracts (whether oral or written) between Parent, Merger Sub, the Guarantor or any of their Affiliates, on the one hand, and (a) any director, officer or management employee of Company, on the other hand, that relate in any way to this Agreement, the Financing Letter or the Guaranty or the transactions contemplated hereby or thereby or (b) any stockholder of Company, on the other hand, pursuant to which such stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which such stockholder agrees to vote against any Superior Proposal or agrees to vote in favor of the Company Stockholder Approvals (in each case, other than the Voting Agreement).

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.    Covenants of Company. During the period commencing on the date of this Agreement and continuing until the Effective Time, except as expressly contemplated by this Agreement, as required by applicable Law, as set forth in Section 5.1 of the Company Disclosure Letter or as approved in advance by Parent in writing (which approval, except in the case of Section 5.1(c), Section 5.1(d), Section 5.1(f), Section 5.1(n) and, as applied to any of the foregoing, Section 5.1(u), shall not be unreasonably withheld, conditioned or delayed):

(a) Ordinary Course. Company shall, and shall cause each of its Subsidiaries to, (i) conduct its respective businesses in all material respects in the ordinary course of business consistent with past practice and in all material respects in compliance with all Laws and Orders applicable to it, (ii) use commercially reasonable efforts to (A) continuously operate and maintain all of its Real Property, Improvements and other material tangible personal assets consistent with past practice, (B) maintain existing insurance policies or comparable replacement insurance policies, as applicable, and (C) maintain all Company Permits in full force and effect and (iii) use commercially reasonable efforts to preserve intact its business organization, retain the services of its present key employees and preserve the existing relationships of those with which it has business relationships (including Governmental Entities). For purposes of this Section 5.1, “consistent with past practice” means the practice of Company and its Subsidiaries since July 1, 2012.

(b) Governing Documents. Company shall not, and shall not permit any of its Subsidiaries to, make any change or amendment to their respective articles of incorporation, bylaws or comparable organizational documents.

(c) Dividends. Company shall not, and shall not permit any of its Subsidiaries to, declare, authorize, set aside, pay or make any dividend or other distribution (whether in cash, stock or other property) with respect to any shares of its capital stock, except that a wholly-owned Subsidiary of Company may declare, authorize, set aside, pay and make any dividend or distribution to Company or another wholly-owned Subsidiary of Company.

(d) Changes in Share Capital. Company shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of its capital stock or adjust, split, combine or reclassify any of its capital stock or other equity interests or any rights, warrants or options to acquire such shares or interests (except pursuant to the exercise of Company Tandem Options/SARs outstanding as of the date hereof in accordance with their terms or pursuant to the surrender of shares of Company Common Stock to Company or withholding of shares of Company Common Stock by Company to cover withholding obligations).

(e) Employee Benefit Plans. Company shall not, and shall not permit any of its Subsidiaries to, (i) amend any provision of any Employee Benefit Plan, (ii) adopt or enter into any arrangement that would be an Employee Benefit Plan, (iii) increase the compensation or benefits of any employees, directors or other service providers of Company, or grant, announce or accelerate the vesting or payment of any equity incentive or cash incentive awards or otherwise materially increase the aggregate compensation and benefits payable by Company or any of its Subsidiaries, or (iv) hire any employee with base salary and incentive compensation that is reasonably anticipated to exceed $100,000, except, in each case, (A) as required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date of this Agreement (correct and complete copies of which have been made available to Parent), (B) as required by applicable Law or (C) except for any officer or member of management of Company, for increases in compensation or benefits associated with a promotion or material increase in responsibility; provided that, in the case of this clause (C), any such employee’s increased compensation or benefits must be comparable to and not materially more favorable than the compensation and benefits received by (1) the same category of employee and (2) employees with a similar level of responsibility.

(f) Issuance of Securities. Except for the issuance of Class A Common Stock upon the exercise of Company Tandem Options/SARs outstanding on the date of this Agreement or upon the conversion of Class B Common Stock, Company shall not, and shall not permit any of its Subsidiaries to, grant, issue, sell, transfer, dispose of or pledge, encumber or otherwise subject to any Lien (i) any shares of capital stock or any other voting securities of any of them or (ii) any securities convertible into or exchangeable for, or options, warrants or other rights to purchase from Company (including stock appreciation rights, phantom stock or similar instruments), any shares of capital stock or any other voting securities of any of them.

(g) Acquisitions, Dispositions and Fundamental Changes. Company shall not, and shall not permit any of its Subsidiaries to, except as expressly permitted under Section 5.1(n) or Section 5.1(o), (A) acquire or dispose of (directly or indirectly, by merger, consolidation, purchase of equity interest or otherwise) any division, business, Facility or Real Property or any material amount of assets (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice); (B) merge or consolidate with any other Person; or (C) liquidate, dissolve, restructure, wind-up or reorganize its business or form any new Subsidiary.

(h) Indebtedness. Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness, except for such indebtedness incurred in the ordinary course of business consistent with past practice for working capital purposes not to exceed $2,500,000 under facilities existing on the date of this Agreement, or (ii) make any loans or advances to, or investments in, any other Person.

(i) Taxes. Company shall not, and shall not permit any of its Subsidiaries to, (i) make any Tax election or any changes in any current Tax election that is material to Company and its Subsidiaries, taken as a whole, (ii) waive any restriction on any assessment period relating to an amount of Taxes that is material to Company and its Subsidiaries, taken as a whole, (iii) settle or compromise any amount of income Tax or other Tax liability or refund that is material to Company and its Subsidiaries, taken as a whole, or (iv) file any amendment to any income or other material Tax Return.

(j) Accounting Methods. Company shall not, and shall not permit any of its Subsidiaries to, implement or adopt any change in its accounting principles, practices or methods, except as required by GAAP, the rules or policies of the Public Company Accounting Oversight Board or applicable Law.

(k) Company Contracts. Company shall not, and shall not permit any of its Subsidiaries to, enter into, materially amend, terminate, release, knowingly fail to enforce, assign or waive any material rights or claims under any Company Contract (including the Company Contracts relating to Specified Indebtedness) or any Contract that if entered into prior to the date hereof would have been a Company Contract.

(l) Claims. Company shall not, and shall not permit any of its Subsidiaries to, discharge or satisfy any liabilities or obligations (other than any liabilities or obligations in respect of any pending or threatened claim, action, suit, arbitration, litigation, proceeding, investigation, charge, complaint, mediation or grievance to the extent discharge or satisfaction of such liabilities or obligations is in connection with a settlement, release, waiver or compromise permitted by Section 5.1(m)), except where such discharge or satisfaction (i) in the case of ordinary course trade payables, is in accordance with the terms of such liabilities or obligations or (ii) requires payments by Company or any of its Subsidiaries, to the extent not covered by current third party insurance policies (such applicable coverage to be confirmed in writing by the applicable carrier), of an amount (together with all such payments and any payments in respect of any settlement, release, waiver or compromise permitted by Section 5.1(m)) of less than $2,500,000 in the aggregate (including any deductibles under any applicable third party insurance policies).

(m) Litigation. Company shall not, and shall not permit any of its Subsidiaries to, settle, release, waive or compromise any pending or threatened claim, action, suit, arbitration, litigation, proceeding, investigation, charge, complaint, mediation or grievance (including by entering into any consent decree, injunction or other similar restraint or form of equitable relief), except where such settlement, release, waiver or compromise (i) requires payments by Company or any of its Subsidiaries, to the extent not covered by current third party insurance policies (such applicable coverage to be confirmed in writing by the applicable carrier), of an amount (together with all such payments and any payments in respect of any discharge or satisfaction permitted by Section 5.1(l)) of less than $2,500,000 in the aggregate (including any deductibles under any applicable third party insurance policies), (ii) does not include any admission of liability or wrongdoing on the part of Company, its Subsidiaries or any of their respective Representatives and (iii) does not impose material restrictions on the business activities of the Company and its Subsidiaries.

(n) Assets. Company shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease, sublease, abandon, convey, license, assign or encumber or otherwise subject to any Lien (other than Permitted Liens) any division, business, Facility or Real Property or any material amount of assets.

(o) Capital Expenditures. Company shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures or enter into any commitments for capital expenditures, capital additions or capital improvements in excess of $100,000 with respect to an individual Facility or $3,000,000 in the aggregate, in each case in any fiscal quarter.

(p) Property Restrictions. Company shall not, and shall not permit any of its Subsidiaries to, affirmatively consent to any Lien on any Real Property, other than Permitted Liens or where it is required to grant such consent under the terms of a Real Estate Lease Document.

(q) Operation of Facilities. Company shall not, and shall not permit any of its Subsidiaries, to effect (i) any material change to the licensed capacity of any Facility, (ii) any transfer of all or any part of any Facility’s authorized units or beds to another site or location, (iii) any material change in the number of beds certified for participation in the Medicare and Medicaid programs or (iv) the provision of additional regulated services at any Facility, including skilled nursing or medical services.

(r) Labor. Company shall not, and shall not permit any of its Subsidiaries to, enter into or adopt any collective bargaining agreement or other Contract with a labor union or other labor organization.

(s) New Line of Business. Company shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business.

(t) Related Party Transactions. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, renew, amend or extend any Contract (other than any Employee Benefit Plan) with any Affiliate (other than Company or any of its Subsidiaries), director, manager or officer of Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such Affiliate, director, manager or officer.

(u) No Related Actions. Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any legally binding Contract to do any of the foregoing.

Notwithstanding the foregoing, the provisions of clauses (f) and (h) of this Section 5.1 shall not apply to any transaction between or among Company and any of its wholly-owned Subsidiaries or between or among any wholly-owned Subsidiaries of Company. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2.    Proxy Statement; Company Stockholders Meeting.

(a) Company shall prepare and file with the SEC, as soon as reasonably practicable (but in no event later than ten (10) Business Days) after the date of this Agreement, a proxy statement in preliminary form and related materials with respect to the Merger and the transactions contemplated hereby (collectively, including all amendments or supplements thereto, the “Proxy Statement”). Company, through the Company Board and the Special Committee, shall (subject to the right of the Company Board and the Special Committee to make a Change in Recommendation pursuant to Section 5.5) include the Recommendation in the Proxy Statement and use reasonable best efforts to solicit the Company Stockholder Approvals. Parent shall cooperate in the preparation of the Proxy Statement and shall promptly provide to Company any information regarding Parent and its Subsidiaries that is necessary or appropriate to include in the Proxy Statement. Company shall ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act. Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders in definitive form as promptly as reasonably practicable after its filing with the SEC. Company shall, promptly after receipt thereof, provide Parent with copies of all written comments, and advise Parent of all oral comments, with respect to the Proxy Statement received from the SEC. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall provide Parent a reasonable opportunity to review and to propose comments on such Proxy Statement (or such amendment or supplement thereto) or response to the SEC and shall in good faith consider such comments reasonably proposed by Parent. If, at any time prior to the Effective Time, any information relating to Company, Parent or any of their respective Subsidiaries, officers or directors should be discovered by Parent or Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, then the party hereto that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, Company shall promptly file with the SEC and disseminate to its stockholders an appropriate amendment or supplement describing such information.

(b) Company, acting through the Company Board, shall, in accordance with applicable Law and the Amended and Restated Bylaws of Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) as soon as reasonably practicable for the sole purpose of obtaining the Company Stockholder Approvals. During the term of this Agreement, Company shall not submit to the vote of its stockholders any Acquisition Proposal.

Section 5.3.    Access to Information. From the date hereof until the Effective Time, except, after consultation with outside legal counsel, (a) for access that, if provided, would adversely affect the ability of Company or any of its Subsidiaries to assert attorney-client or attorney work product privilege or a similar privilege or (b) as limited by applicable Law (in the case of clause (a) or (b), it being understood that (i) Company shall use its reasonable best efforts to allow for access in an alternative manner or take such other steps to provide for the maximum access possible without such adverse effect on the ability to assert privilege or such limitation by applicable Law and (ii) any access that is not provided pursuant to clause (a) or (b) shall be identified to Parent by Company), Company shall cause its Representatives and the Representatives of its Subsidiaries to provide Parent and its Representatives, upon reasonable advance written notice, with reasonable access during normal business hours to (A) the books, Contracts, personnel, records and other information or data with respect to the business, properties, facilities and personnel of Company and its Subsidiaries, in each case, as Parent may reasonably request and (B) Company’s properties and facilities to conduct such inspection or observation as Parent may reasonably request. All requests for such access pursuant to this Section 5.3 shall be made through John Buono, Senior Vice President, Chief Financial Officer and Treasurer of Company or Mary T. Zak-Kowalczyk, Vice President and Corporate Secretary of Company, or as otherwise specified by such individuals. Parent shall, and shall cause its Representatives to, use their reasonable best efforts to minimize any disruption to the businesses of Company and its Subsidiaries that may result from the requests for access pursuant to this Section 5.3. Information obtained by Parent or its Representatives pursuant to this Section 5.3 shall be subject to the provisions of the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

Section 5.4.    Cooperation; Best Efforts; Transaction Litigation.

(a) Each of Company and Parent shall cooperate with and assist the other party, and shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to ensure that the conditions set forth in Article 6 are satisfied and to consummate the transactions contemplated hereby as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the Merger and the transactions contemplated hereby in the most expeditious manner practicable, but in any event before the Termination Date. None of Company, Parent or Merger Sub or any of their respective Affiliates shall take any action, refrain from taking any action or permit any action to be taken which is inconsistent with this Agreement or which would reasonably be expected to impede, delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, except as set forth in Section 5.7 or Section 5.11, none of Parent, Merger Sub or Company shall be required prior to the Effective Time to pay any material consent or other similar material fee, material “profit sharing” or other similar material payment or other material consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional material security (including a guaranty), to obtain the consent, waiver or approval of any Person under any Contract, and neither Company nor any of its Subsidiaries shall take any of the actions referred to in this sentence without the prior written consent of Parent.

(b) In furtherance and not in limitation of the foregoing, each party hereto shall make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act and appropriate filings under all other Regulatory Laws, if applicable, with respect to the transactions contemplated hereby as promptly as reasonably practicable, but in no event later than ten (10) Business Days, after the date of this Agreement. Parent and Company shall each bear their own costs and expenses incurred in connection with such filings; provided that Parent shall pay any filing fees in connection therewith.

(c) In furtherance and not in limitation of the foregoing, each party hereto shall use their respective reasonable best efforts to respond promptly to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, to take all actions necessary to cause the waiting periods under the HSR Act and any other applicable Regulatory Laws to terminate or expire at the earliest possible date (including, with respect to the HSR Act, requesting early termination of the waiting period), to take all actions necessary to obtain any necessary approval under applicable Regulatory Laws, to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of any Regulatory Law and to eliminate every impediment under any Regulatory Law that is asserted by any Governmental Entity so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), all to the end of expediting consummation of the transactions contemplated hereby. Parent shall be obligated to agree to hold separate, divest or enter into a consent agreement or assume any obligation with regard to any of the businesses, product lines or assets of Parent or Parent’s Affiliates or the businesses, product lines or assets of Company or, after the Effective Time, the Surviving Corporation (including entering into customary ancillary agreements relating to any such divestiture of businesses, product lines or assets) as may be required by any applicable Governmental Entity (including the DOJ, the FTC or any court having jurisdiction), in each case, to facilitate the expiration of any applicable waiting period under any Regulatory Law, to secure the termination of any investigation by any Governmental Entity, to avoid the filing of any suit or proceeding by any Governmental Entity seeking to enjoin the consummation of the transactions contemplated hereby or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would reasonably be expected to impede, delay or prevent the consummation of the transactions contemplated hereby. Any proposing, negotiating, committing to and effecting any divesture, sale, disposition, hold separate or limitation on freedom of action with regard to any aspect of Company or its Subsidiaries shall, at the discretion of Company, be subject to the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, no action taken by Parent pursuant to this Section 5.4 shall entitle Parent to any reduction of the Merger Consideration. Except as otherwise expressly contemplated by this Agreement, each of Parent and Company shall not, and shall cause its Subsidiaries not to, take any action or knowingly omit to take any action within its reasonable control where such action or omission would, or would reasonably be expected to, result in (A) any of the conditions to the Merger set forth in Article 6 not being satisfied prior to the Termination Date or (B) a material delay in the satisfaction of such conditions. Neither Parent nor Company will directly or indirectly extend any waiting period under the HSR Act or other Regulatory Laws or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed in light of closing the transactions contemplated by this Agreement on or before the Termination Date. For the avoidance of doubt, this Section 5.4(c) shall only apply with respect to Regulatory Laws.

(d) In connection with this Section 5.4, the parties hereto shall, to the extent permitted by applicable Law, (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, the DOJ or the FTC or any other Governmental Entity regarding any of the transactions contemplated hereby, (iii) to the extent practicable, consult the other regarding any filing made with, or written materials to be submitted to, the DOJ, FTC or any other Governmental Entity in connection with any of the transactions contemplated hereby and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Entity and, to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Entity, give the other party hereto the opportunity to attend and participate in such meetings and conferences, in each case, regarding any of the transactions contemplated hereby. The parties hereto may, as each reasonably deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “Outside Counsel Only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Company or Parent, as the case may be) or its outside legal counsel. Notwithstanding anything to the contrary in this Section 5.4, materials provided to the other party hereto or its outside legal counsel may be redacted to remove references concerning the valuation of Company and its Subsidiaries.

(e) From and after the date of this Agreement until the Effective Time, each of Company and Parent shall promptly notify the other of any action commenced or, to any party’s knowledge, threatened against such party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger and any other transaction contemplated hereby (“Transaction Litigation”). Company and Parent shall give each other the opportunity to participate in the defense, settlement and prosecution of any Transaction Litigation and shall keep the other informed on a prompt basis with respect thereto (including by promptly providing any material communication received or given in connection with any such proceeding). Notwithstanding any other provision of this Agreement, Company shall not settle or agree to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(f) Company shall promptly notify Parent if Company, its Subsidiaries or their respective Representatives receive any material written communication (including any written notice that any Facility is materially noncompliant with any applicable Law) from, or provide any material written communication to, any Governmental Entity. Company shall consult with Parent, and keep Parent reasonably apprised on a prompt basis of any material developments, with respect to any such written communication and the matters contemplated thereby.

Section 5.5.    Acquisition Proposals; Change in Recommendation.

(a) Except as expressly permitted by this Section 5.5, (i) effective as of the date of this Agreement, Company shall, and shall cause its Subsidiaries and Company’s and its Subsidiaries’ respective directors, officers, employees, representatives and other agents, including investment bankers, attorneys, accountants and other advisors (with respect to any party, such party’s “Representatives”) to, (A) immediately cease any discussions or negotiations with any Person (other than Parent and its Representatives) that may be ongoing with respect to an Acquisition Proposal and (B) promptly request the prompt return or destruction, as applicable, of any confidential information of Company and its Subsidiaries previously furnished to any Person (other than Parent and its Representatives) and (ii) from the date of this Agreement until the Effective Time or termination of this Agreement in accordance with Article 7, Company shall not, and Company shall cause its Subsidiaries and Company’s and its Subsidiaries’ Representatives not to, directly or indirectly, (A) solicit, request, initiate, encourage (including by way of furnishing or disclosing nonpublic information) or knowingly take any other action to facilitate or initiate the making of any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (B) continue or otherwise participate in discussions or negotiations with, or furnish or disclose any nonpublic information to, any Person (other than Parent or any of its Subsidiaries) in connection with any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (C) approve, endorse, recommend, execute, enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition, confidentiality or similar agreement contemplating or otherwise relating to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than a confidentiality agreement referred to in, and in compliance with the terms of, Section 5.5(b)) (each, a “Company Acquisition Agreement”), (D) grant any waiver, amendment or release under any confidentiality agreement (other than any waiver, amendment or release of any standstill or similar provision therein, provided that (1) such waiver, amendment or release is requested by the counterparty thereto on an unsolicited basis and (2) Company is otherwise in compliance with this Section 5.5) or any “fair price”, “moratorium”, “control share acquisition” or other takeover, antitakeover or other similar Law (such Laws, collectively, “Takeover Statutes”) or (E) resolve to propose, agree or publicly announce an intention to do any of the foregoing. For the avoidance of doubt, any violation of this Section 5.5 by any Representative of Company shall constitute a breach of this Section 5.5 by Company.

(b) Notwithstanding anything to the contrary in this Section 5.5, at any time prior to the time, but not after, the Company Stockholder Approvals are obtained, Company and its Representatives may participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any Person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to Company by such Person after the date of this Agreement and prior to the time that the Company Stockholder Approvals are obtained if, and only if, (A) the Special Committee determines in good faith, based on the information then available and after consultation with a nationally recognized financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (B) the Special Committee determines in good faith, based on the information then available and after consultation with its outside legal counsel, that failing to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (C) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, Company receives from such Person, an executed confidentiality agreement containing terms no less restrictive upon such Person, in any material respect, than the terms applicable to Parent under the Confidentiality Agreement (provided that such confidentiality agreement (1) may contain a less restrictive or no standstill provision and (2) shall not contain any provisions that prohibit Company from taking the actions expressly required by this Agreement) and (D) prior to or concurrently with furnishing or disclosing any nonpublic information to such Person, Company furnishes or discloses such information to Parent (to the extent such information has not been previously made available by Company to Parent).

(c) Except as expressly permitted by this Section 5.5, neither the Company Board nor any committee thereof (including the Special Committee) shall (A) withhold, withdraw, modify or qualify, or propose publicly or resolve to withhold, withdraw, modify or qualify, in any manner adverse to Parent, the Recommendation, (B) approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise declare advisable, any Acquisition Proposal or Company Acquisition Agreement, (C) fail to include the Recommendation in the Proxy Statement or (D) fail to publicly affirm the Recommendation in writing within four (4) Business Days after receipt of a written request by Parent to provide such affirmation following a publicly known Acquisition Proposal (each, a “Change in Recommendation”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approvals are obtained, (x) if any change, event, development, fact, occurrence or circumstance that affects the business, assets, results of operations or financial condition of Company or its Subsidiaries (other than any Acquisition Proposal) that was not known or reasonably foreseeable to Company as of the date hereof becomes known by Company after the date hereof and prior to the time that the Company Stockholder Approvals are obtained, the Company Board or the Special Committee may effect a Change in Recommendation or (y) if Company receives an Acquisition Proposal that the Special Committee concludes in good faith prior to the time that the Company Stockholder Approvals are obtained, after consultation with a nationally recognized financial advisor and outside legal counsel, constitutes a Superior Proposal, the Company Board or the Special Committee may approve or recommend such Superior Proposal and Company may terminate this Agreement pursuant to Section 7.1(h), and, in the case of either of clause (x) or (y), if, and only if:

(i) Company shall have provided prior written notice to Parent and Merger Sub, at least four (4) Business Days in advance, that the Company Board or the Special Committee will effect a Change in Recommendation or Company will terminate this Agreement pursuant to Section 7.1(h), which notice shall specify the basis for the Change in Recommendation or termination and, in the case of a Superior Proposal, the identity of the party making such Superior Proposal, the material terms thereof and copies of all material documents relating thereto;

(ii) the Company Board or the Special Committee determines in good faith, after consultation with a nationally recognized financial advisor and outside legal counsel, that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law and Company shall have complied with all of its obligations under this Section 5.5;

(iii) after providing such notice and prior to the Company Board or the Special Committee effecting such Change in Recommendation or Company terminating this Agreement pursuant to Section 7.1(h), Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement, the Financing Letter and the Guaranty as would permit the Company Board or the Special Committee not to effect a Change in Recommendation and the Company not to terminate this Agreement pursuant to Section 7.1(h); and

(iv) the Special Committee shall have considered in good faith any changes to this Agreement, the Financing Letter and the Guaranty that may be offered in writing by Parent no later than 5:00 PM Eastern time on the fourth Business Day of such four (4) Business Day period in a manner that would form a binding contract if accepted by Company and shall have determined, after consultation with a nationally recognized financial advisor and outside legal counsel, in the case of an Acquisition Proposal, that the Acquisition Proposal would continue to constitute a Superior Proposal and, in any case, that failure of the Company Board or the Special Committee to effect a Change in Recommendation or Company to terminate this Agreement pursuant to Section 7.1(h) would continue to be inconsistent with the directors’ fiduciary duties under applicable Law, if such changes were to be given effect; provided that in the event of any material revisions to the Acquisition Proposal that the Special Committee has determined to be a Superior Proposal or any material change in the circumstances giving rise to the Change in Recommendation, as applicable, Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.5 (including this Section 5.5(c)) with respect to such new written notice.

(d) In addition to the other obligations of Company set forth in this Section 5.5, from and after the date of this Agreement, Company shall, (i) as promptly as possible and in any event within twenty-four (24) hours after the receipt thereof, advise Parent of (A) any Acquisition Proposal and (B) the identity of the Person or group of Persons making such proposal and the material terms and conditions of such Acquisition Proposal (and, if applicable, provide Parent with copies of any material written requests, proposals or offers with respect to such Acquisition Proposal, including proposed agreements or documentation (including any financing commitments and fee letters)) and (ii) keep Parent reasonably apprised on a prompt basis of any related material developments, amendments (including any change to the financial terms, conditions or other material terms), discussions (including the status and terms thereof) and negotiations related to any such Acquisition Proposal.

(e) Nothing contained in this Section 5.5 shall prohibit Company, directly or indirectly through its Representatives, from taking and disclosing to the stockholders of Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to Company’s stockholders required by applicable Law; provided that any Change in Recommendation may only be made in accordance with the foregoing provisions of this Section 5.5. For the avoidance of doubt, a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act, an express rejection of any Acquisition Proposal or an express reaffirmation of the Recommendation shall not be deemed to be a Change in Recommendation for purposes of this Agreement.

Section 5.6.    Financing.

(a) Parent and Merger Sub shall (i) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing on the terms and conditions described in the Financing Letter (including seeking to enforce the terms of the Financing Letter) and (ii) not permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the Financing Letter.

(b) Parent and Merger Sub shall (i) use reasonable best efforts to maintain in effect the Financing Letter in accordance with the terms and subject to the conditions thereof, (ii) satisfy all conditions to the Financing Letter that are applicable to Parent and Merger Sub that are within their control in order to consummate the Financing at or prior to the Closing and (iii) comply with their obligations under the Financing Letter. Without limiting the generality of the foregoing, Parent and Merger Sub shall give Company prompt notice (x) of any breach or default by any party to the Financing Letter of which Parent and Merger Sub become aware and (y) of the receipt by Parent or Merger Sub of any notice or other communication from any Financing source with respect to any (A) breach, default, termination or repudiation by any party to the Financing Letter of any provisions of the Financing Letter or (B) material dispute or disagreement between the parties to the Financing Letter. As soon as reasonably practicable, but in any event within five (5) days of the date Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by Company relating to any circumstance referred to in clause (x) or (y) of the immediately preceding sentence; provided, however, that neither Parent nor Merger Sub shall be under any obligation to provide any information that, if provided, would adversely affect the ability of Parent or Merger Sub to assert attorney-client or attorney work product privilege or a similar privilege (it being understood that (i) Parent or Merger Sub, as applicable, shall use its reasonable best efforts to allow for the provision of information in an alternative manner or take such other steps to provide the maximum information possible without such adverse effect on the ability to assert privilege and (ii) any information that is not provided pursuant to this proviso shall be identified to Company by Parent).

(c) Parent shall, and shall, as of the Effective Time, cause the Surviving Corporation to, comply with the Company Contracts set forth in Section 5.6(c) of the Company Disclosure Letter relating to Specified Indebtedness, including any obligations to repay Specified Indebtedness (in each case, to the extent such Company Contracts provide for obligations of Parent or, as of the Effective Time, the Surviving Corporation). Without limiting the foregoing, prior to the Effective Time, Parent and Company shall jointly cooperate to mutually agree on actions to be taken or omitted in respect of any obligations to repay Specified Indebtedness under such Company Contracts that become due prior to the Effective Time.

Section 5.7.    Financing Cooperation.

(a) Prior to the Closing, Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause the Representatives of Company and each of its Subsidiaries to, provide to Parent all cooperation that is customary in connection with the arrangement of debt financing reasonably proposed by Parent (the “Proposed Debt Financing”) as may be reasonably requested by Parent, including cooperation that consists of:

(i) making senior management and other Representatives of Company and its Subsidiaries reasonably available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies (including direct contact between senior management and other Representatives of Company and its Subsidiaries, on the one hand, and any sources for the Proposed Debt Financing reasonably proposed by Parent (together with their Affiliates and their respective officers, employees, directors, partners, controlling parties, advisors, agents and Representatives, the “Financing Sources”), on the other hand);

(ii) assisting with the preparation of materials for rating agency presentations, offering and syndication documents (including prospectuses, private placement memoranda and lender and investor presentations) and similar marketing documents required in connection with the Proposed Debt Financing;

(iii) furnishing all documentation and other information required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, but in each case, solely with respect to the information relating to Company and its Subsidiaries;

(iv) reasonably cooperating in satisfying customary conditions precedent set forth in the agreements for the Proposed Debt Financing to the extent the satisfaction of such conditions requires the cooperation of, or is within the control of, Company and its Subsidiaries;

(v) using reasonable best efforts to procure customary certificates, legal opinions and such other documents regarding Company (to the extent the statements therein are accurate) reasonably requested by Parent or the Financing Sources (including consents of accountants for use of their reports in any materials relating to the Proposed Debt Financing);

(vi) assisting Parent in the amendment or termination of, or in obtaining any relevant waiver from the lenders or counterparties of Company or any of its Subsidiaries in relation to, any of Company’s or any of its Subsidiaries’ existing credit agreements, currency or interest hedging agreements or other financing agreements (including, for the avoidance of doubt, any arrangements creating security interests), in each case, conditioned upon the occurrence of the Closing and otherwise on terms satisfactory to Parent and Company and that are reasonably requested by Parent in connection with the Proposed Debt Financing;

(vii) furnishing Parent and the Financing Sources as promptly as practicable with (A) unaudited consolidated balance sheets and related statements of income and cash flows of Company for each fiscal quarter ended after the close of its most recent fiscal year and at least 40 days prior to the Closing Date, (B) all financial statements, pro forma financial information, financial data, audit reports and other information regarding Company and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of non-convertible debt securities of Company (including for Parent’s preparation of pro forma financial statements), to the extent the same is of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A under the Securities Act (which, for the avoidance of doubt, shall not include any financial statements or any other information of the type required by Regulation S-X Rule 3-10 or 3-16 or any Compensation, Discussion and Analysis required by Regulation S-K Item 402(b)) or otherwise necessary to receive from Company’s independent accountants customary “comfort” (including “negative assurance” comfort) with respect to the financial information to be included in such offering memorandum and which, with respect to any interim financial statements, shall have been reviewed by Company’s independent accountants as provided in SAS 100 and (C) such other pertinent and customary financial and other information as Parent shall reasonably request in order to consummate the Proposed Debt Financing and identifying any portion of such information that constitutes material nonpublic information;

(viii) using reasonable best efforts (including issuing customary representation letters to the extent statements therein are accurate) to cooperate with Parent and Parent’s efforts to obtain customary and reasonable accountants’ comfort letters, insurance certificates, corporate, credit, securities and facilities ratings, consents, appraisals, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to Parent’s Financing Sources and their respective Representatives to all Real Property) and such other customary documentation and items required by the agreements for the Proposed Debt Financing, in each case as reasonably requested by Parent;

(ix) using reasonable best efforts to (A) permit the prospective lenders involved in the Proposed Debt Financing to evaluate Company and its Subsidiaries’ current assets, cash management and accounting systems, and policies and procedures relating thereto, for the purpose of establishing collateral arrangements to the extent customary and reasonable and (B) establish bank and other accounts and blocked account agreements and lock box arrangements and otherwise facilitate the pledging of collateral in connection with the consummation of the Proposed Debt Financing;

(x) assisting in the preparation and entering into one or more credit agreements, indentures, purchase agreements, pledge and security documents or similar other agreements on terms that are reasonably satisfactory to Parent in connection with the Proposed Debt Financing to be effective immediately prior to the Closing to the extent direct borrowings or debt incurrences by Company or any of its Subsidiaries are contemplated by the Proposed Debt Financing, in each case, as may be reasonably requested by Parent; and

(xi) requesting customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness of Company as requested by Parent;

provided that (w) nothing herein shall require such cooperation to the extent it would require Company to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of Parent, or give any indemnities that are effective prior to the Closing, (x) nothing herein shall require such cooperation from Company or its Subsidiaries to the extent it would unreasonably interfere with the ongoing operations of Company and its Subsidiaries, (y) no liability or obligation of Company or any of its Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Proposed Debt Financing shall be effective until the Closing and (z) any materials for rating agency presentations, offering and syndication documents (including prospectuses, private placement memoranda and lender and investor presentations) and similar marketing documents required in relation to the Proposed Debt Financing (1) need not be issued by Company or any of its Subsidiaries and (2) shall contain disclosure and financial statements reflecting the Surviving Corporation or any of its Subsidiaries as the obligor.

(b) Parent shall promptly, upon request by Company, reimburse Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Company or any of its Subsidiaries in connection with the cooperation of Company and its Subsidiaries contemplated by this Section 5.7.

(c) The Company Group shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the Proposed Debt Financing or the provision of information utilized in connection therewith (other than arising from (i) fraud or willful misconduct by Company or its Subsidiaries or (ii) any information, including financial statements, provided by Company or any of its Subsidiaries in connection with the Proposed Debt Financing) to the fullest extent permitted by applicable Law.

(d) Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Company or any of its Subsidiaries or the reputation or goodwill of Company or any of its Subsidiaries.

(e) All nonpublic or other confidential information provided by Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement; provided that (i) upon prior notice to Company, Parent and Merger Sub shall be permitted to disclose such information to potential sources of capital, rating agencies, prospective lenders and investors and their respective Representatives in connection with the Proposed Debt Financing so long as such Persons agree to be bound by the Confidentiality Agreement or other customary confidentiality undertaking reasonably satisfactory to Company and of which Company shall be a beneficiary.

Section 5.8.    Indemnification; Exculpation; Insurance.

(a) Parent shall (i) cause the articles of incorporation and bylaws of the Surviving Corporation and the comparable organizational documents of its Subsidiaries to contain the provisions with respect to indemnification, advancement of expenses and exculpation from liabilities set forth in the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Company and the comparable organizational documents of its Subsidiaries on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any Person who is now, or who at any time prior to the date of this Agreement was, or who prior to the Effective Time becomes, a director, officer or employee of Company or any of its

Subsidiaries (including in his or her role as a fiduciary of any Employee Benefit Plan) (collectively, the “Indemnified Parties”) (and cause the Surviving Corporation to honor such provisions), in each case, with respect to acts or omissions occurring at or prior to the Effective Time, and (ii) cause the Surviving Corporation to honor all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in any indemnification agreements set forth in Section 5.8(a) of the Company Disclosure Letter, which shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their respective terms.

(b) Company shall obtain, as of the Effective Time and for six (6) years after the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring prior to the Effective Time, including the transactions contemplated by this Agreement, covering each person covered by Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement and set forth on Section 5.8(b) of the Company Disclosure Letter (the “Existing D&O Policies”), and each person who becomes covered by the Existing D&O Policies prior to the Effective Time, from insurance carriers with the same or better credit rating as the carriers of the Existing D&O Policies, on the same terms as the Existing D&O Policies or, if such insurance coverage is unavailable, coverage that is no less favorable to such persons than the coverage under the Existing D&O Policies; provided, however, that in obtaining such prepaid (or “tail”) directors’ and officers’ liability insurance policies, Company shall not pay an amount in excess of four hundred percent (400%) of the aggregate annual premium that Company is paying with respect to the Existing D&O Policies for the policy period that includes the date of this Agreement. Parent shall cause such prepaid (or “tail”) directors’ and officers’ liability insurance policies and all obligations thereunder to (i) be maintained in full force and effect for the full term, (ii) be honored by the Surviving Corporation and (iii) not be amended, modified, canceled or revoked by the Surviving Corporation in any manner adverse to any Indemnified Party. For the avoidance of doubt, in the event such prepaid (or “tail”) directors’ and officers’ liability insurance policies exclude coverage for any claims made against an Indemnified Party, such exclusion (in and of itself) shall not release Parent or the Surviving Corporation of their respective obligations under this Section 5.8.

(c) Parent agrees that, following the Effective Time, Parent shall not, and shall cause the Surviving Corporation and its Subsidiaries not to, settle, release, waive or compromise any action set forth in Section 5.8(c) of the Company Disclosure Letter if such settlement, release, waiver or compromise would include any admission of liability or wrongdoing on the part of Company, the Surviving Corporation or any of their respective Representatives, without first (i) providing written notice to the counsel for the directors of Company in office immediately prior to the Effective Time and (ii) if requested by such counsel, reasonably consulting with such counsel.

(d) If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers assets equal to more than fifty percent (50%) of the consolidated tangible assets of Company and its Subsidiaries, taken as a whole, to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successor, assign or transferee of Parent or the Surviving Corporation, as the case may be, assumes the obligations set forth in this Section 5.8 (including this Section 5.8(d)); provided that, in the case of a transfer pursuant to clause (ii), notwithstanding such assumption, Parent and the Surviving Corporation shall remain obligated under this Section 5.8.

(e) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs, executors, administrators and representatives and (ii) in addition to, and not in substitution of, any other rights, including rights to indemnification and advancement of expenses, that any Indemnified Party may be entitled to or hereafter acquire under any Law, agreement, provision of Company’s or the Surviving Corporation’s articles of incorporation or bylaws or Company’s or the Surviving Corporation’s Subsidiaries’ comparable organizational documents or otherwise. The obligations of Parent and the Surviving Corporation, as the case may be, pursuant this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.8 applies without the express prior written consent of such affected Indemnified Party (it being expressly understood that the Indemnified Parties shall be third-party beneficiaries of this Section 5.8).

(f) As of the Effective Time, Parent and the Surviving Corporation shall cause all of Company’s and its Subsidiaries’ current directors, officers and employees who will not be directors, officers or employees of the Surviving Corporation or the Surviving Corporation’s Subsidiaries to be removed from any responsibility for periods from and after the Effective Time with respect to bank accounts, bonding facilities and any other financial arrangements and to substitute the directors, officers and employees of the Surviving Corporation or the Surviving Corporation’s Subsidiaries, as applicable, therefor effective as of the Effective Time. At least ten (10) Business Days prior to the Effective Time, Company shall identify in writing to Parent (i) which of the current directors, officers and employees of Company and its Subsidiaries have responsibility with respect to bank accounts, bonding facilities and any other financial arrangements and (ii) for each such individual, the bank accounts, bonding facilities and other financial arrangements for which such individual has responsibility.

Section 5.9.    Employee Benefits.

(a) For a period of not less than twelve (12) months following the Effective Time (or such longer period as may be provided in any Contract between the Company or any of its Subsidiaries, on the one hand, and any employee of Company or any of its Subsidiaries, on the other hand, correct and complete copies of which have been made available to Parent prior to the date of this Agreement), Parent shall or shall cause the Surviving Corporation to either (i) maintain in effect on behalf of employees of the Surviving Corporation and its Subsidiaries all Employee Benefit Plans (other than any equity-based plans) as in effect as of the date hereof (the “Existing Plans”) or (ii) provide all employees of the Surviving Corporation and its Subsidiaries with such compensation and benefit plans, programs, arrangements, agreements and policies (other than any equity-based plans) that provide a level of benefits that in the aggregate is substantially comparable to the aggregate level of benefits provided under the Existing Plans as of the Effective Time.

(b) Parent shall take all actions required so that eligible employees of the Surviving Corporation and its Subsidiaries shall receive service credit for all purposes, other than benefit accruals under a defined benefit pension plan, under any successor employee benefit plans and arrangements sponsored by the Surviving Corporation, to the extent such service was recognized for such employees under the comparable Employee Benefit Plans immediately prior to the Effective Time. To the extent that Parent or the Surviving Corporation either provides coverage to the employees of Company or any of its Subsidiaries other than under the Existing Plans or modifies any of the Existing Plans, Parent shall ensure that such plans under which coverage is provided waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. If the employment of any employee of the Surviving Corporation or any of its Subsidiaries is terminated within twelve (12) months following the Effective Time, Parent shall pay (or cause the Surviving Corporation to pay) such employee a severance benefit that shall in no event be less than, or paid later than, the severance benefit, if any, to which such employee would have been entitled if Company’s severance plan, as in effect immediately prior to the Effective Time, applied to such termination of employment.

(c) Notwithstanding anything in this Section 5.9 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan of Parent or its Affiliates, or shall limit the right of Parent or its Affiliates (including, after the Closing, Company and its Subsidiaries) to amend, terminate or otherwise modify any employee benefit plan of Parent or its Affiliates following the Effective Time. Parent and Company acknowledge and agree that all provisions contained in this Section 5.9 are included for the sole benefit of Parent and Company as parties hereto, and that, without limiting Section 8.8, nothing in this Section 5.9, whether express or implied, shall create any third-party beneficiary or other rights (i) in any Person, including any employees or former employees of Company or any of its Subsidiaries, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent or any of its Affiliates.

(d) Subject to Section 5.5 and unless and until a Change in Recommendation has occurred and has not been rescinded, Company shall provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of Company or any of its Subsidiaries if such communications primarily relate to the transactions contemplated hereby and shall also provide Parent with a reasonable opportunity to review any such communications prior to distribution, except as Company may determine (based on the advice of outside legal counsel) is required by applicable Law.

Section 5.10.    Contact with Customers and Suppliers. Prior to the Effective Time, Parent and Company shall jointly cooperate with respect to any contact or communication with any customer, service provider or supplier of Company and its Subsidiaries in connection with the transactions contemplated hereby.

Section 5.11.    Healthcare Permits. Parent and Merger Sub shall use their reasonable best efforts to obtain the Parent Healthcare Permits as promptly as practicable following the date hereof. Company and its Subsidiaries shall cooperate with Parent and Merger Sub as reasonably requested by Parent in the preparation by Parent and Merger Sub of all necessary or desirable licensure and permit documentation with respect to the Parent Healthcare Permits. Company and its Subsidiaries shall use their reasonable best efforts to promptly provide any information reasonably requested by Parent with respect to Company, its Subsidiaries, the business of Company or its Subsidiaries or the Facilities that is necessary in order to obtain the Parent Healthcare Permits. Company shall promptly execute any and all necessary licensure and permit documentation with respect to the Parent Healthcare Permits; provided that Company shall have (a) the right to review such documentation for accuracy prior to execution and (b) no obligation to execute any such documentation that it reasonably determines to be inaccurate.

Section 5.12.    Public Announcements. Subject to Section 5.5 and unless and until a Change in Recommendation has occurred and has not been rescinded, Parent and Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and consent to (such consent not to be unreasonably withheld, conditioned or delayed), any press release or other public statement (including any form of notice to Facility residents and their family members) with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation and consent, except as either party may determine (based on the advice of outside legal counsel) is required by applicable Law.

Section 5.13.    Confidentiality. Each of Company and Parent acknowledges and agrees that (a) Company and TPG Capital, L.P. have entered into a Confidentiality Agreement, dated January 6, 2012, as amended on the date hereof (the “Confidentiality Agreement”), (b) all information provided by each party hereto to the other party hereto pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and (c) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and conditions.

Section 5.14.    Stock Exchange Listing. Prior to the Effective Time, Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law to enable the delisting by the Surviving Corporation of the Company Common Stock from the New York Stock Exchange and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable under applicable Law after the Effective Time. Following the Effective Time, Parent shall cause the Surviving Corporation to cause the Company Common Stock to be delisted from the New York Stock Exchange and deregistered under the Exchange Act as promptly as practicable under applicable Law.

Section 5.15.    Section 16 Matters. Prior to the Effective Time, Company shall take all actions as may be reasonably necessary or appropriate to cause any dispositions of Company Common Stock (and derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16.    Resignations. Prior to the Effective Time, Company shall cause (a) each member of the Company Board and (b) as may be requested by Parent at least five (5) Business Days prior to the Effective Time, each member of the boards of directors of the Subsidiaries of Company to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director effective immediately prior to the Effective Time.

Section 5.17.    Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, Company and the Company Board shall each use its respective reasonable best efforts to (a) grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise attempt to eliminate or minimize the effects of such Takeover Statute on such transactions.

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and Company to effect the Merger shall be subject to the satisfaction or (except with respect to the Unaffiliated Stockholder Approval required under Section 6.1(a) and otherwise only if permissible under applicable Law) waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approvals shall have been obtained in accordance with the NRS and Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.

(b) Legality. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting or restraining the consummation of the Merger.

(c) Regulatory Approvals. Any waiting period applicable to the Merger under the HSR Act shall have been expired or been terminated.

Section 6.2.    Additional Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Company contained in Section 3.1, Section 3.2, Section 3.4, Section 3.5, Section 3.21, Section 3.23 and Section 3.24 shall be correct and complete in all respects as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date), except in the case of this clause (i) for any failures of any of the representations and warranties in (A) Section 3.4 (other than clause (D) of the last sentence thereof) to be so correct and complete that, individually or in the aggregate, are de minimis in nature and amount and (B) the first and last sentences of Section 3.1, Section 3.2, clause (D) of the last sentence of Section 3.4, Section 3.5, Section 3.21, Section 3.23 and Section 3.24 to be so correct and complete that, individually or in the aggregate, are immaterial in nature and amount, and (ii) each of the other representations and warranties of Company contained in Article 3 shall be correct and complete as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date), in each case without giving effect to any Material Adverse Effect or other materiality qualifications contained therein, except in the case of this clause (ii) for any failures of any such representations and warranties to be so correct and complete that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Covenants. Company shall have complied in all material respects with each of its covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall have not have occurred any change, effect, event, development, fact, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received, as of the Closing Date, a certificate signed on behalf of Company by the chief executive officer or chief financial officer of Company stating that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) shall have been satisfied.

(e) Consents. Each of the Material Parent Healthcare Permits shall have been obtained and not revoked.

Section 6.3.    Additional Conditions to the Obligations of Company. The obligation of Company to effect the Merger shall be further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 4.2, Section 4.7, Section 4.8 and Section 4.12 shall be correct and complete in all respects as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date), except in the case of this clause (i) for any failures of any of the representations and warranties in Section 4.2, Section 4.7, Section 4.8 and Section 4.12 to be so correct and complete that, individually or in the aggregate, are immaterial in nature and amount, and (ii) each of the other representations and warranties of Parent contained in Article 4 shall be correct and complete as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date), in each case without giving effect to any Parent Material Adverse Effect or other materiality qualifications contained therein, except in the case of this clause (ii) for any failures of any such representations and warranties to be so correct and complete that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Covenants. Each of Parent and Merger Sub shall have complied in all material respects with each of its covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Company shall have received, as of the Closing Date, a certificate signed on behalf of Parent by the president or vice president of Parent stating that the conditions set forth in Section 6.3(a) and Section 6.3(b) shall have been satisfied.

ARTICLE 7

TERMINATION

Section 7.1.    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approvals (except as indicated):

(a) By mutual written agreement of Parent and Company; or

(b) By either Parent or Company, if the Merger shall not have been consummated on or prior to September 16, 2013 or such other date as Parent and Company shall agree in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant this Section 7.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have substantially contributed to the failure of the Merger to be consummated on or before the Termination Date; or

(c) By either Parent or Company, if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby, (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such Order shall have become final and non-appealable or (iii) a Governmental Entity shall have denied a request to issue an Order or to take any other action that is necessary to fulfill the condition set forth in Section 6.1(c) or Section 6.2(e) and such denial of a request to issue such Order or to take such other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall (A) not be available to any party that has breached in any material respect its obligations under this Agreement (including Section 5.4) in any manner that shall have substantially contributed to the Law, Order or denial of the Governmental Entity, as the case may be, and (B) apply only if the Law, Order or denial of the Governmental Entity, as the case may be, shall have caused the failure of any condition set forth in Article 6 to be satisfied and the party entitled to rely on such condition shall not elect to waive such condition; or

(d) By either Parent or Company, if the Company Stockholder Approvals shall not have been obtained by reason of the failure to obtain the required votes at a duly held meeting of stockholders or at any adjournment thereof at which votes on such approvals were taken; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Company where any breach of Section 5.2 or Section 5.5 by Company shall have substantially contributed to the failure to obtain the Company Stockholder Approvals; or

(e) By Company, if all of the following shall have occurred: (i) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle Company not to consummate the Merger under Section 6.3(a) or Section 6.3(b), (iii) such breach or failure to perform is incapable of being cured by Parent prior to the Termination Date or, if such breach or failure to perform is capable of being cured by Parent prior to the Termination Date, Parent shall not have cured such breach or failure to perform within thirty (30) days after receipt of written notice thereof (but no later than the Termination Date) and (iv) Company is not then in breach of this Agreement in any material respect; provided that any purported termination of this Agreement under Section 7.1(b) shall be deemed to be a termination under this Section 7.1(e) if Company were entitled to terminate this Agreement under this Section 7.1(e) at the time of such termination; or

(f) By Parent, if all of the following shall have occurred: (i) Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle Parent not to consummate the Merger under Section 6.2(a) or Section 6.2(b), (iii) such breach or failure to perform is incapable of being cured by Company prior to the Termination Date or, if such breach or failure to perform is capable of being cured by Company prior to the Termination Date, Company shall not have cured such breach or failure to perform within thirty (30) days after receipt of written notice thereof (but no later than the Termination Date) and (iv) Parent is not then in breach of this Agreement in any material respect; provided that any purported termination of this Agreement under Section 7.1(b) shall be deemed to be a termination under this Section 7.1(f) if Parent were entitled to terminate this Agreement under this Section 7.1(f) at the time of such termination; or

(g) By Parent, if any of the following have occurred: (i) the Company Board or the Special Committee effected a Change in Recommendation, (ii) Company shall have violated in a material respect any of the provisions of Section 5.5, (iii) Company approves, endorses, recommends, executes, enters into or agrees to enter into any Company Acquisition Agreement to consummate any Acquisition Proposal or Superior Proposal or (iv) Company shall have violated in a material respect any of the provisions of Section 5.2(b) by failing to duly call, give notice of, convene or hold a special meeting of Company stockholders for the purpose of obtaining the Company Stockholder Approvals; provided that any purported termination of this Agreement under Section 7.1(b) shall be deemed to be a termination under this Section 7.1(g) if Parent were entitled to terminate this Agreement under this Section 7.1(g) at the time of such termination; or

(h) By Company, if prior to the time the Company Stockholder Approvals are obtained, (i) the Company Board or the Special Committee effects a Change in Recommendation in compliance with the terms of Section 5.5(c) or (ii) the Company Board or the Special Committee approves and recommends, and Company executes, a Company Acquisition Agreement to consummate a Superior Proposal in compliance with Section 5.5(c) and, prior to or concurrently with such termination, Company pays the Company Termination Fee in compliance with Section 7.3(b); or

(i) By Company, if all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), Company has irrevocably given notice to Parent in writing that it is prepared to consummate the Closing and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.2; provided that any purported termination of this Agreement under Section 7.1(b) shall be deemed to be a termination under this Section 7.1(i) if Company were entitled to terminate this Agreement under this Section 7.1(i) at the time of such termination; or

(j) By Parent, (i) between May 1, 2013 and May 14, 2013, if Company has not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “2012 Company 10-K”) by April 30, 2013, (ii) within ten (10) Business Days after the date that Company files the 2012 Company 10-K, if the report and opinion of Grant Thornton LLP (the “GT Report”) auditing the Company’s consolidated financial statements included in the 2012 Company 10-K does not include the Required Opinion or (iii) within fourteen (14) Business Days after the date that Company becomes obligated to file a Current Report on Form 8-K pursuant to Item 4.02 of Form 8-K (it being agreed that Company shall promptly notify Parent upon becoming aware of any such filing obligation).

Section 7.2.    Notice of Termination; Effect of Termination. Any valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party hereto (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party) to the other parties hereto, except (a) for the provisions of the last sentence of Section 5.3, the last sentence of Section 5.4(b), Section 5.7(b), Section 5.7(c), Section 5.13, this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (b) nothing in this Agreement shall relieve Company from liability for fraud, willful misconduct or willful and material breach or failure to perform any of its covenants or agreements in this Agreement.

Section 7.3.    Termination Fees.

(a) If Parent or Company terminates this Agreement pursuant to Section 7.1(d), then Company shall pay to Parent, by wire transfer of immediately available funds to one or more accounts designated in writing by Parent, all of the reasonable documented out-of-pocket expenses (including reasonable fees and expenses of counsel, accountants, investment bankers, other Representatives and Financing Sources) incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $2,750,000 (the “Expense Reimbursement”).

(b) If:

(i) Parent terminates this Agreement pursuant to Section 7.1(g)

(ii) Company terminates this Agreement pursuant to Section 7.1(h); or

(iii) Parent or Company terminates this Agreement pursuant to Section 7.1(b) or Section 7.1(d) or Parent terminates this Agreement pursuant to Section 7.1(f), and, in the case of any such termination, (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal (or an intention to make an Acquisition Proposal) shall have been publicly announced or (1) if such termination is pursuant to Section 7.1(b) or Section 7.1(d), otherwise publicly communicated or (2) if such termination is pursuant to Section 7.1(f), otherwise communicated, in the case of each of clauses (1) and (2), to the Company Board, the Special Committee or senior management or stockholders of Company and (B) prior to the date that is eighteen (18) months after the effective date of such termination, Company enters into a definitive agreement to consummate an Acquisition Proposal (and such Acquisition Proposal is subsequently consummated); provided that references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”, then Company shall pay to Parent a termination fee equal to $7,250,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to one or more accounts designated in writing by Parent, (x) in the case of clause (ii), concurrently with the termination of this Agreement, (y) in the case of clause (i), within two (2) Business Days after the date of the termination of this Agreement and (z) in the case of clause (iii), not later than the date on which Company consummates such Acquisition Proposal.

Additionally, in the event that the Company Termination Fee is payable pursuant to this Section 7.3(b), then, to the extent not previously paid pursuant to Section 7.3(a), Company shall, in addition to the Company Termination Fee and concurrently with the payment of the Company Termination Fee, pay to Parent, by wire transfer of immediately available funds to one or more accounts designated in writing by Parent, the Expense Reimbursement.

(c) If Company terminates this Agreement pursuant to Section 7.1(e) or Section 7.1(i), then Parent shall pay to Company a termination fee equal to $40,000,000 (the “Parent Termination Fee”), by wire transfer of immediately available funds to one or more accounts designated in writing by Company within two (2) Business Days of the date of such termination; provided that any purported termination of this Agreement under Section 7.1(b) shall be deemed to be a termination under Section 7.1(e) or Section 7.1(i) if Company would be entitled to terminate this Agreement under Section 7.1(e) or Section 7.1(i), respectively, at the time of such intended termination.

(d) In no event shall (i) Company be required to pay the Company Termination Fee or the Expense Reimbursement, respectively, on more than one occasion or (ii) Parent be required to pay or to cause to be paid the Parent Termination Fee on more than one occasion, in each case, whether or not the Company Termination Fee, the Expense Reimbursement or the Parent Termination Fee, as applicable, may be payable at different times or upon the occurrence of different events.

(e) In the circumstances in which the Expense Reimbursement and, as applicable, the Company Termination Fee are paid in accordance with Section 7.3(a) and, as applicable, Section 7.3(b) and such payment is accepted by Parent, or the Parent Termination Fee is paid in accordance with Section 7.3(c), Parent’s receipt of the Expense Reimbursement and, as applicable, the Company Termination Fee from Company pursuant to Section 7.3(a) and, as applicable, Section 7.3(b) or Company’s receipt of the Parent Termination Fee from Parent pursuant to Section 7.3(c), as applicable, shall, subject to Section 7.3(f), be deemed to be liquidated damages and not a penalty; provided, however, that nothing in this Section 7.3(e) shall limit the rights of Parent, Merger Sub or Company under Section 8.12 and, without limiting Section 7.3(g) and Section 7.3(h), in no event shall Company’s liability for fraud, willful misconduct or willful and material breach or failure to perform any of its covenants or agreements in this Agreement be limited.

(f) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, (i) if Company fails to promptly pay the amount due pursuant to Section 7.3(a) or Section 7.3(b), and, to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against Company for the amount set forth in Section 7.3(a) or Section 7.3(b) then Company shall pay Parent’s or Merger Sub’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit or (ii) if Parent fails to promptly pay the amount due pursuant to Section 7.3(c) and, to obtain such payment, Company commences a suit that results in a judgment against Parent for the amount set forth in Section 7.3(c), then Parent shall pay Company’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit. All amounts payable pursuant to this Section 7.3(f) shall accrue interest at the prime lending rate published in The Wall Street Journal and in effect on the date of payment, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to Section 7.3(a), Section 7.3(b) or Section 7.3(c), as applicable, through the date of payment.

(g) Notwithstanding anything to the contrary in this Agreement, (i) in the event that this Agreement is terminated as described in Section 7.3(c), Company’s receipt of the Parent Termination Fee from Parent pursuant to Section 7.3(c) and any other amounts owing from Parent pursuant to Section 5.4(b), Section 5.7(b), Section 5.7(c) or Section 7.3(f) and the guarantee of such obligations pursuant to the Guaranty shall be the sole and exclusive remedy of Company and its Subsidiaries against (w) Parent, Merger Sub or the Guarantor, (x) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or the Guarantor, (y) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any Person named in clause (w) or (x) of this Section 7.3(g) and (z) any future holders of any equity, partnership or limited liability company interest, controlling persons, management companies, directors, officers, employees, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (the Persons described in clauses (w), (x), (y) and (z), collectively, the “Parent Group”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement, the failure of the Merger to be consummated or otherwise related to this Agreement, (ii) in the event that this Agreement is terminated as described in Section 7.3(b), Parent’s receipt of the Company Termination Fee and the Expense Reimbursement from Company pursuant to Section 7.3(b) (and, if applicable, Section 7.3(a)) and any other amounts owing from Company pursuant to Section 7.3(f) (if the Company Termination Fee, the Expense Reimbursement and such other amounts are accepted by Parent) shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor and their respective Affiliates against Company, its Subsidiaries and any of their respective former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners, stockholders or assignees (collectively, the “Company Group”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement, the failure of the Merger to be consummated or otherwise related to this Agreement and (iii) in the event that this Agreement is terminated as described in Section 7.3(a), subject to Parent’s rights pursuant to Section 7.3(b)(iii), Parent’s receipt of the Expense Reimbursement from Company pursuant to Section 7.3(a) and any other amounts owing from Company pursuant to Section 7.3(f) (if the Expense Reimbursement and such other amounts are accepted by Parent) shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor and their respective Affiliates against any member of the Company Group for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement, the failure of the Merger to be consummated or otherwise related to this Agreement; provided, however, that nothing in this Section 7.3(g) shall limit the rights of Parent, Merger Sub or Company under Section 8.12 and in no event shall Company’s liability for fraud, willful misconduct, willful and material breach or failure to perform any covenants or agreements in this Agreement be limited.

(h) For the avoidance of doubt, while Company may pursue both a grant of specific performance in accordance with the terms of Section 8.12 and the payment of the Parent Termination Fee under Section 7.3(c), under no circumstances shall Company be permitted or entitled to receive both a grant of specific performance under Section 8.12 and monetary damages, including all or any portion of the Parent Termination Fee. Notwithstanding any other provision of this Agreement, Company agrees that the maximum aggregate monetary liability of Parent, Merger Sub and any other member of the Parent Group shall be limited to an amount equal to the sum of the Parent Termination Fee and any other amounts owing from Parent pursuant to Section 5.4(b), Section 5.7(b), Section 5.7(c) or Section 7.3(f), and in no event shall Company seek to recover any money damages in excess of an amount equal to the sum of the Parent Termination Fee and any other amounts owing from Parent pursuant to Section 5.4(b), Section 5.7(b), Section 5.7(c) or Section 7.3(f).

ARTICLE 8

MISCELLANEOUS

Section 8.1.    No Other Representations and Warranties. Parent, Merger Sub and Company acknowledge that the representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities. Except for the representations and warranties set forth in Article 3, any certificate delivered by Company pursuant to this Agreement, the Voting Agreement or the Guaranty, Parent and Merger Sub acknowledge that no member of the Company Group makes or has made any express or implied representation or warranty to any member of the Parent Group as to the accuracy or completeness of any information regarding the Company Group or any other matter. Parent and Merger Sub further agree that no member of the Company Group or other Person shall have or be subject to any liability to any member of the Parent Group or other Person resulting from the distribution to any member of the Parent Group, or any member of the Parent Group’s use, of any such information, including any information, document or material made available to the Parent Group in certain “data rooms”, management presentations or offering or information memoranda, or in any other form, in expectation of the transactions contemplated hereby (except to the extent otherwise expressly set forth in this Agreement). Parent and Merger Sub acknowledge that the burden to conduct an investigation of Company and its Subsidiaries lies solely with Parent and Merger Sub and that Parent and Merger Sub bear the risk that any information, document or material made available to them in the course of their investigation is inaccurate or incomplete, except to the extent otherwise expressly set forth in this Agreement. Without limitation, in connection with Parent and Merger Sub’s investigation of Company and its Subsidiaries, Parent and Merger Sub have received from or on behalf of Company or its Affiliates certain estimates, projections and other forecasts and plans. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties and that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans). No member of the Company Group makes any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions or the accuracy of the information underlying such estimates, projections and forecasts). Except for the representations and warranties set forth in Article 4, in any certificate delivered by Parent or Merger Sub pursuant to this Agreement, in the Financing Letter or in the Guaranty, Company acknowledges that no member of the Parent Group makes or has made any express or implied representation or warranty to any member of the Company Group as to the accuracy or completeness of any information regarding the Parent Group or any other matter. Notwithstanding anything in this Agreement, nothing in this Section 8.1 or Section 8.2 shall limit any Person’s liability for fraud or willful misconduct.

Section 8.2.    Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that the agreements of Parent, Merger Sub and the Surviving Corporation that by their terms apply or are to performed in whole or in part after the Effective Time and that are contained in Article 1, Article 2, Section 5.8, Section 5.9 or this Article 8 shall survive the Effective Time.

Section 8.3.    Notification. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, Company shall notify Parent promptly of any change, event, effect or development with respect to Company, its business or any of Company’s representations, warranties, covenants or agreements hereunder that Company is or becomes aware of that causes or would reasonably be expected to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied. Other than with respect to the Financing, for which Parent’s notification obligations are set forth in Section 5.6, between the date of this Agreement and the Effective Time, Parent shall notify Company promptly of any change, event, effect or development with respect to Parent or Merger Sub or any of Parent’s or Merger Sub’s representations, warranties, covenants or agreements hereunder that Parent is or becomes aware of that causes or would reasonably be expected to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied. In addition, Company and Parent shall each promptly notify the other party of (i) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (if the failure to obtain such consent would be material to the Company and its Subsidiaries, taken as a whole, or Parent and Merger Sub) or (ii) any written notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement. Neither the delivery of any notice pursuant to this Section 8.3, nor any information known or available to any party prior to or after the date of this Agreement, shall limit or otherwise affect the remedies available to such party.

Section 8.4.    Expenses. Whether or not the Merger is consummated and except to the extent otherwise expressly set forth in this Agreement (including Section 5.4(b), Section 5.7(b), Section 5.7(c), Section 7.3(a) and Section 7.3(f)), each party shall bear its own expenses and the expenses of its counsel and other agents and Representatives in connection with the transactions contemplated hereby, including in connection with claims by any Person that it is entitled to brokerage commissions or finder’s fees as a result of the action of such Person or any Affiliate of such Person; provided that Company shall bear all expenses incurred in connection with the printing and mailing of the Proxy Statement.

Section 8.5.    Notices. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by facsimile transmission or sent by private overnight mail courier service as follows:

If to Company:

Assisted Living Concepts, Inc.

W140 N8981 Lilly Road

Menomonee Falls, WI 53051

Attention: Special Committee of the Board of Directors

                      Melvin A. Rhinelander, Chairman

Facsimile: (905) 470-4003

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Erik R. Tavzel

Facsimile: (212) 474-3700

If to Parent or Merger Sub:

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

Attention: Ronald Cami, Esq.

Facsimile: (415) 743-1501

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Joseph A. Coco

Peter D. Serating

Facsimile: (212) 735-2000

or to such other person or address as any party shall have specified by notice in writing to the other parties. If personally delivered, then such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, then such communication shall be deemed delivered the day of the transmission or, if the transmission is not made before 5:00 p.m., at the place of receipt, on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier, then such communication shall be deemed delivered upon receipt.

Section 8.6.    Amendment. This Agreement may be amended by Parent and Company, by action taken or authorized by (a) in the case of Parent, the sole member of Parent and (b) in the case of Company, the Special Committee and, to the extent required by Law, the Company Board, at any time before or after the Company Stockholder Approvals are obtained; provided that, after the Company Stockholder Approvals are obtained, no amendment shall be made that, by Law, requires further approval by the stockholders of any party hereto without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

Section 8.7.    Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto under or pursuant to this Agreement, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements made by the other parties hereto, or any of the conditions benefiting such waiving party contained, in this Agreement (except with respect to the Unaffiliated Stockholder Approval required under Section 6.1(a) and otherwise only if permissible under applicable Law); provided that Company may only grant any such extension or waiver by action taken or authorized by the Special Committee and, to the extent required by Law, the Company Board. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in a written instrument signed on behalf of such party. Without limiting the foregoing, the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.8.    Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement (including any Schedules, Exhibits and Annexes attached hereto), the Company Disclosure Letter, the Confidentiality Agreement, the Financing Letter and the Guaranty constitute (together with the other documents and instruments to be executed and delivered pursuant hereto) the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof and thereof.

(b) This Agreement, except for (i) the provisions of Section 5.7(c), Section 5.8 and Section 7.3, which may be enforced by any such Persons that expressly benefit from such provisions, including, in the case of Section 7.3(g) and Section 7.3(h), by any member of the Company Group or the Parent Group, as applicable, shall not confer any rights or remedies upon any Person other than the parties hereto and their respective permitted successors and permitted assigns.

Section 8.9.    Assignment; Binding Effect. No party hereto may assign, transfer or encumber this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise)

without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect; provided that prior to the Closing, Parent or Merger Sub may assign (a) all or any of its rights and obligations hereunder to an Affiliate or (b) all or any of its rights, but not its obligations, to any parties providing the Proposed Debt Financing pursuant to the terms hereof for the sole purpose of creating a security interest herein or otherwise assigning as collateral in respect of such Proposed Debt Financing, in the case of each of clauses (a) and (b), if such assignment does not (i) affect the obligations of the Guarantor under the Financing Letter or the Guaranty or (ii) prevent, impair or delay the consummation of the transactions contemplated hereby or otherwise impede the rights of the stockholders of the Company under this Agreement. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the two immediately preceding sentences, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

Section 8.10.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with (a) the laws of the State of Nevada with respect to matters, issues and questions relating to the duties of the Special Committee or the Company Board or to the Merger and (b) the laws of the State of Delaware with respect to all other matters, issues and questions, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party hereto stipulates that any dispute or disagreement between or among any of the parties hereto as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any other Delaware state court or any federal court located within the State of Delaware), and each party hereto consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of its present or future domiciles, or by any other reason, for any such dispute or disagreement. The parties hereto acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each party hereby waives its right to a trial by jury of any claim or cause of action arising out of or relating to Parent’s investigation of Company, this Agreement, the negotiation and execution of this Agreement or any Contract entered into pursuant hereto (except to the extent otherwise expressly set forth therein) and the performance by the parties of its or their terms in any action, proceeding or other litigation of any type brought by one party against another, regardless of the basis of the claim or cause of action.

Section 8.11.    Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.12.    Enforcement of Agreement.

(a) The parties hereto agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, this Agreement by any of them and that, notwithstanding any other provision in this Agreement to the contrary, each aggrieved party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required. Notwithstanding anything herein to the contrary, except as expressly permitted by Section 8.12(b), the parties hereto acknowledge and agree that Company shall not be entitled (i) to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub, (ii) to enforce specifically the terms and provisions of this Agreement against Parent or Merger Sub or (iii) otherwise to obtain any equitable relief or remedy against Parent or Merger Sub.

(b) Notwithstanding the foregoing, it is acknowledged and agreed that Company shall be entitled to specific performance of Parent’s and Merger Sub’s obligations pursuant to the terms of this Agreement to (i) prevent breaches of this Agreement by Parent and Merger Sub other than as it relates to the right to cause the Financing to be funded and to consummate the Merger and (ii) cause the Financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (A) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied and remain satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to their satisfaction at the Closing), (B) Parent and Merger Sub fail to complete the Closing in accordance with Section 1.2 and (C) Company has confirmed that (1) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived and remain satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing) and (2) if specific performance is granted and the Financing is funded, then the Closing will occur.

(c) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) If any party hereto brings any action to enforce specifically the performance of the terms and provisions when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by such time period established by the court presiding over such action.

Section 8.13.    Counterparts. This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.14.    Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.15.    Interpretation. Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to a Section, Schedule, Exhibit or Annex, such reference shall be to a Section of or Schedule, Exhibit or Annex to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to February 25, 2013. The definitions in this Agreement are applicable to the singular as well as the plural of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. The word “knowledge”, when used in the phrases “to the knowledge of Company” or “Company does not have knowledge”, or words of similar import, shall mean, and shall be limited to, the actual knowledge of the individuals listed in Exhibit 8.15(a). The word “knowledge”, when used in the phrases “to the knowledge of Parent” or “Parent does not have knowledge”, or words of similar import, shall mean, and shall be limited to, the actual knowledge of the individuals listed in Exhibit 8.15(b). Notwithstanding anything to the contrary in this Agreement, (a) any item in a particular Section of the Company Disclosure Letter (other than Section 3.9, Section 3.10, Section 3.11 or Section 3.12 thereof) or subsection thereof shall be deemed to be an exception to, response to or a disclosure for purposes of (in each case, as applicable) (i) the representations and warranties of Company that are contained in the corresponding Section or subsection of this Agreement and (ii) any other representations and warranties of Company that are contained in this Agreement (other than the representations and warranties set forth in Section 3.9, Section 3.10, Section 3.11 and Section 3.12) to the extent the relevance of such item as an exception to, response to or a disclosure for purposes of (in each case, as applicable) such representations and warranties is reasonably apparent on its face and (b) any item in Section 3.9, Section 3.10, Section 3.11 or Section 3.12 of the Company Disclosure Letter or any subsection thereof shall be deemed to be an exception to, response to or a disclosure for purposes of (in each case, as applicable) (i) the representations and warranties of Company that are contained in the corresponding Section or subsection of this Agreement and (ii) any other representations and warranties of Company that are contained in this Agreement to the extent the relevance of such item as an exception to, response to or a disclosure for purposes of (in each case, as applicable) such representations and warranties is reasonably apparent on its face.

Section 8.16.    Definitions. For purposes of this Agreement, the term:

(a) “Acquisition Proposal” shall mean any proposal or offer by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than Parent or any of its direct or indirect Subsidiaries, (i) to purchase or otherwise acquire shares of Company Common Stock (or securities convertible or exchangeable for Company Common Stock) representing more than fifteen percent (15%) of the combined voting power of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to any issuance by Company or tender offer or exchange offer by any Person or “group” (other than Parent or any of its direct or indirect Subsidiaries) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of the combined voting power of Company Common Stock outstanding after giving effect to the consummation of such transaction, (ii) to purchase, lease or otherwise acquire (including by joint venture) more than fifteen percent (15%) of the consolidated tangible assets of Company and its Subsidiaries taken as a whole (measured by the fair market value thereof, the related revenues applicable to such assets or the related net income applicable to such assets, in each case as of the date of such purchase, lease or acquisition), (iii) to effect any merger, consolidation, recapitalization, business combination or other similar transaction involving Company or any of its Subsidiaries pursuant to which any Person or “group” (other than Parent or any of its direct or indirect Subsidiaries) would hold more than fifteen percent (15%) of the combined voting power of the shares of the outstanding Company Common Stock or of any surviving or resulting entity of such transaction or (iv) to effect any combination of the foregoing.

(b) “Affiliates” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c) “Book-Entry Shares” shall mean non-certificated shares of Company Common Stock represented by book-entry.

(d) “Business Day” shall mean any day on which banks are not required or authorized to close in New York, New York.

(e) “Certificates” shall mean certificated shares of Company Common Stock.

(f) “Environmental Laws” shall mean all applicable Laws of any Governmental Entity having jurisdiction over Company or its Subsidiaries, addressing pollution, protection of the environment or the spill, disposal or release of, or the cleanup of or exposure to a spill, disposal or release of, hazardous or toxic substances, and all amendments to such Laws and all regulations implementing any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601 through 2629; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§300f through 300j; and any other analogous state or local Laws.

(g) “Excluded Class A Holder” shall mean (A) holders of shares of Class B Common Stock, (B) holders of shares of Class A Common Stock to which shares of Class A Common Stock were transferred by any holder of shares of Class B Common Stock after the date of this Agreement, (C) Parent or Merger Sub, (D) any officers or directors of Company or (E) any Affiliates or “associates” (as defined in Section 12b-2 of the Exchange Act) of any of the foregoing. The Special Committee shall make any and all determinations regarding the identity of Excluded Class A Holders, which determinations shall be binding, absent manifest error.

(h) “Facility” shall mean any facility owned, leased or operated by Company or any of its Subsidiaries.

(i) “Hazardous Substance” shall mean all pollutants, contaminants or toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including asbestos, polychlorinated biphenyls, hazardous or toxic medical wastes or urea formaldehyde, and any other substances, chemicals, compounds and wastes subject to regulation under any Environmental Law, including those protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

(j) “Intellectual Property Rights” shall mean rights in the following: (i) all trademarks, business identifiers, trade dress, design rights, service marks, trade names, domain names, brand names and other similar designations of source or origin; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all issued and pending patents and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, all invention disclosures and all proprietary rights associated therewith; (iv) all inventions, mask works, trade secrets and all other confidential or proprietary information, ideas, know how, processes, formulae, models, methodologies, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information) and shop and royalty rights; (v) all rights in other similar intangible assets; and (vi) all applications and registrations for any of the foregoing.

(k) “Lien” shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, any restriction on transfer, hypothecation, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge or preference or any priority or other security agreement or preferential arrangement of any kind (including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any financing lease having substantially the same economic effect as any of the foregoing).

(l) “Management Agreement” shall mean any Contract pursuant to which Company or any of its Subsidiaries manages the day-to-day operations of a Facility (or group of Facilities) that the Company and its Subsidiaries do not own or lease and any Contract relating to such management services.

(m) “Material Adverse Effect” shall mean any change, effect, event, development, fact, occurrence or circumstance (other than any change, effect, event, development, fact, occurrence or circumstance with respect to Parent or Merger Sub) that (i) is materially adverse to the business, assets, results of operations or financial condition of Company and its Subsidiaries, taken as a whole; provided, however, that a “Material Adverse Effect” shall not be deemed to mean or include any such change, effect, event, development, fact, occurrence or circumstance to the extent arising as a result of (A) the announcement or pendency of the transactions contemplated by this Agreement (except this clause (A) shall not apply to the use of Material Adverse Effect in the representations and warranties set forth in Section 3.3 or Section 3.20(b) or the closing condition set forth in Section 6.2(a) to the extent that such condition relates to the representations and warranties set forth in Section 3.3, Section 3.13(b)(iii)(B), Section 3.17(i) or Section 3.20(b)); (B) conditions affecting the industry in which Company and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which Company and its Subsidiaries operate; (C) the taking of any action expressly required by this Agreement (other than Company’s compliance with its obligations under Section 5.1(a)); (D) any change in applicable Laws or the interpretation thereof; (E) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (F) the failure of Company or any Subsidiary of Company to meet or achieve the results set forth in any estimate, projection or other forecast or plan or a decline in the price of shares of Class A Common Stock on the New York Stock Exchange or the credit rating of Company (provided that this clause (F) shall not prevent a determination that any change, effect, event, development, fact, occurrence or circumstance underlying such failure or decline has resulted in a Material Adverse Effect (to the extent such change, effect, event, development, fact, occurrence or circumstance is not otherwise excluded from this definition of Material Adverse Effect)); or (G) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity, an act of terrorism or a natural or man-made disaster; provided that the changes, effects, events, developments, facts, occurrences or circumstances referred to in clauses (B), (D), (E) and (G) shall be taken into account in determining whether there has been a Material Adverse Effect to the extent that such changes, effects, events, developments, facts, occurrences or circumstances have a disproportionate effect on Company or its Subsidiaries relative to other participants in the industry in which Company and its Subsidiaries participate or (ii) would prevent, materially impair or materially delay Company from consummating the transactions contemplated hereby.

(n) “Material Parent Healthcare Permits” shall mean (i) the state licenses to operate the assisted living facilities set forth in Section 8.16(n) of the Company Disclosure Letter and (ii) all permits or licenses for which Parent, its Affiliates (including from and after the Closing, Company and its Subsidiaries) or any of their respective Representatives would reasonably be expected to incur criminal liability as a result of Parent, its Affiliates (including from and after the Closing, Company and its Subsidiaries) or any of their respective Representatives failing to obtain such permits or licenses at or prior to the Closing.

(o) “Merger Consideration” shall mean the Class A Merger Consideration or the Class B Merger Consideration, as applicable.

(p) “NRS” shall mean Chapter 92A, Merger, Conversions, Exchanges and Domestications, of the Nevada Revised Statutes.

(q) “Occupancy Agreements” shall mean all occupancy, residency, tenancy and similar written agreements entered into with individual residents of the Facilities, and all amendments, modifications, supplements, renewals and extensions thereof.

(r) “Parent Healthcare Permits” shall mean all licenses and permits of Governmental Entities necessary for Parent or one of its Subsidiaries, as of and immediately following the Effective Time, to lawfully own, lease or operate, as applicable, each of the Facilities as currently operated in all material respects.

(s) “Parent Material Adverse Effect” shall mean any change, effect, event, development, fact, occurrence or circumstance (other than any change, effect, event, development, fact, occurrence or circumstance with respect to Company or its Subsidiaries) that would prevent, materially impair or materially delay Parent or Merger Sub from consummating the transactions contemplated hereby.

(t) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(u) “Regulatory Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other national, state, municipal or local Laws, Orders and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(v) “Required Opinion” shall mean the unqualified opinion of Grant Thornton LLP that the consolidated financial statements present fairly, in all material respects, the financial position, the results of operations and the cash flows of Company and its Subsidiaries in conformity with GAAP. For the avoidance of doubt, any opinion (whether favorable, adverse or otherwise) with respect to Company’s internal control over financial reporting or any qualification thereof shall not affect any determination of whether the GT Report includes the Required Opinion.

(w) “Specified Indebtedness” shall mean the indebtedness for borrowed money incurred by Company and its Subsidiaries pursuant to the Contracts set forth in Section 8.16(v) of the Company Disclosure Letter.

(x) “Subsidiary” of any Person shall mean any corporation or other form of legal entity an amount of the outstanding voting securities of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, fifty percent (50%) or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person.

(y) “Superior Proposal” shall mean a bona fide, written Acquisition Proposal that the Special Committee determines in good faith, after consultation with a nationally recognized financial advisor and outside legal counsel, and (i) after taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and (ii) if (and only if) such Acquisition Proposal relates to a sale of tangible assets in an amount less than one hundred percent (100%) of the consolidated tangible assets of Company, after considering the value of Company (as determined by the Special Committee in good faith after consultation with a nationally recognized financial advisor) after giving effect to such Acquisition Proposal and, if applicable, any proposed or contemplated future sale or sales of the remaining consolidated assets of Company, is (A) more favorable to Company’s stockholders than the transactions contemplated hereby (including, to the extent applicable, any adjustments to the terms hereof that Parent offered pursuant to Section 5.5) and (B) reasonably likely to be consummated in accordance with its terms; provided that for purposes of the definition of “Superior Proposal”, the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”.

(z) “Taxes” shall mean all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity under any Law, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and any amount owed in respect of any Law relating to unclaimed property or escheat, and any liability for any such amounts as a result of (i) being a member of a combined, consolidated, unitary, affiliated or similar group, (ii) being a transferee of or successor to any Person or (iii) a contractual obligation to indemnify any Person, regardless of whether disputed.

(aa) “Tax Return” shall mean a return, declaration, report, estimate, claim for refund, or information return or statement relating to, filed or required to be filed in connection with, any Taxes, including any schedule, form, attachment, amendment or document.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused their respective authorized officers to duly execute this Agreement and Plan of Merger as of the day and year first written above.

AID HOLDINGS, LLC

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

AID MERGER SUB, LLC

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

ASSISTED LIVING CONCEPTS, INC.

By:	/s/ Melvin Rhinelander
Name:	Melvin A. Rhinelander
Title:	Vice Chairman

ANNEX B

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ASSISTED LIVING CONCEPTS, INC.

ARTICLE I

NAME

The name of the corporation is Assisted Living Concepts, Inc. (hereinafter, the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the resident agent of the Corporation is One East First Street, Reno, Nevada 89501. The name of the resident agent at that address is The Corporation Trust Company of Nevada. The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes, Chapter 78 (the “NCL”).

ARTICLE IV

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE V

CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, each having a par value of one cent ($0.01).

ARTICLE VI

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws so provide.

ARTICLE VII

LIMITATION ON PERSONAL LIABILITY

The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the NCL. The Corporation shall, to the fullest extent permitted by the NCL, indemnify and hold harmless its directors, officers, employees and agents under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, insurance, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any Bylaws.

ARTICLE IX

STOCKHOLDER MATTERS

Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the NCL) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

CERTAIN NEVADA LAW PROVISIONS

The Corporation hereby expressly elects not to be governed by Section 411 to Section 444 of the

NCL (NRS 78.411 to 78.444), inclusive, or any successor provisions thereto. The provisions of Section 378 to 3793 of the NCL (NRS 78.378 to 78.3793), or any successor provisions thereto, shall not apply to the Corporation or to any acquisition of a controlling interest by any current or future holder of Common Stock or Preferred Stock of the Corporation.

ARTICLE XI

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ANNEX C

AMENDED AND RESTATED BYLAWS OF THE SURVIVING CORPORATION

AMENDED AND RESTATED BYLAWS

OF

ASSISTED LIVING CONCEPTS, INC.

ARTICLE I

IDENTIFICATION

Section 1.01.    Name. The name of the corporation is Assisted Living Concepts, Inc. (the “Corporation”)

Section 1.02.    Principal Executive Office; Registered Office. The board of directors of the Corporation (the “Board of Directors”) shall fix the location of the principal executive office of the Corporation at any place within or without the State of Nevada. The Board of Directors shall fix and designate a registered office in the State of Nevada.

Section 1.03.    Other Offices. The Corporation may also have offices at such other places both within and without the State of Nevada as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.04.    Records. The books and records of the Corporation may be kept outside the State of Nevada at such place or places as may be from time to time designated by the Board of Directors.

Section 1.05.    Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

ARTICLE II

STOCK

Section 2.01.    Issuance of Shares. The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the Corporation, including, but not limited to, cash, promissory notes, services performed, contracts for services to be performed or other securities of the Corporation. The judgment of the Board of Directors as to the consideration received for the shares issued is conclusive in the absence of actual fraud in the transaction.

Section 2.02.    Payment of Shares. When payment of the consideration for which shares are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable.

Section 2.03.    Certificates Representing Shares and Uncertificated Shares. Unless otherwise provided in the articles of incorporation of the Corporation (the “Articles of Incorporation”) or a resolution of the Board of Directors, each holder of the shares of stock of the Corporation shall be entitled to a certificate signed by the President or a Vice President and the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation. Unless otherwise provided in the Articles of Incorporation, the Board of Directors may by resolution authorize the issuance of uncertificated shares of some or all of the shares of any or all of its classes or series. The issuance of uncertificated shares has no effect on existing certificates for shares until surrendered to the Corporation, or on the respective rights and obligations of the stockholders. Unless otherwise provided by a specific statute, the rights and obligations of stockholders are identical whether or not their shares of stock are represented by certificates.

Section 2.04.    Transfer of Stock. The Corporation must register a transfer of shares if the requirements of NRS 104.8401 are satisfied.

ARTICLE III

THE SHAREHOLDERS

Section 3.01.    Place of Meetings. Meetings of the shareholders of the Corporation (the “Shareholders”) shall be held at such place within or without the State of Nevada as may be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 3.02.    Annual Meetings. Unless the Shareholders have executed and delivered a written consent for such purpose, the Shareholders shall elect the Directors at the annual meeting of the Shareholders, which shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the annual meeting of Shareholders.

Section 3.03.    Special Meetings. Special meetings of the Shareholders may be called by the President, the Board of Directors, or by the Secretary at the written request (stating the purpose or purposes for which the meeting is called) of the holders of not less than one-tenth of all the shares entitled to vote at the meeting.

Section 3.04.    Notice of Meetings; Waiver. Written notice stating the place, day, and hour of the meeting and, in case of a special meeting the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, or the officer or persons calling the meeting, to each registered holder entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the registered holder at his address as it appears on the stock transfer books of the Corporation, with postage on it prepaid. Waiver by a Shareholder in writing of notice of a Shareholders’ meeting shall constitute a waiver of notice of the meeting, whether executed and/or delivered before or after such meeting.

Section 3.05.    Quorum. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the Shareholders. The Shareholders present at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough Shareholders to leave less than a quorum. The act of a majority of the shares entitled to vote at a meeting at which a quorum is present shall be the act of the Shareholders, unless a greater number is required by applicable law.

Section 3.06.    Proxies. A Shareholder may vote either in person or by proxy executed in writing by the Shareholder or by his duly authorized attorney-in-fact.

Section 3.07.    Action Without A Meeting. Any action that may be taken at a meeting of the Shareholders may be taken without a meeting if a consent in writing, setting forth the actions taken, shall be signed by the Shareholders holding at least a majority of the voting power, unless a greater proportion of voting power is required for such an action at a meeting, as the case may be.

ARTICLE IV

THE BOARD OF DIRECTORS

Section 4.01.    Number and Qualifications. The business and affairs of the Corporation shall be managed by a Board of Directors initially consisting of three (3) Directors. The number of Directors may be increased or decreased at any time by a resolution of the Shareholders or the Board of Directors.

Section 4.02.    Election. Members of the initial Board of Directors shall hold office until the first annual meeting of Shareholders and until their successors shall have been elected and qualified. At the first annual meeting of Shareholders and at each annual meeting thereafter, the Shareholders shall elect Directors to hold office until the next succeeding annual meeting. Each Director shall hold office for the term for which such Director is elected and until such Director’s successor shall be elected and qualified or until such Director’s earlier resignation or removal. Notwithstanding anything herein to the contrary, any Director may be removed from office at any time by the vote or written consent of Shareholders representing not less than two-thirds of the issued and outstanding stock entitled to vote.

Section 4.03.    Vacancies. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of the majority of the remaining Directors though less than a quorum of the Board of Directors. A Director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, subject to removal as aforesaid.

Section 4.04.    Place of Meeting. Meetings of the Board of Directors, annual, regular or special, may be held either within or without the State of Nevada. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors, or any committee, by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to be heard and to hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 4.05.    Annual Meetings. Immediately after the annual meeting of the Shareholders, the Board of Directors may meet each year for the purpose of organization, election of officers, and consideration of any other business that may be brought before the meeting. Oral announcement of the time and place of the meeting of the Board of Directors made by the presiding officer at the Shareholder meeting or the presiding officer’s designee, pursuant to a call by the Chairman of the Board of Directors, the president of the Corporation or any two directors of the Corporation, shall be sufficient notice of such meeting of the Board of Directors.

Section 4.06.    Other Meetings. Other meetings of the Board of Directors may be held upon notice by letter, facsimile, cable, or electronic mail, delivered for transmission not later than during the third day immediately preceding the day for the meeting, or by word of mouth, telephone, or radiophone received not later than during the second day preceding the day for the meeting, upon the call of the President or Secretary of the Corporation at any place within or without the State of Nevada. Notice of any meeting of the Board of Directors may be waived in writing signed by the person or persons entitled to the notice, whether before or after the time of the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of the meeting.

Section 4.07.    Quorum. A majority of the number of Directors holding office shall constitute a quorum for the transaction of business. The act of the majority of the Directors present at a meeting at which a quorum has been achieved shall be the act of the Board of Directors unless the act of a greater number is required by applicable law.

Section 4.08.    Action Without A Meeting. Any action that may be taken at a meeting of the Directors, or of a committee thereof, may be taken without a meeting if a consent in writing, setting forth the actions taken, shall be signed by all of the Directors, or all of the members of the committee, as the case may be.

Section 4.09.    Powers. The Board of Directors may exercise all of the powers granted the board under Nevada law, the Articles of Incorporation or these Amended and Restated Bylaws.

ARTICLE V

THE OFFICERS

Section 5.01.    Officers. The officers of the Corporation shall consist of a President, Secretary and Treasurer, and may also include a Chairman of the Board of Directors, one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers, or such other officers or assistant officers or agents as may be provided herein, or otherwise deemed necessary, from time to time by the Board of Directors. Officers need not be Directors of the Corporation. Each officer so elected shall hold office until his successor is elected and qualified, but shall be subject to removal at any time by the vote or written consent of a majority of the Directors. Any Officer may resign at any time upon written notice to the Secretary of the Corporation.

Section 5.02.    Vacancies. Whenever any vacancies shall occur in any office by death, resignation, increase in the number of offices of the Corporation, or otherwise, the same shall be filled by the Board of Directors, and the officer so elected shall hold office until his successor is elected and qualified, subject to removal as aforesaid.

Section 5.03.    The Chairman of the Board of Directors (the “Chairman”). If the Board of Directors elects a Chairman, the Chairman shall preside at all meetings of the Directors, discharge all duties incumbent upon the presiding officer, and shall perform such other duties as these Amended and Restated Bylaws provide or the Board of Directors may prescribe.

Section 5.04.    The President. The President shall have active executive management of the operations of the Corporation, subject, however, to the control of the Board of Directors. He shall preside at all meetings of Shareholders, discharge all the duties incumbent upon a presiding officer, and perform such other duties as these Amended and Restated Bylaws provide or the Board of Directors may prescribe. The President shall have full authority to execute proxies on behalf of the Corporation, to vote stock owned by it in any other corporation, and to execute powers of attorney appointing other corporations, partnerships, or individuals the agent of the Corporation.

Section 5.05.    The Vice President. If the Board of Directors elects a Vice President, the Vice President shall perform all duties incumbent upon the President during the absence or disability of the President, and shall perform such other duties as these Amended and Restated Bylaws may provide or the Board of Directors may prescribe.

Section 5.06.    The Secretary. The Secretary shall attend all meetings of the Shareholders and of the Board of Directors, and shall keep a true and complete record of the proceedings of these meetings. He shall be custodian of the records of the Corporation. He shall attend to the giving of all notices and shall perform such other duties as these Amended and Restated Bylaws may provide or the Board of Directors may prescribe.

Section 5.07.    The Treasurer. The Treasurer shall keep correct and complete records of account, showing accurately at all times the financial condition of the Corporation. He shall be the legal custodian of all moneys, notes, securities, and other valuables that may from time to time come into the possession of the Corporation. He shall immediately deposit all funds of the Corporation coming into his hands in some reliable bank or other depositary to be designated by the Board of Directors, and shall keep this bank account in the name of the Corporation. He shall furnish at meetings of the Board of Directors, or whenever requested, a statement of the financial condition of the Corporation, and shall perform such other duties as these Amended and Restaetd Bylaws may provide or the Board of Directors may prescribe. The Treasurer may be required to furnish bond in such amount as shall be determined by the Board of Directors.

Section 5.08.    Transfer of Authority. In case of the absence of any officer of the Corporation, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may transfer the powers or duties of that officer to any other officer or to any Director or employee of the Corporation, provided a majority of the full Board of Directors concurs.

ARTICLE VI

NEGOTIABLE INSTRUMENTS, DEEDS, AND CONTRACTS

All checks, drafts, notes, bonds, bills of exchange, and orders for the payment of money of the Corporation; all deeds, mortgages, and other written contracts and agreements to which the Corporation shall be a party; and all assignments or endorsements of stock certificates, registered bonds, or other securities owned by the Corporation shall, unless otherwise required by law, or otherwise authorized by the Board of Directors as hereinafter set forth, be signed by the Chairman or by anyone of the following officers: President, Secretary or Treasurer. The Board of Directors may designate one or more persons, officers or employees of the Corporation, who may, in the name of the Corporation and in lieu of, or in addition to, those persons hereinabove named, sign such instruments; and may authorize the use of facsimile signatures of any of such persons.

ARTICLE VII

INDEMNIFICATION OF OFFICERS, DIRECTORS,

EMPLOYEES AND AGENTS; INSURANCE

Section 7.01.    Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a Director, officer, agent or employee of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee, fiduciary, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director, officer, partner, employee, fiduciary, agent or trustee, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, taxes in respect of the Employee Retirement Income Security Act of 1974 (“ERISA”) or penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee (i) is not liable pursuant to Chapter 78 of the Nevada Revised Statutes (the “NCL”), Title 7, Section 138, or any successor thereto or (ii) acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee is liable pursuant to Section 138 of the NCL or that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 7.02.    Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee (i) is not liable pursuant to Section 138 of the NCL or (ii) acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Article VII, Section 7.02 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which such court deems proper.

Section 7.03.    Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article VII (but subject to Section 7.08 of this Article VII), to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 7.01 and 7.02 of this Article VII, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

Section 7.04.    Advance of Expenses. In the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article VII, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment. Any advances or undertakings to repay pursuant to this Section 7.04 shall be unsecured and interest-free.

Section 7.05.    Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Article VII, Section 7.05. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article VII. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article VII for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

Section 7.06.    Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Sections 7.01 through 7.04 of this Article VII, an Indemnitee shall submit to the Corporation a written request. Any such indemnification or advancement of expenses shall be made as soon as practicable after written demand by Indemnitee therefor is presented to the Corporation, and in any event within (i) in the case of indemnification under Section 7.03 or Section 7.04, twenty (20) business days after receipt by the Corporation of the written request of Indemnitee, or (ii) in the case of all other indemnification, 45 business days after receipt by the Corporation of the written request of Indemnitee, unless with respect to requests under this clause (ii), the Corporation (y) has assumed the defense pursuant to Section 7.05 of this Article VII (and none of the circumstances described in Section 7.05 of this Article VII that would nonetheless entitle Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (z) has determined, by clear and convincing evidence, within such forty-five (45) business-day period referred to above, that Indemnitee did not meet the applicable standard of conduct. Such determination, and any determination that advanced expenses must be repaid to the Corporation, shall be made in each instance (i) if requested by the Indemnitee, by independent legal counsel in a written opinion or (ii) if no request is made by the Indemnitee for a determination by independent legal counsel, (A) by the Board of Directors by a majority vote of a quorum consisting solely of Directors who are not at that time parties to the action, suit or proceeding in question (“Disinterested Directors”), or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (C) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation.

Section 7.07.    Remedies. The right to indemnification or advancement of expenses as granted by this Article VII shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 7.06 of this Article VII that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with any action instituted by Indemnitee to enforce or interpret its right to indemnification, in whole or in part, shall also be indemnified by the Corporation, regardless of whether Indemnitee is ultimately successful in such action, unless as a part of such action a court of competent jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 7.04 of this Article VII to advancement of expenses with respect to such action.

Section 7.08.    Limitations. Notwithstanding anything to the contrary in this Article VII, except as set forth in Section 7.07 of this Article VII, the Corporation shall not indemnify an Indemnitee pursuant to this Article VII in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors. Notwithstanding anything to the contrary in this Article VII, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

Section 7.09.    Subsequent Amendment. No amendment, termination or repeal of this Article VII or of the relevant provisions of the NCL or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 7.10.    Other Rights. Notwithstanding any provision in these Amended and Restated Bylaws to the contrary, the Corporation shall, to the fullest extent permitted by Nevada law, indemnify and hold harmless any person made or threatened to be made a party to any action by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director, officer, employee or agent of the Corporation, or while a Director, officer, employee or agent of the Corporation is or was serving, at the Corporation’s request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer, employee or agent. The indemnification and advancement of expenses provided by this Article VII shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any statute, provision of the Articles of Incorporation or these Amended and Restated Bylaws, agreement or vote of stockholders or Disinterested Directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of any such Indemnitee. Nothing contained in this Article VII shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers, directors, employees and agents providing indemnification rights and procedures different from those set forth in this Article VII. In addition, the Corporation may, to the extent authorized from time to time by the Board of Directors, grant indemnification rights to other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VII.

Section 7.11.    Partial Indemnification. If an Indemnitee is entitled under any provision of this Article VII to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines, ERISA taxes or penalties or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines, ERISA taxes or penalties or amounts paid in settlement to which Indemnitee is entitled.

Section 7.12.    Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NCL.

Section 7.13.    Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines, ERISA taxes or penalties and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 7.14.    Subsequent Legislation. If the NCL is amended after adoption of this Article VII to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the NCL, as so amended.

ARTICLE VIII

AMENDMENTS

The power to alter, amend, or repeal these Amended and Restated Bylaws, or adopt new Bylaws, is vested in the Board of Directors, but the affirmative vote of a majority of the Board of Directors holding office shall be necessary to effect any such action.

I hereby certify that the foregoing Amended and Restated Bylaws are a true and correct copy of the Amended and Restated Bylaws of Assisted Living Concepts, Inc. as adopted on the         day of                     , 2013.

, Secretary

ANNEX D

FINANCIAL ADVISOR OPINION

February 25, 2013

The Special Committee of the Board of Directors

Assisted Living Concepts, Inc.

W140 N8981 Lilly Road

Menomonee Falls, WI 53051

Members of the Special Committee of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Class A common stock of Assisted Living Concepts, Inc. (“ALC”) of the Merger Consideration (defined below) to be received by such holders (other than Excluded Class A Holders (defined below)) pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of February 25, 2013 (the “Merger Agreement”), by and among Aid Holdings, LLC (“Parent”), Aid Merger Sub, LLC (“Merger Sub”) and ALC. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into ALC (the “Merger”) and (ii) each outstanding share of Class A common stock, par value $0.01 per share, of ALC (“ALC Class A Common Stock”), will be converted into the right to receive $12.00 in cash (the “Merger Consideration”). For purposes of this opinion, (A) holders of shares of Class B common stock, par value $0.01 per share, of ALC (“ALC Class B Common Stock”), (B) holders of shares of ALC Class A Common Stock to which shares of ALC Class A Common Stock were transferred by any holder of shares of ALC Class B Common Stock after the date of the Merger Agreement, (C) Parent or Merger Sub, (D) any officers or directors of ALC and (v) any Affiliates (as defined in the Merger Agreement) and “associates” (as defined in Section 12b-2 of the Securities Exchange Act of 1934, as amended) of any of the foregoing are collectively referred to as “Excluded Class A Holders.”

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of ALC concerning the business, operations and prospects of ALC. We examined certain publicly available business and financial information relating to ALC as well as certain financial forecasts and other information and data relating to ALC which were provided to or discussed with us by the management of ALC. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of ALC Class A Common Stock; the historical and projected earnings and other operating data of ALC; and the capitalization and financial condition of ALC. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of ALC. In connection with our engagement and at the direction of the Special Committee of the Board of Directors of ALC (the “Special Committee”), we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of ALC. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of ALC that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to ALC provided to or otherwise reviewed by or discussed with us, we have been advised by the management of ALC that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ALC as to the future financial performance ALC.

D-1

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on ALC or the Merger. We have assumed, based on our discussions with ALC management, that ALC will be in default of its Credit Agreement, dated as of February 18, 2011, as amended as of May 18, 2012, August 1, 2012 and December 31, 2012, among ALC, the lenders party thereto, and U.S. Bank National Association (as amended through the date hereof, the “Credit Agreement”), as of March 31, 2013 unless it enters into an agreement for the repayment of all of the obligations under the Credit Agreement on or prior to such date and that obtaining any alternative financing to make such repayment is not assured. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ALC nor have we made any physical inspection of the properties or assets of ALC. Our opinion does not address the underlying business decision of ALC to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for ALC or the effect of any other transaction in which ALC might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Special Committee in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and in the future may provide, investment banking and financial advisory services to affiliates of Parent unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, having acted as financial advisor to TPG Capital, L.P. in connection with its acquisitions of Immucor, Inc., HCP Holdings Inc. and the global distribution business of Ashland Inc. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of ALC for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with ALC, Parent and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Special Committee in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of ALC Class A Common Stock (other than Excluded Class A Holders).

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

D-2

ANNEX E

NEVADA REVISED STATUTES SECTIONS 92A.300 TO 92A.500

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3. Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

(Added to NRS by 1995, 2088; A 2009, 1722)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723)

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2. If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723)

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724)

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

è	The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725)

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725)

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815)

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.1

Important Notice of Internet Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on [ ], 2013 – the Notice, Proxy Statement and Proxy Card are available under the heading “Periodic Reports and Proxy Statements” in the “Investor Relations” section at www.alcco.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Assisted Living Concepts, Inc.

W140 N8981 Lilly Road

Menomonee Falls, Wisconsin 53051 (262) 257-8888

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [ ], 2013

THIS PROXY IS SOLICITED BY THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

Melvin A. Rhinelander and Malen S. Ng, or either of them, with power of substitution to each, are hereby authorized to represent the undersigned at the Special Meeting of Stockholders (the “Meeting”) of Assisted Living Concepts, Inc. (the “Company”) to be held at [ ] on [ ] 2013, at 10:00 a.m., local time, and to vote the number of shares which the undersigned would be entitled to vote if personally present on the matters listed on the reverse side hereof and in accordance with their best judgment with respect to such other matters as may be properly presented at the Meeting and any and all adjournments or postponements thereof, all as set out in the Notice and the Proxy Statement relating to the Meeting, receipt of which is hereby acknowledged.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, then the Proxy will be voted FOR Proposal 1 and FOR Proposal 2.

Important Notice of Internet Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on [ ], 2013 – the Notice, Proxy Statement and Proxy Card are available under the heading “Periodic Reports and Proxy Statements” in the “Investor Relations” section at www.alcco.com.

(Continued, and to be signed on the reverse side.)

Assisted Living Concepts, Inc.

IMPORTANT SPECIAL MEETING INFORMATION 000004

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies [ submitted by the Vote ]. Internet by Internet or telephone must be received by

• Go to www.investorvote.com/ALC

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Special Committee and the Board of Directors unanimously recommend a vote FOR Proposal 1 and FOR Proposal 2.

For Against Abstain

1. To approve the Agreement and Plan of Merger, dated February 25, 2013 (the “merger agreement”), by and + among the Company, Aid Holdings, LLC, a Delaware limited liability company (“Parent”), and Aid Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Parent; and

For Against Abstain

2. To consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, as specified and disclosed in the Proxy Statement.

B Non-Voting Items

Change of Address — Please print new address below. Meeting Attendance

Mark box to the right if you plan to attend the Special Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MMMMMM 1 U P X N O J B 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

00000B